                               13,800,000 SHARES

      [LOGO]
                         ENTERTAINMENT PROPERTIES TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST
                           (PAR VALUE $.01 PER SHARE)
                                ----------------

    Entertainment Properties Trust, a Maryland real estate investment trust (the "Company"), was formed in August 1997 to capitalize on the opportunities created by the development of destination entertainment and entertainment-related properties including larger theatre complexes. The Company's initial portfolio will consist of twelve megaplex theatres (the "Initial Properties") purchased from subsidiaries of AMC Entertainment Inc. ("AMCE") for an aggregate purchase price of approximately $248.8 million. The Company will also have options to acquire up to five additional megaplex theatres (the "Option Properties") for an estimated aggregate purchase price of $138.5 million. The Company will lease all of the Initial Properties and, if acquired, the Option Properties to American Multi-Cinema, Inc. ("AMC"), a wholly owned subsidiary of AMCE. The Company intends to pay regular quarterly distributions, initially at a rate of $1.60 per share per annum, beginning with a pro-rated dividend for the quarter ended December 31, 1997. See "Distributions." Upon consummation of the Formation Transactions (as defined herein), the Company will have no outstanding indebtedness and $200 million available under a bank credit facility.

    All of the common shares of beneficial interest, $0.01 par value per share (the "Shares"), offered hereby (the "Offering") are being sold by the Company. Concurrently with the Offering, certain executive officers will purchase 120,000 Shares from the Company at the initial public offering price. Prior to the Offering, there has been no public market for the Shares. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Shares have been approved for listing on the New York Stock Exchange ("NYSE") under the symbol "EPR."

    SEE "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS PROSPECTUS FOR A DISCUSSION OF MATERIAL RISKS RELEVANT TO AN INVESTMENT IN THE SHARES.

    The risk factors include:

    - The dependence on AMC, as the lessee of the Initial Properties and, if acquired, the Option Properties, and AMCE, as the guarantor of AMC's lease obligations, for the Company's initial revenues and ability to make distributions.

    - Potential conflicts of interest between the Company and its affiliates and AMCE and its affiliates, including the lack of arm's-length negotiations with respect to the purchase price of, and the leaseback provisions for, the Initial Properties and the Option Properties (the "Properties").

    - The Company's lack of operating history, management's lack of experience in operating a real estate investment trust and the availability of suitable acquisition and development opportunities.

    - Actual Cash Available for Distribution (as hereinafter defined) may be insufficient to allow the Company to maintain its proposed initial distribution rate of $1.60 per Share per annum, particularly in light of the Company's 96.6% initial payout ratio.

    - Operating risks inherent in the entertainment industry that may affect the operations of the Company's tenants.

    - Dependence on key personnel, particularly the Company's President, Chief Financial Officer and Chairman of the Board of Trustees.

    - Inability to obtain any or all consents or waivers necessary to effect the Formation Transactions.

    - General real estate investment risks that may affect the Company's properties, the value of the Shares and the Company's ability to make distributions.

    - Absence of limitation on the amount of indebtedness the Company can incur.

    - The taxation of the Company as a regular corporation if it fails to qualify as a real estate investment trust.

    - Anti-takeover effects of restrictions on the ownership of Shares to 9.8% of the outstanding shares.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                               ------------------

                                                                    INITIAL PUBLIC  UNDERWRITING    PROCEEDS TO
                                                                    OFFERING PRICE   DISCOUNT(1)    COMPANY(2)
                                                                    --------------  -------------  -------------
Per Share.........................................................      $20.00          $1.30         $18.70
Total(3)..........................................................  $ 276,000,000   $ 17,784,000   $ 255,816,000

------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $2.0 million payable by the Company.
(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 2,052,000 Shares at the initial public offering price per Share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total Initial Public Offering Price, Underwriting Discount and Proceeds to Company will be $317,040,000, $20,451,600 and $296,588,400, respectively. See "Underwriting."
                             ---------------------

    The Shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the Shares will be ready for delivery in New York, New York on or about November 21, 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.                                  MORGAN STANLEY DEAN WITTER
            FURMAN SELZ
                       PRUDENTIAL SECURITIES INCORPORATED
                                             SALOMON BROTHERS INC
                                  ------------

               The date of this Prospectus is November 18, 1997.

[PICTORIAL COLLAGE OF 18 EXTERIOR AND INTERIOR PHOTOGRAPHS OF THE AMC AND AMCE MEGAPLEX THEATRES TO BE ACQUIRED BY THE COMPANY. HIGHLIGHTS INCLUDE FRONTAL EXTERIOR SHOTS, INTERIOR BOX OFFICE AND CONCESSION STANDS, STADIUM AMC LOVESEAT-TM- STYLE SEATING, TORUS-TM- COMPOUND CURVED SCREENS AND HIGH IMPORT THEATRE SYSTEMS.]

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SHARES, INCLUDING OVER- ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SHARES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               TABLE OF CONTENTS

                                       PAGE
                                       -----
AVAILABLE INFORMATION.............           1
PROSPECTUS SUMMARY................           2
  The Company.....................           2
  Summary Risk Factors............           3
  Business Objectives and
    Strategies....................           5
    Growth Strategy...............           5
    Operating Strategy............           5
    Capitalization Strategy.......           5
  Business of the Company and its
    Properties....................           6
    The Properties................           6
    The Initial Properties........           6
    The Option Properties.........           7
    Future AMCE Properties........           8
    Planet Movies Properties......           8
    Entertainment Themed Retail
      Centers.....................           8
  Leases..........................           9
  Conflicts of Interest and
    Benefits to Certain Persons...          10
  Forecasted Distributions........          10
  Summary Selected Financial
    Information...................          11
  AMC Entertainment Inc...........          13
  The Offering....................          13
  Tax Status of the Company.......          14
RISK FACTORS......................          15
  Dependence on AMC and AMCE for
    the Company's Initial Revenues
    and Ability to Make
    Distributions.................          15
  Conflicts of Interest...........          16
    Affiliated Trustees...........          16
    Lessees Other Than AMC........          16
    Purchase Price of the
      Properties..................          16
    Terms of the Leases...........          16
    Potential for Future
      Conflicts...................          16
  Lack of Operating History.......          17
  Ability to Maintain Initial
    Distribution Rate.............          17
  Operating Risks Inherent in the
    Entertainment Industry That
    May Affect the Operations of
    the Company's Tenants.........          18
  Dependence on Key Personnel.....          18
  Inability to Obtain Consents or
    Waivers Required to Effect
    Formation Transactions........          18
  General Real Estate Investment
    Risks That May Affect the
    Company's Properties, the
    Value of the Shares and the
    Company's Ability to Make
    Distributions.................          19
    General.......................          19
    Interest Rates and Debt
      Financing...................          19
    Absence of Limitation on
      Company Indebtedness........          19
    Government Regulations........          20
    Uninsured Loss................          20
    Competition...................          20
    Risks of Real Estate
      Development.................          21
    Risks of Investments in
      Mortgages...................          21
    Effect of Bankruptcy on
      Leases......................          21
  Taxation of the Company as a
    REIT..........................          22
    Tax Liabilities as a
      Consequence of the Failure
      to Qualify as a REIT........          22
    Other Tax Consequences........          22
  Anti-Takeover Effects of
    Limitations on Size of
    Holdings of Shares and other
    Charter Provisions............          22
    Ownership Limit...............          22
    Classified Board..............          22

                                       PAGE
                                       -----
    Shares and Preferred Shares...          22
    Business Combinations and
      Control Share
      Acquisitions................          23
    Advance Notice Provisions.....          23
  Lack of Control Over Day-to-Day
    Operations and Management of
    the Properties................          23
  Changes in Policies.............          23
  No Prior Market for Shares......          24
  Effect of Market Interest Rates
    on Share Prices...............          24
  Dilution........................          24
THE COMPANY.......................          25
  General.........................          25
  Business Objectives and
    Operating Strategies..........          25
USE OF PROCEEDS...................          28
CAPITALIZATION....................          29
FORECASTED DISTRIBUTIONS..........          30
DILUTION..........................          32
THE COMPANY'S SELECTED FINANCIAL
  INFORMATION.....................          33
THE COMPANY'S MANAGEMENT'S
  DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS...................          35
  Overview........................          35
  Results of Operations...........          35
  Forecast Results of
    Operations....................          35
  Liquidity and Capital
    Resources.....................          36
  Funds from Operations...........          37
  Inflation.......................          37
BUSINESS OF THE COMPANY AND ITS
  PROPERTIES......................          38
  Overview........................          38
  The Properties..................          38
  Land Parcels....................          48
  Future AMCE Properties..........          49
  Planet Movies Properties........          50
  Theatrical Exhibition Industry
    and Megaplex Theatres.........          50
  Entertainment Themed Retail
    Centers.......................          52
  Governmental Regulations
    Affecting the Properties......          52
  Insurance Coverage..............          53
  Competition.....................          53
  Legal Proceedings...............          53
LEASES............................          54
MANAGEMENT........................          59
  Trustees and Executive Officers
    of the Company................          59
  Classification of Trustees......          60
  Committees of the Board.........          60
  Compensation of Trustees........          61
  Executive Compensation..........          61
  Employment Agreements...........          62
  Compensation Programs...........          62
  Trustee Liability Limitation and
    Indemnification...............          65
AMC ENTERTAINMENT INC.............          67
  Business of AMCE................          67
  AMCE Properties.................          68
  AMCE's Selected Consolidated
    Financial Information.........          68
  AMCE's Management's Discussion
    and Analysis of Financial
    Condition and Results of
    Operations....................          71
  Liquidity and Capital
    Resources.....................          78
  Other...........................          80
  Recently Issued Financial
    Accounting Pronouncements.....          80

                               TABLE OF CONTENTS

                                       PAGE
                                       -----
CERTAIN RELATIONSHIPS AND
  TRANSACTIONS....................          81
  Purchase of Initial
    Properties....................          81
  Option Properties...............          81
  Right to Purchase...............          81
  Employment Agreements...........          81
  Purchase of Shares by Executive
    Officers......................          81
POLICIES AND OBJECTIVES WITH
  RESPECT TO CERTAIN ACTIVITIES...          82
  Investment Objectives and
    Policies......................          82
  Dispositions; AMC's Right of
    First Refusal and First
    Offer.........................          82
  Financing.......................          83
  Working Capital Reserves........          83
  Conflict of Interest Policies...          83
  Declaration of Trust and Bylaw
    Provisions....................          83
  Other Policies..................          84
CONFLICTS OF INTEREST.............          84
  General.........................          84
  Potential Conflicts of
    Interest......................          84
THE FORMATION TRANSACTIONS........          86
  Benefits to the Company and its
    Officers and Trustees.........          86
  Benefits to AMCE................          87
PRINCIPAL SHAREHOLDERS OF THE
  COMPANY.........................          88
RELATIONSHIP BETWEEN AMCE AND THE
  COMPANY AFTER THE FORMATION
  TRANSACTIONS....................          88
DESCRIPTION OF SHARES OF
  BENEFICIAL INTEREST.............          90
  General.........................          90
  Common Shares...................          90
  Preferred Shares................          91
  Power to Issue Additional Shares
    and Preferred Shares..........          91
  Restriction on Size of Holdings
    of Shares.....................          91

                                       PAGE
                                       -----
PROVISIONS OF MARYLAND LAW AND OF
  THE COMPANY'S DECLARATION OF
  TRUST AND BYLAWS................          93
  Classification and Removal of
    the Trustees..................          93
  Business Combinations...........          94
  Control Share Acquisitions......          94
  Amendment to the Declaration of
    Trust.........................          95
  Dissolution of the Company......          95
  Advance Notice of Trustee
    Nominations and New
    Business......................          95
  Anti-takeover Effect of Certain
    Provisions of Maryland Law and
    of the Declaration of Trust
    and Bylaws....................          96
  Maryland Asset Requirements.....          96
SHARES AVAILABLE FOR FUTURE
  SALE............................          96
FEDERAL INCOME TAX CONSEQUENCES...          97
  Taxation of the Company as a
    REIT..........................          97
  Taxation of Holders of Shares...         103
  Other Tax Consequences..........         107
UNDERWRITING......................         108
EXPERTS...........................         110
VALIDITY OF SHARES................         110
INCORPORATION BY REFERENCE........         111
GLOSSARY..........................         112
INDEX TO FINANCIAL STATEMENTS.....         F-1

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-11 (the "Form S-11") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby, and AMCE has filed a Registration Statement on Form S-3 under the Securities Act (the "Form S-3") (the Form S-11 and the Form S-3 are collectively referred to as the "Registration Statement"). This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Shares, reference is made to the Registration Statement and such exhibits filed therewith. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

    For further information with respect to the Company, AMCE and the Shares, reference is made to the Registration Statement and such exhibits, copies of which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file documents with the Commission, including the Company, and the address is http://www.sec.gov. Moreover, application will be made to list the Shares on the New York Stock Exchange (the "NYSE"). Accordingly, upon official notice of issuance, periodic reports, proxy material, and other information concerning the Company, when filed, may be inspected at the offices of the NYSE, Operations, 20 Broad Street, New York, New York 10005.

    Following the closing of the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will, therefore, be required to file reports, proxy and information statements and other information with the Commission pursuant to the reporting requirements of Section 13(a) thereof, in addition to any other legal or NYSE requirements. Such reports, statements and information can also be inspected and copied at the Commission's offices and web site listed above.

    AMCE is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. Such reports and other information can be inspected and copied at prescribed rates at the public reference facilities mentioned above.

    AMCE Common Stock and Convertible Preferred Stock are listed on the AMEX and AMCE Common Stock is listed also on the Pacific Stock Exchange. AMCE's periodic reports and proxy statements filed under the Exchange Act as well as other information concerning AMCE can be requested at the American Stock Exchange, 86 Trinity Place, New York 10086 and at the Pacific Stock Exchange, 301 Pine Street, Suite 1104, San Francisco, California 94104.

    The Company intends to furnish its shareholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO THE FORECAST RESULTS OF OPERATIONS OF THE COMPANY AND PLANS AND OBJECTIVES OF THE COMPANY AND AMCE FOR FUTURE OPERATIONS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY OR AMCE TO BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SEE "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS PROSPECTUS FOR A DISCUSSION OF MATERIAL RISKS RELEVANT TO AN INVESTMENT IN THE SHARES. NEITHER THE COMPANY NOR AMCE UNDERTAKES ANY OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY FUTURE REVISIONS IT MAY MAKE TO FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and financial statements, and the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes (i) the consummation of the Formation Transactions; and
(ii) no exercise of the Underwriters' over-allotment option. References to AMC Entertainment Inc. ("AMCE") and American Multi-Cinema, Inc. ("AMC") include their consolidated subsidiaries unless the context otherwise requires. See "Glossary" beginning on page 112 for the definitions of certain terms used in this Prospectus.

                                  THE COMPANY

    The Company is being formed to capitalize on the opportunities created by the development of destination entertainment and entertainment-related properties including larger theatre complexes. The Company believes that entertainment is emerging as an important and discrete sector of the retail real estate industry and, as a result of its focus on properties in this sector, it will have a competitive advantage in providing capital to operators of such properties. The principal business strategy of the Company is to acquire and develop a diversified portfolio of high-quality properties leased to entertainment and entertainment-related business operators generally under long-term triple net leases that require a tenant to pay substantially all expenses associated with the operations of the leased property. The Company will focus primarily on megaplex theatres and entertainment themed retail centers. Megaplex theatres have at least 14 screens with predominantly stadium-style seating (seating with an elevation between rows to provide unobstructed viewing) and are generally equipped with amenities that significantly enhance the audio and visual experience for the patron. The Company believes that the development of megaplex theatres has accelerated the obsolescence of many existing movie theatres by setting new standards for moviegoers, who have demonstrated their preference for the more attractive surroundings, wider variety of films, better customer service and more comfortable seating typical of megaplex theatres. As a result of the significant capital commitment involved in building such properties and the experience and industry relationships of the Company's management, the Company believes that it will have opportunities to provide capital to businesses that seek to develop and operate such properties but would rather lease than own their real estate properties. The Company's ability to finance the acquisition of such properties will enable it to grow and diversify its asset base.

    The Company's initial portfolio will consist of the Initial Properties purchased from subsidiaries of AMCE for an aggregate purchase price of approximately $248.8 million. The Initial Properties consist of twelve megaplex theatres with an aggregate of 282 screens and 54,846 seats, each of which is located in a large metropolitan market and has been constructed since May 1995 or is currently under construction. Four of the Initial Properties are among the thirteen highest grossing theatres in the United States and each of the eight operating Initial Properties is the highest grossing theatre in the local geographic area in which it operates. The Company will also have options to acquire any or all of the Option Properties for the cost to AMCE of developing and constructing such property (estimated to aggregate $138.5 million if all the Option Properties are purchased). The Option Properties are megaplex theatres that will have an aggregate of 134 screens and 27,380 seats and are currently under construction, with the last theatre expected to be completed and opened by August 1998. The Initial Properties and the Option Properties represent all of the AMCE-owned (or ground-leased) megaplex theatres with the exception of one property that is not readily transferable to the Company. One of the Initial Properties and three of the Option Properties have adjacent land parcels that, if not under contract for sale or sold at the time of the related theatre acquisition, may be purchased by the Company for an aggregate purchase price of $9.6 million. The related land parcels, if acquired, may be developed by the Company and leased or sold to third parties for development as restaurant or retail sites that complement the megaplex theatre entertainment experience.

    In addition, for a period of five years following the closing of the Offering, the Company will have a right of first refusal and first offer to purchase and lease back to AMC any megaplex theatre and related entertainment property acquired or developed and owned (or ground-leased) by AMCE or its subsidiaries, exercisable upon AMCE's intended disposition of such property. This right to purchase is intended to give the Company access to new projects owned and operated by AMCE and its subsidiares, thereby providing opportunities for future growth, although AMCE will be free to own, develop and lease megaplex theatres and related entertainment properties, subject only to the Company's right of first refusal and first offer upon AMCE's intended disposition of any such properties. The Company believes that there will also be additional opportunities to develop and acquire similar high-quality entertainment and entertainment-related properties for and from other operators, including Planet Movies Company, L.P. ("Planet Movies"), a joint venture between AMCE and Planet Hollywood International, Inc. ("Planet Hollywood").

    The Company will lease all of the Initial Properties and, if acquired, the Option Properties to AMC, and AMC will continue to operate the Properties. The Properties will be leased to AMC pursuant to long-term triple net leases (the "Leases") that require AMC to pay substantially all expenses associated with the operation of such Properties, such as taxes and other governmental charges, insurance, utilities, service, maintenance and any ground lease payments. All of the Leases will provide for base rent with certain annual escalations and percentage rent on revenues in excess of a baseline amount and will have primary terms ranging from 13 to 15 years that may be extended upon the same terms and conditions for four additional five-year periods at the option of AMC. The Initial Properties are expected to generate aggregate initial annual rent of approximately $26.1 million, which represents a 10.5% lease rate based on the purchase price for such Properties. See "Leases."

    Upon consummation of the Formation Transactions, the Company will have no outstanding indebtedness. The Company is negotiating to obtain a $200 million unsecured line of credit (the "Bank Credit Facility"), which will be used primarily for the acquisition of additional entertainment and entertainment-related properties, including the Option Properties and related land parcels, and for general corporate purposes. See "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Policies and Objectives With Respect to Certain Activities--Financing."

                              SUMMARY RISK FACTORS

    Prospective investors should carefully consider, among other factors, the matters discussed under "Risk Factors" in this Prospectus prior to making an investment decision regarding the Shares offered hereby. Such risk factors include:

    - The dependence on AMC, as the lessee of the Initial Properties and, if acquired, the Option Properties, and AMCE, as the guarantor of AMC's obligations under the Leases, for the Company's initial revenues and ability to make distributions to its shareholders;

    - Potential conflicts of interests between the Company and its affiliates and AMCE and its affiliates, including the lack of arm's-length negotiations with respect to the purchase price of, and the lease back provisions for, the Properties and related land parcels;

    - The Company's lack of operating history, management's lack of experience in operating in accordance with the requirements for maintaining its qualification as a REIT and the availability of suitable acquisition and development opportunities;

    - Actual Cash Available for Distribution (defined generally as forecast net earnings (loss) (computed in accordance with generally accepted accounting principles ("GAAP")) of the Company plus depreciation and amortization and minus capital expenditures and principal payments on indebtedness) may be insufficient to allow the Company to maintain its proposed initial distribution rate of $1.60 per Share per annum, particularly in light of the Company's 96.6% initial payout ratio;

    - Operating risks inherent in the entertainment industry that may affect the operations of the Company's tenants;

    - The dependence on certain key personnel, particularly Messrs. Robert L. Harris, David M. Brain and Peter C. Brown;

    - The inability to obtain any or all consents or waivers which are required to transfer the Initial Properties to the Company and/or lease the Initial Properties to AMC;

    - Certain real estate investment risks that may affect the Company's properties, the value of the Shares and the Company's ability to make distributions to shareholders, including, without limitation, (i) the general economic climate; (ii) government regulations on the environment, zoning, public access and taxes; (iii) interest rates and the availability of debt financing; and (iv) the possibility that a property could sustain an uninsured loss;

    - Absence of limitation on the amount of indebtedness the Company can incur;

    - The taxation of the Company as a regular corporation if it fails to qualify as a REIT;

    - Anti-takeover effect of limiting actual or constructive ownership of Shares of the Company by a single person to 9.8% of the outstanding shares, subject to certain specified exceptions, to ensure compliance with certain requirements related to qualification of the Company as a REIT and certain other provisions contained in the organizational documents of the Company, any of which may have the effect of delaying, deferring or preventing a transaction or change in control of the Company that might involve a premium price for the Shares or otherwise be in the best interests of the Company's shareholders;

    - The Company's lack of control over the day-to-day operations and management of the Properties;

    - The ability of the Company to make changes in its investment and financing policies without the approval of its shareholders;

    - The lack of a prior market for the Shares and the potential impact of market interest rate increases and other factors on the trading prices of the Shares; and

    - The immediate dilution of $1.87 per Share in the net tangible book value per Share of the Shares purchased in the Offering.

    For a discussion of the Company's transactions with related parties and the compensation therefor, see "Certain Relationships and Transactions."

                       BUSINESS OBJECTIVES AND STRATEGIES

    The Company's business objectives are to achieve predictable and increasing Funds from Operations (as hereinafter defined) per Share and enhance shareholder value by acquiring and developing a diversified portfolio of high-quality properties leased to entertainment and entertainment-related business operators generally under long-term triple net leases. The Company intends to achieve such objectives through the implementation of the following strategies:

GROWTH STRATEGY

    - Acquire the Option Properties pursuant to the option agreements between the Company and subsidiaries of AMCE and the current owner/lessor of certain of the Option Properties (the "Option Agreements") and lease back the Option Properties to AMC;

    - Purchase additional AMC-operated properties pursuant to a right of first refusal and first offer to purchase agreement between the Company and AMCE (the "AMCE Right to Purchase Agreement");

    - Develop or acquire additional megaplex theatres leased to other qualified theatrical exhibitors and Planet Movies-operated properties to the extent possible; and

    - Develop or acquire entertainment themed retail centers ("ETRCs") and single-tenant out-of-home location based entertainment and entertainment-related properties.

OPERATING STRATEGY

    - Purchase single-tenant properties supported by long-term leases or multi-tenant properties that are substantially leased to minimize the risks inherent in initial leasing;

    - Structure leases, where possible, on a triple net or similar basis under which the tenants bear the principal portion of the financial and operational responsibility for the properties;

    - Provide in the leases for contractual increases in rent and/or percentage rent based upon a percentage of a tenant's gross sales over a pre-determined level;

    - Develop and maintain long-term working relationships with theatre, restaurant, retail and other entertainment-related business operators; and

    - Diversify the Company's asset base by property type and tenant.

CAPITALIZATION STRATEGY

    - Employ moderate leverage, pursuant to the Bank Credit Facility or otherwise, to fund additional acquisitions;

    - Maintain a debt to total market capitalization ratio (i.e., total debt of the Company as a percentage of equity market value plus total debt) of less than 50%; and

    - Pay regular distributions and periodically raise distributions as Funds from Operations per Share increases.

    There can be no assurances that the Company will be able to achieve its business objectives or implement the listed strategies.

                   BUSINESS OF THE COMPANY AND ITS PROPERTIES

THE PROPERTIES

    The Company will enter into a purchase agreement to acquire the Initial Properties from subsidiaries of AMCE for an aggregate purchase price of approximately $248.8 million, and option agreements to purchase any or all of the Option Properties for an aggregate estimated purchase price of $138.5 million. One of the Initial Properties and three of the Option Properties have adjacent land parcels that, if not under contract for sale or sold at the time of the related theatre acquisition, may be purchased by the Company for an aggregate purchase price of $9.6 million. The Initial Properties and the Option Properties represent all of the AMC-owned (or ground-leased) megaplex theatres with the exception of one property that is not readily transferrable to the Company. Each of the Properties is located in a large metropolitan market and has been constructed since May 1995 or is currently under construction. Four of the Initial Properties are among the thirteen highest grossing theatres in the United States and each of the eight operating Initial Properties is the highest grossing theatre in the local geographic area in which it operates. In addition, the Company will have a right of first refusal and first offer to purchase any megaplex theatre and related entertainment property acquired or developed and owned (or ground-leased) by AMCE or its subsidiaries, exercisable for a period of five years following the closing of the Offering upon AMCE's intended disposition of such property. The Company will acquire a 100% interest in each of the Properties (or related ground leases, as applicable) purchased.

THE INITIAL PROPERTIES

    Certain information regarding each of the Initial Properties is set forth below:

                                                                           BUILDING
                             METROPOLITAN         NO. OF        NO. OF      (GROSS      OPENING
THEATRE NAME                     AREA             SCREENS        SEATS     SQ. FT.)      DATE        RANKING(1)
------------------------  -------------------  -------------  -----------  ---------  -----------  ---------------
Grand 24................  Dallas, TX                    24        5,067       98,175        5/95              6

Mission Valley 20(2)....  San Diego, CA                 20        4,361       84,352       12/95              4

Promenade 16(3).........  Los Angeles, CA               16        2,860      129,822        3/96             37

Ontario Mills 30........  Los Angeles, CA               30        5,496      131,534       12/96             11

Lennox 24(2)............  Columbus, OH                  24        4,412       98,261       12/96             13

West Olive 16...........  St. Louis, MO                 16        2,817       60,418        4/97         N/A

Studio 30...............  Houston, TX                   30        6,032      136,154        5/97         N/A

Huebner Oaks 24.........  San Antonio, TX               24        4,400       96,004        6/97         N/A

First Colony 24(2)......  Houston, TX                   24        5,098(4)   107,690       12/97(5)       N/A

Oak View 24(2)..........  Omaha, NE                     24        5,098(4)   107,402       12/97(5)       N/A

Leawood Town Center 20..  Kansas City, MO/KS            20        2,995(4)    75,224        1/98(5)       N/A

South Barrington
  30(6).................  Chicago, IL                   30        6,210(4)   130,891        2/98(5)       N/A
                                                       ---    -----------  ---------
                                                       282       54,846    1,255,927
                                                       ---    -----------  ---------
                                                       ---    -----------  ---------

--------------

(1) Among United States theatres based on ticket revenues for the period from January 1 through October 16, 1997 according to daily grosses collected from participating exhibitors and published to subscribers by Entertainment Data Incorporated. No ranking is provided for those theatres that were not operational during the entire period.

(2) Third party ground leased Property. Although the Company will become the tenant under the ground leases and assume responsibility for performing the obligations thereunder in the Formation

    Transactions, pursuant to the Leases AMC will have responsibility for performing the Company's obligations under such ground leases.

(3) The theatre occupies 60,000 square feet. See "Business of the Company and its Properties--Initial Property Descriptions--Promenade 16."

(4) Estimate based on construction plans.

(5) Anticipated opening date. The Company will pay the purchase price and AMC will commence paying rent under the applicable Lease with the Company on the date the Property is acquired by the Company, which will occur on the earlier of the actual opening date of the megaplex theatre and the first day of the month following the anticipated opening date indicated.

(6) The Company will acquire one land parcel totaling approximately 2.1 acres adjacent to this theatre if such parcel is not under contract for sale or sold by AMC at the time of the Formation Transactions. See "Business of the Company and its Properties--Land Parcels." The Company will not have the right to acquire other land parcels adjacent to this theatre because of the uncertainty of sewer capacity to serve such parcels.

THE OPTION PROPERTIES

    Certain information regarding each of the Option Properties, including the purchase price payable by the Company therefor, is set forth below:

                                                    ESTIMATED    BUILDING     ANTICIPATED       ESTIMATED
                      METROPOLITAN     NO. OF        NO. OF     (GROSS SQ.      OPENING      PURCHASE PRICE
THEATRE NAME              AREA         SCREENS        SEATS        FT.)         DATE(1)     (IN THOUSANDS)(2)
--------------------  ------------  -------------  -----------  -----------  -------------  -----------------
Gulf Pointe
  30(3)(4)..........  Houston, TX            30         6,008      130,891         12/97        $  27,000

Cantera 30(4).......  Chicago, IL            30         6,210      130,757          2/98           34,400

Mesquite 30(3)(4)...  Dallas, TX             30         6,008      130,891          3/98           23,500

Hampton Town Center
  24(3).............  Norfolk, VA            24         5,098      107,396          4/98           26,100

Livonia 20..........  Detroit, MI            20         4,056       85,688          8/98           27,500
                                            ---    -----------  -----------                 -----------------
                                            134        27,380      585,623                      $ 138,500
                                            ---    -----------  -----------                 -----------------
                                            ---    -----------  -----------                 -----------------

--------------

(1) If the Company acquires an Option Property, the Company will pay the purchase price and AMC will commence paying rent under the applicable Lease with the Company on the date such Option Property is acquired by the Company, which will not occur prior to the actual opening date of the megaplex theatre.

(2) Purchase prices are estimated but are not expected to materially change. The actual purchase price for each Option Property will equal the cost to AMC of developing and constructing such Property at the time of acquisition by the Company.

(3) AMC currently leases such Properties from a third party owner/lessor. The Company will have an option to acquire such Properties from the owner/lessor. Such properties will be acquired without representation or warranty by, or recourse to, the owner/lessor and the Company will be responsible for all transaction costs.

(4) The Company will have the option to acquire the land parcels adjacent to this theatre if such land parcels are not under contract for sale or sold at the time of the related theatre acquisition. See "Business of the Company and its Properties--Land Parcels."

    The Company will lease to AMC the Option Properties, if acquired, pursuant to Leases on substantially the same terms and conditions as the Leases for the Initial Properties, including annual rent escalations and percentage rent on revenues in excess of a baseline amount. See "Leases." The initial annual rental rate for each Option Property will be equal to 10.5% of the purchase price. Using the 10.5% lease rate calculation and the estimated purchase prices, the Company believes that the initial annual rent for each Option Property, if acquired, will be: (a) Gulf Pointe 30--$2.8 million; (b) Cantera 30--$3.6 million; (c) Mesquite 30--$2.5 million; (d) Hampton Town Center 24--$2.7 million; and (e) Livonia 20--$2.9 million. Total initial annual rent for the Option Properties, if acquired, will be approximately $14.5 million.

FUTURE AMCE PROPERTIES

    It is anticipated that AMCE or its subsidiaries will acquire or develop additional entertainment or entertainment-related properties in the future. The Company and AMCE will enter into the AMCE Right to Purchase Agreement whereby the Company will have a right of first refusal and first offer to acquire and lease back to AMC any megaplex theatre and related entertainment property acquired or developed and owned (or ground-leased) by AMCE or its subsidiaries, exercisable for a period of five years following the closing of the Offering upon AMCE's intended disposition of such property. The purchase price and the initial annual rental rate on each property leased back to AMC will be determined through the right of first refusal and first offer process at the time of such acquisition and lease back.

PLANET MOVIES PROPERTIES

    In July 1997, AMCE and Planet Hollywood announced the formation of a joint venture to develop and operate unique, integrated movie-going, dining and retail shopping complexes to be branded "Planet Movies by AMC" that the Company believes will typically aggregate 200,000 square feet. Although currently there are no Planet Movies complexes in operation or under construction, the Company anticipates working closely with Planet Movies in evaluating potential Planet Movies locations, including the acquisition and development of property by the Company and the leasing of such property to Planet Movies, although neither party is obligated to do so. The development and rental terms of any such properties will be negotiated between the Company and Planet Movies at the time that such transaction occurs. In addition, certain of the Properties may be operated by AMC under the "Planet Movies by AMC" name in the future.

ENTERTAINMENT THEMED RETAIL CENTERS

    ETRCs are generally large multi-tenant retail developments that incorporate elements such as megaplex theatres, restaurants, book and/or music superstores, interactive entertainment venues and other specialty retail that is oriented to entertainment or leisure time activities. The Company believes that the most important component of an ETRC is a megaplex theatre due to its ability to generate substantial customer traffic to the site. Such centers typically attempt to provide a family entertainment experience by creating an atmosphere of fun and excitement. The Company believes that ETRCs broaden the traditional retail shopping concept and attract a greater number of customers to spend more time and money at a single location. The Company also believes that access to capital in this developing market is generally limited for operators other than the largest entertainment companies. As a result of the significant capital commitment involved in building such properties and the experience and relationships of the Company's management, the Company believes that it will have opportunities to provide capital to businesses that seek to develop and operate such properties but would rather lease than own their real estate properties. The Company's ability to finance the acquisition and development of such properties will enable it to grow and diversify its asset base. See "The Company--Business Objectives and Operating Strategies" and "Business of the Company and its Properties--Entertainment Industry and Properties."

                                     LEASES

    Concurrently with the Company's acquisition of the Initial Properties and, if acquired, the Option Properties, the Company will lease each such Property to AMC pursuant to a Lease. AMCE will guarantee AMC's obligations under each Lease. The Leases will have initial terms ranging from 13 to 15 years (the "Fixed Term") and may be extended upon the same terms and conditions for four additional five-year terms (each, an "Extended Term") at the option of AMC. The Leases will be triple net leases that require AMC to pay substantially all expenses associated with the operation of the Properties, such as taxes and other governmental charges, insurance, utilities, service, maintenance and any ground lease payments. Each Lease will require that, for a specified period, AMC operate the leased Property only as a movie theatre and for activities incidental thereto.

    The rent schedules under the Leases are expected to provide for a relatively stable source of cash flow and opportunities to participate in future growth in revenues experienced by AMCE and its subsidiaries. The rent for the first year for each Property under the Leases will be initially set at a fixed amount and will be increased each year by the annual percentage increase in the Consumer Price Index ("CPI"), not to exceed 2%, times the base rent applicable to that Property for the preceding year (the "Base Rent Escalation"). In addition, AMC will pay percentage rent on revenues in excess of a baseline amount ("Annual Percentage Rent"). However, the Company does not expect to receive any percentage rent for at least five years. The initial annual rent for each Initial Property will be (a) Grand 24 -- $2.0 million; (b) Mission Valley 20 -- $1.7 million; (c) Promenade 16 -- $3.0 million; (d) Ontario Mills 30 -- $2.7 million; (e) Lennox 24 -- $1.4 million; (f) West Olive 16 -- $1.9 million; (g) Studio 30 -- $2.8 million; (h) Huebner Oaks 24 -- $1.8 million; (i) First Colony 24 -- $2.0 million; (j) Oak View 24 -- $1.8 million; (k) Leawood Town Center 20 -- $1.7 million; and (l) South Barrington 30 -- $3.6 million. Total initial annual rent for the Initial Properties will be approximately $26.1 million.

    During each Fixed Term, certain obligations, including payment obligations, of AMC under each Lease will be cross-defaulted to each of the other Leases until AMCE's senior debt obligations or corporate credit rating becomes rated investment grade or AMC's rent payments to the Company represent less than 50% of the Company's rental income for any fiscal quarter. The Company will have general recourse to AMC under the Leases and to AMCE under its guarantee of AMC's obligations under the Leases, but AMC's payment obligations under such Leases and AMCE's obligations under its guarantees will not be secured by any assets of AMC or AMCE.

    Neither the Leases nor any of the other agreements entered into in connection with the Formation Transactions prohibits or otherwise restricts the ability of the Company to purchase properties from, or lease properties to, parties other than AMCE, AMC or any of their affiliates or the ability of AMCE, AMC or any of their affiliates to lease properties from parties (domestic or foreign) other than the Company. Pursuant to the Leases, AMC will have a right of first refusal and first offer to acquire any Property or any interest in an entertainment or entertainment-related property acquired or developed by the Company and operated by AMC. See "Leases" for a more detailed discussion of the terms and conditions of the Leases.

             CONFLICTS OF INTEREST AND BENEFITS TO CERTAIN PERSONS

    Several conflicts of interest exist on the part of the Company, its trustees and officers and AMCE, AMC and their respective directors and officers. Such conflicts include a trustee of the Company being affiliated with AMCE, the lack of arms' length negotiations with respect to the purchase price of, and the lease back provisions for, the Properties and the potential for future conflicts arising from the Leases, the Option Agreements, the AMCE Right to Purchase Agreement and other agreements between the Company and AMCE and their affiliates. See "Risk Factors -- Conflicts of Interest" and "Conflicts of Interest."

    In addition, AMCE, the Company and its officers and trustees will receive certain benefits as a result of the Formation Transactions. The benefits to the Company and its officers and trustees include the ability to access capital markets, employment agreements with the Company's executive officers, and the sale of Shares and granting of restricted Shares and options to the Company's executive officers and trustees. The benefits to AMCE include the receipt of approximately $248.8 million in cash in exchange for the twelve Initial Properties, the potential to receive up to approximately $61.9 million in cash in exchange for two of the five Option Properties and the repayment of certain indebtedness with such proceeds and the ability to expand its marketing activities. See "The Formation Transactions."

                            FORECASTED DISTRIBUTIONS

    The Company intends to pay regular quarterly distributions to its shareholders. The Board of Trustees (the "Board") of the Company, in its sole discretion, will determine the actual distribution rate based on the Company's actual results of operations, economic conditions, tax considerations (including those related to maintaining REIT status, such as the requirement that a REIT currently distribute at least 95% of its taxable income to shareholders) and other factors. The first distribution, for the period ending December 31, 1997, is forecast to equal a pro rata share of the anticipated initial quarterly distribution of $0.40 per Share. On an annualized basis, the forecast distribution is $1.60 per Share, or 8.0% of the initial public offering price per Share. The Company does not expect to change its forecast initial distribution per Share if the Underwriters' over-allotment option is exercised. See "The Formation Transactions."

    The forecast distribution represents approximately 96.6% of the Company's forecast Cash Available for Distribution for the twelve months ending November 30, 1998. The Company intends to maintain its approximate initial distribution amount for at least 12 months following the closing of the Offering unless actual results of operations, economic conditions or other factors differ from the assumptions used in calculating the forecast. The Company estimates that approximately 20% to 25% of the anticipated initial annual distribution to shareholders will represent a return of capital for federal income tax purposes and that the Company would generally be required to distribute $16.2 million, or $1.17 per Share, during the twelve months ending November 30, 1998 in order to maintain its status as a REIT. If actual Funds from Operations or taxable income vary from the forecast amounts, the percentage of the distributions that will represent a return of capital may vary substantially. See "Forecasted Distributions" for the calculation of forecast Cash Available for Distribution and related assumptions.

                     SUMMARY SELECTED FINANCIAL INFORMATION

    The following table sets forth summary selected historical, pro forma and forecast financial information for the Company. The pro forma balance sheet information is presented as if the Formation Transactions had occurred on September 30, 1997 and therefore incorporates certain assumptions that are set forth in the Company's Pro Forma Balance Sheet. The pro forma information does not purport to represent what the Company's financial position actually would have been had the Formation Transactions, in fact, occurred on such date or to project the Company's financial position at any future date. The forecast operating information is presented as if the Formation Transactions had occurred as of December 1, 1997 and therefore incorporates certain assumptions that are set forth in the Company's Forecast Statement of Operations. The historical, pro forma and forecast financial information set forth below should be read in conjunction with "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                  FORECAST TWELVE
                                                                                   MONTHS ENDING
                                                                                 NOVEMBER 30, 1998
                                                                               ----------------------
                                                                               (IN THOUSANDS, EXCEPT
                                                                                  PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Rental income(1)...........................................................        $   25,382
  General and administrative expenses(2).....................................             2,209
  Depreciation(3)............................................................             5,239
  Interest expense, net......................................................               829
                                                                                       --------
  Net earnings...............................................................        $   17,105
                                                                                       --------
                                                                                       --------
  Net earnings per Share.....................................................        $     1.23
                                                                                       --------
                                                                                       --------
  Distributions declared and paid............................................        $   22,176
  Distributions declared and paid per Share..................................        $     1.60
  Weighted average Shares outstanding(4).....................................            13,860

                                                                        HISTORICAL AUGUST
                                                                            29, 1997
                                                      PRO FORMA        -------------------
                                                  SEPTEMBER 30, 1997
                                                 --------------------
                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
  Real estate owned, at cost...................       $  249,856            $      --
  Total assets.................................          252,450                    2
  Debt outstanding under the Bank Credit
    Facility...................................           --                   --
  Total shareholders' equity...................          252,450                    2

                                                                              FORECAST
                                                                            TWELVE MONTHS
                                                                               ENDING
                                                                          NOVEMBER 30, 1998
                                                                         -------------------
OTHER FINANCIAL DATA:
  Net earnings.........................................................       $  17,105
  Add: Depreciation....................................................           5,239
                                                                               --------
  Funds from Operations(5).............................................          22,344
  Add: Amortization....................................................             605
                                                                               --------
  Cash Available for Distribution(6)...................................       $  22,949
                                                                               --------
                                                                               --------

--------------

(1) Represents forecast rental income from AMC recorded in accordance with the terms of the Leases as if the Initial Properties are leased commencing with the beginning of the period or, if later, the anticipated opening date. The Company will lease the Initial Properties to AMC under the Leases, which are guaranteed by AMCE.

(2) Represents management's estimates of general and administrative expenses.

(3) Represents depreciation of the Initial Properties using the straight-line method over a 40-year period commencing with the beginning of the period or, if later, the anticipated opening date.

(4) Weighted average Shares outstanding include Shares sold in the Offering and restricted Shares granted pursuant to the Company's Restricted Share Program as if such Shares were outstanding for the entire period.

(5) The Company believes Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, investing activities and financing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. Funds from Operations is calculated as forecast net earnings plus depreciation. The Company computes Funds from Operations in accordance with standards established by the White Paper on Funds from Operations approved by the National Association of Real Estate Investment Trusts ("NAREIT") Board of Governors in March 1995, which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs, and, accordingly, the Company's Funds from Operations may not be comparable to the Funds from Operations of such other REITs. See "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds from Operations." Funds from Operations should not be considered as an alternative to net earnings (computed in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (computed in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

(6) Cash Available for Distribution means forecast net earnings plus depreciation and amortization and minus capital expenditures and principal payments on indebtedness. No capital expenditures or principal payments on indebtedness are included for the periods indicated.

                             AMC ENTERTAINMENT INC.

    AMCE is one of the leading theatrical exhibition companies in North America measured by revenues. In the fiscal year ended April 3, 1997, AMCE's consolidated revenues were $749,597,000. As of October 2, 1997, AMCE operated 222 theatres with an aggregate of 2,048 screens located in 22 states, the District of Columbia, Portugal and Japan. Approximately 73% of AMCE's domestic screens are located in areas among the 20 largest "Areas of Dominant Influence" (television market areas as defined by Arbitron Company). AMCE is an industry leader in the development and operation of megaplex and multiplex theatres, primarily in large metropolitan markets.

    AMCE and its predecessor have operated movie theatres since 1920. AMCE currently operates one of the largest motion picture exhibition circuits in North America and continually upgrades its theatre circuit by opening new theatres (primarily megaplex theatres) and adding new screens to existing theatres. Since April 1995, AMCE has opened 31 new theatres with 618 screens, representing 30.2% of its current number of screens, and has added 79 screens to existing theatres. The Company is acquiring as Initial Properties all of the AMCE-owned megaplex theatres and is acquiring or has the option to acquire as Initial Properties or Option Properties all of the AMCE-owned (or ground-leased) megaplex theatres under construction with the exception of one property that is not readily transferrable. See "AMC Entertainment Inc.--AMCE Properties."

    Certain financial information regarding AMCE is contained under "AMC Entertainment Inc." and AMCE's Consolidated Financial Statements included elsewhere in this Prospectus. AMCE owns 50% of Planet Movies and does not own any Shares of the Company.

                                  THE OFFERING

Shares offered hereby........................  13,680,000(1)

Shares to be outstanding after the             13,860,100(2)
 Offering....................................

Use of proceeds..............................  Approximately $248.8 million of the net proceeds of the Offering will be used by the
                                               Company to purchase the Initial Properties
                                               from subsidiaries of AMCE. The remaining net
                                               proceeds and any net proceeds from the
                                               exercise of the Underwriters' over-allotment
                                               option will be used by the Company to pay
                                               expenses of the Formation Transactions, to
                                               make loans pursuant to the Share Purchase
                                               Program, to acquire the land parcel related
                                               to an Initial Property, for the future
                                               acquisition of additional properties or for
                                               general business purposes. See "Use of
                                               Proceeds."

NYSE Symbol..................................  EPR

--------------

(1) Excludes 80,000 Shares that will be purchased by Robert L. Harris and 40,000 Shares that will be purchased by David M. Brain, each at the initial public offering price, pursuant to the Company's Share Purchase Program. See "Management--Compensation Programs."

(2) Includes 60,000 restricted Shares granted pursuant to the Company's Restricted Share Program and 100 shares that were issued at the time of the formation of the Company and excludes options to purchase 90,000 Shares granted pursuant to the Company's Share Option Program. See
    "Management--Compensation Programs."

                           TAX STATUS OF THE COMPANY

    The Company plans to make an election to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1997. In the opinion of Sullivan & Cromwell, commencing with such taxable year, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. The opinion of Sullivan & Cromwell is based upon certain representations received from the Company. As a REIT, the Company generally will not be taxed on income it currently distributes to its shareholders so long as it distributes at least 95% of its taxable income currently. REITs are subject to a number of organizational and operational requirements. Even if the Company continues to qualify for taxation as a REIT, the Company may be subject to certain federal income taxes and to certain state and local taxes on its income and property. See "Risk Factors--Taxation of the Company as a REIT" and "Federal Income Tax Consequences."

                                  RISK FACTORS

    Prospective investors should carefully consider, among other factors, the matters described below prior to making an investment decision regarding the Shares offered hereby. Each of these factors could adversely affect the ability of the Company to make expected distributions to shareholders.

DEPENDENCE ON AMC AND AMCE FOR THE COMPANY'S INITIAL REVENUES AND
  ABILITY TO MAKE DISTRIBUTIONS

    AMC will be the lessee of all the Initial Properties and, if acquired, the Option Properties. The Company's initial revenues, and its ability to make distributions to its shareholders, will depend on rental payments by AMC under the Leases and by AMCE under the guarantees of AMC's obligations under the Leases. The Company believes that AMC and AMCE have sufficient assets and income to enable them to satisfy their obligations under the Leases and guarantees at this time; however, there can be no assurance that AMC or AMCE will have such assets or income in the future.

    Due to the Company's initial dependence on AMC's rental payments as the principal source of the Company's revenues, the Company may be limited in its ability to fully enforce its rights under the Leases or to terminate the Leases. Failure by AMC to materially comply with the terms of a Lease could require the Company to find another lessee to lease such Property since, as a REIT, the Company is generally precluded from operating its properties. In the event of a default by AMC, AMCE or another lessee, there could be a decrease or cessation of rental payments or, in the case of ground-leased Properties, the Company would be required to make the ground lease payments or lose the applicable Property. Moreover, there can be no assurance that AMC will elect to renew a lease upon expiration of its initial term, which would also force the Company to find a suitable replacement lessee. In either circumstance, the Company may be unable to locate a suitable lessee at similar rental rates, which would have the effect of reducing the Company's Cash Available for Distribution. See "Leases," "AMC Entertainment Inc." and "Conflicts of Interest."

    As of October 2, 1997, AMCE had $479.5 million of bank and other indebtedness and $56.3 million in capital lease obligations. The net proceeds to be received by AMCE as the purchase price for the Initial Properties will be available to AMCE to reduce outstanding indebtedness under AMCE's $425 million credit facility (the "AMCE Credit Facility"), which was amended and restated as of April 10, 1997. To the extent net proceeds are applied to reduce indebtedness under the AMCE Credit Facility, the amount available for borrowing by AMCE under the AMCE Credit Facility will be increased and available to AMCE for future expansion. AMCE also has significant rental obligations under operating leases. See Note 8 of the Notes to AMCE's Consolidated Financial Statements and "AMC Entertainment Inc.--AMCE's Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." AMCE anticipates that it will require financing in addition to the unused commitment under the AMCE Credit Facility, as its current expansion program involves planned capital expenditures which equal or exceed those made over the past few years. In order to satisfy AMCE's obligations under its outstanding indebtedness and its leases, including the Leases, AMCE will be required to generate substantial operating cash flow. The ability of AMCE to meet debt service, rental and other obligations will depend on the future performance of AMCE, which will be subject to prevailing economic conditions and to financial, business and other factors beyond the control of AMCE. As with other exhibitors, AMCE's smaller multiplex theatres are subject to being rendered obsolete through the introduction of new, competing megaplex theatres. In addition, the value of the Shares and the cost of the Company's borrowings may be adversely affected by any negative change to AMCE's credit rating. See "AMC Entertainment Inc." and "Business of the Company and its Properties--Competition."

CONFLICTS OF INTEREST

    Several conflicts of interest exist on the part of the Company and its trustees and officers and AMCE and its directors and officers. The following descriptions set forth the principal conflicts of interest, including the relationships through which they arise, and the policies and procedures implemented by the Company to address those conflicts.

    AFFILIATED TRUSTEES. Peter C. Brown is the Chairman of the Board of the Company and President, Chief Financial Officer and Director of AMCE. As of October 27, 1997, Mr. Brown owned options to purchase 159,000 shares of AMCE common stock. As a result of the provision in the Company's bylaws that subjects contracts and transactions between the Company and any of its trustees to the interested director provision of the Maryland General Corporation Law (the "MGCL"), it is not expected that the Company's current Chairman of the Board will vote on transactions between the Company and AMCE or Planet Movies. The Company's Declaration of Trust does not require that a specified number of trustees be independent trustees. See "Management," "Policies and Objectives with Respect to Certain Activities--Declaration of Trust and Bylaw Provisions" and "Relationship Between AMCE and the Company after the Formation Transactions."

    LESSEES OTHER THAN AMC. Although the Company will lease all of its Initial Properties and, if acquired, the Option Properties to AMC, the Company believes that there will be additional opportunities to develop and acquire similar high-quality entertainment and entertainment-related properties for and from other operators, including Planet Movies, and contemplates entering into leasing transactions with operators other than AMC. However, the fact that AMC is the lessee on all of the Initial Properties and, if acquired, the Option Properties and that Peter C. Brown is affiliated with AMCE may cause some competitors of AMCE to require additional assurances from the Company with respect to both the confidentiality of their financial and operating information and the Company's evaluation of such potential tenant's credit.

    PURCHASE PRICE OF THE PROPERTIES. The purchase price of each Property was determined by management of both AMCE and the Company as the cost of developing and constructing such Property. The purchase price of the land parcels associated with certain of the Properties was determined by management of both AMCE and the Company based on an estimated market value for such parcels less estimated marketing and selling costs. The estimated market value was based on an evaluation of comparable properties in each of the markets in which such land parcels are located in consultation with local real estate brokers. It is possible that if such valuations had been determined on an arm's-length basis, or had been the subject of independent valuations or appraisals, the sum of the values of the Properties and the related land parcels might have been greater or lower than the sum of the values determined by the management of AMCE and the Company.

    TERMS OF LEASES. The Lease payment obligations with respect to the Properties were determined by management of AMCE and management of the Company and were not negotiated on an arm's-length basis. However, the lease payments that AMC is obligated to make are based on an initial lease rate of 10.5%, which the Company believes reflects the fair market rental value of the Properties to the Company based on rates for comparable triple net lease transactions. It is possible that if such terms had been determined on an arms' length basis, the initial lease rate may have been higher or lower than the rate determined by management of AMCE and the Company.

    POTENTIAL FOR FUTURE CONFLICTS. After the Offering, AMCE and the Company may be in situations where they have differing interests resulting from the significant ongoing relationship between the companies. Such situations include the fact that after the Offering (i) AMC will lease, pursuant to the Leases guaranteed by AMCE, the Initial Properties, which will be owned by the Company;
(ii) the Company will have options to acquire the Option Properties and related land parcels that are owned by AMC and a right of first refusal and first offer to purchase any megaplex theatre and related entertainment properties acquired or developed and owned (or ground-leased) by AMCE or its subsidiaries, exercisable for a period of five years following the closing of the Offering upon AMCE's intended disposition of such property; (iii) AMC will lease, pursuant to Leases guaranteed by AMCE, any acquired Option Property from the Company; and (iv) AMC will have a right of first refusal and first offer to acquire any Property or any interest in an entertainment or entertainment-related property acquired or developed by the Company and operated by AMC. Accordingly, the potential exists for disagreements as to the compliance with these agreements. Additionally, the possible need by the Company, from time to time, to finance, refinance or effect a sale of any of the properties operated by AMC may result in a need to modify the lease with AMC with respect to such property. Any such modification will require the consent of AMC, and the lack of consent from AMC could adversely affect the Company's ability to consummate such financings or sales. Because of the relationships described above, there exists the risk that the Company will not achieve the same results in its dealings with AMCE or from its operations that it might achieve if such relationships did not exist. Similar potential for future conflicts exist with respect to Planet Movies as a result of AMCE's participation in such joint venture or otherwise.

LACK OF OPERATING HISTORY

    The Company has been recently organized and has no operating history. There can be no assurance that the Company will be able to generate sufficient revenue from operations to make anticipated distributions. The Company also will be subject to the risks generally associated with the formation of any new business. The Company's management has no experience operating in accordance with the requirements for maintaining its qualification as a REIT.

    The Company's business objectives and operating strategies include the acquisition and development of additional entertainment and entertainment-related properties. Apart from the Initial Properties (which will be purchased using the net proceeds from the Offering concurrently with or within a short time following the closing of the Offering), the Company has not completed any acquisitions or dispositions. Although the Company has options and rights to purchase the Option Properties, related land parcels and additional AMCE properties, there can be no assurance that the Company will be successful in consummating the acquisition of any such properties. The Company has no options or rights to purchase any properties from Planet Movies, and there can be no assurances that the Company will work closely with Planet Movies in developing properties for lease by Planet Movies. Furthermore, there can be no assurances that additional acquisition and development opportunities on terms that meet the Company's investment criteria will be available to the Company or that the Company will be successful in capitalizing on such opportunities.

ABILITY TO MAINTAIN INITIAL DISTRIBUTION RATE

    The Company initially plans to pay regular quarterly distributions to its shareholders of, on an annualized basis, 8.0% of the initial public offering price per Share. The expected distribution represents approximately 96.6% of the forecast Cash Available for Distribution for the twelve months ending November 30, 1998. If actual Cash Available for Distribution falls short of the forecast, the Company may be unable to maintain its forecast initial distribution rate, particularly in light of the initial payout ratio. The Company's ability to pay future distributions depends on a number of factors, including factors relating to the future operations of the Company. These factors include, among other things, the continued lease payments by AMC and the Company's ability to acquire, finance and lease additional properties at attractive rates. Some of the factors are beyond the control of the Company, and a change in any such factor could affect the Company's ability to pay future distributions. In the event the Company does not have sufficient Cash Available for Distribution to make distributions, it may be required to make short-term borrowings. It is possible that such borrowings may not be available and, if made, any such borrowings will increase the Company's leverage. Hence, no assurance can be given as to the Company's ability to pay future distributions and it is possible that the forecasted distribution may not be paid. See "Distributions."

OPERATING RISKS INHERENT IN THE ENTERTAINMENT INDUSTRY THAT MAY AFFECT
  THE OPERATIONS OF THE COMPANY'S TENANTS

    Upon consummation of the Formation Transactions, the Company will own properties in the theatrical exhibition segment of the entertainment industry. The ability of its initial lessee, AMC, to operate successfully in this segment depends on a number of factors, the most important of which are the availability and popularity of motion pictures, the performance of such pictures in AMC's markets, the allocation of popular motion pictures to AMC as a result of AMC's relationships with motion picture distributors and the terms upon which motion pictures are licensed to AMC. Poor performance of, or disruption in the production of or access to, motion pictures, or a deterioration in AMC's relationships with motion picture distributors or the terms upon which AMC licenses such motion pictures, can adversely affect AMC's business, and neither the Company nor AMC has any control over the operations of the distributors of motion pictures. In addition, a megaplex theatre may compete for the licensing of commercially popular motion pictures with other theatres located in the same local geographic area as such property. See "--Competition."

    The entertainment industry trend towards megaplex theatres is relatively recent. In addition, such megaplex theatres require greater capital expenditures than the previous generation of multiplex theatres, special construction and limited use designs by developers of such properties. The ability of the Company to recoup its investment in such properties in the event of a default by AMC under the Leases or upon the expiration of such Leases is therefore uncertain. Furthermore, both in the theatrical exhibition segment and other segments of the entertainment industry, such as theme restaurants, live production theatres and arcades, the success of operators of such properties depends on general economic conditions and the willingness of consumers to allocate their expenditures toward such entertainment activities. To the extent such activities become less popular or consumers spend less on entertainment activities, the Company's operations could be adversely affected.

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends to a large extent upon the experience and abilities of its executives, Robert L. Harris, who will serve as the Company's President and Chief Development Officer, and David M. Brain, who will serve as the Company's Chief Financial Officer, and its Chairman of the Board of Trustees, Peter C. Brown. See "Management--Trustees and Executive Officers of the Company." The loss of the services of any of these individuals could have a material adverse effect on the Company, its operations and its business prospects. See "Certain Relationships and Transactions--Employment Agreements." Mr. Brown presently expects to devote approximately one-third to one-half of his time to the Company, but will not have an employment agreement and will have no obligation to do so. To the extent Mr. Brown is unable or unwilling to devote such time, the Company could be adversely affected. The Company's success also depends upon its ability to attract and maintain qualified personnel, including its anticipated hiring of a Treasurer following the Formation Transactions.

INABILITY TO OBTAIN CONSENTS OR WAIVERS REQUIRED TO EFFECT FORMATION
  TRANSACTIONS

    Pursuant to the Purchase Agreement, the transfer of the Initial Properties from AMC to the Company is subject to the closing of the Offering as well as normal and customary conditions to the closing of real estate transactions, including the receipt of consents and/or waivers from ground lessors or unaffiliated third parties to the transfer of the Initial Properties to the Company and the lease back of such properties to AMC. There can be no assurance that any or all such consents or waivers will be obtained prior to the closing of the Offering. Failure to obtain such consents or waivers could delay, burden or prevent the acquisition of certain of the Initial Properties. In addition, failure to solve zoning issues affecting Hampton Town Center 24 could affect the Company's decision to execute its option with respect to such Option Property. See "Business of the Company and its Properties--The Properties."

GENERAL REAL ESTATE INVESTMENT RISKS THAT MAY AFFECT THE COMPANY'S PROPERTIES,
  THE VALUE OF THE SHARES AND THE COMPANY'S ABILITY TO MAKE DISTRIBUTIONS

    GENERAL. Real property investments are subject to varying degrees of risk. Real estate values and cash flows of the Company's properties will be affected by a number of factors, including changes in the general economic climate, local conditions (such as an oversupply of entertainment or entertainment-related properties or a reduction in rental demand in an area), competition from other available entertainment or entertainment-related properties and the ability of the operator to provide adequate maintenance and insurance and to control operating costs. Real estate values and cash flows are also affected by such factors as government regulations, including, without limitation, environmental, public access, zoning and tax laws, interest rate levels and the availability of financing. Each of such general risks will affect the value of the Properties and any additional properties that the Company may acquire, the Company's ability to acquire and rent additional properties and the rental revenues and expenses relating to any such properties.

    Equity real estate investments are relatively illiquid and therefore may tend to limit the ability of the Company to react promptly to changes in economic or other conditions. In addition, certain significant expenditures associated with equity real estate investments (such as interest payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investments. To the extent the Company bears such expenses, its cash flows and ability to make distributions to shareholders could be adversely affected.

    INTEREST RATES AND DEBT FINANCING. The Company intends to enter into the Bank Credit Facility immediately following the Offering, although there can be no assurance it will do so. Failure to enter into the Bank Credit Facility or have the anticipated borrowing ability under the Bank Credit Facility may adversely affect the Company's growth strategy. The Company expects to borrow under the Bank Credit Facility to acquire the Option Properties and may require additional financing to the extent it does not have borrowing availability under the Bank Credit Facility following the acquisitions of the Option Properties. To the extent it incurs debt, the Company will be subject to the risks associated with interest rates and debt financing, including the risks that the Company's cash flow from operations will be insufficient to meet required payments of principal and interest, that the Company will be unable to refinance the Bank Credit Facility or future mortgage indebtedness on its properties, that the terms of such refinancings will not be as favorable as the terms of existing indebtedness and that the Company will be unable to make necessary capital expenditures for such purposes as renovations and releasing properties due to lack of available funds. The Company's borrowings under the Bank Credit Facility will bear interest at variable rates, which will subject the Company to the risk that interest rates may increase, which in turn could adversely affect its ability to make distributions. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be transferred to the mortgagee with a consequent loss of income and asset value to the Company.

    ABSENCE OF LIMITATION ON COMPANY INDEBTEDNESS. The Company's current borrowing policy is to maintain a ratio of debt to total market capitalization of less than 50%. Although the Bank Credit Facility is expected to limit the amount of indebtedness the Company may incur, the Company's organizational documents do not contain any such limitation, and the Board of Trustees could alter or eliminate the Company's current borrowing policy. If the policy were changed or eliminated, the Company could become more highly leveraged, resulting in an increase in debt service, which could adversely affect the Company's ability to make distributions.

    GOVERNMENT REGULATIONS. Governmental authorities at the federal, state and local levels are actively involved in the promulgation and enforcement of laws and regulations relating to the environment, public access, land use, zoning restrictions and taxes. Under the Leases, AMC will be required to pay substantially all expenses associated with operation of the Properties, including all taxes, assessments and levies, excises, fees and all other governmental charges with respect to each Property. To the extent AMC is not required to pay any expenses associated with compliance with such government regulations, the Company may incur additional costs.

    Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. The costs of such removal or remediation could be substantial. In addition, the Properties and any newly developed or acquired properties must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA") to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Although the Company believes the Properties are in substantial compliance with applicable environmental laws and the ADA, no assurance can be given that any investigation of the Properties did or will reveal all potential environmental liabilities, that no prior owner or operator or other person created any material environmental condition not known to the Company or that future uses, conditions or legal requirements (including, without limitation, those that may result from future acts or omissions or changes in applicable laws and regulations) will not result in the imposition of environmental liabilities or non-compliance with the ADA. See "Business of the Company and its Properties--Governmental Regulations Affecting the Properties."

    UNINSURED LOSS. The Leases will require AMC to maintain insurance on each Property, with such coverages and in such amounts as are or shall customarily be insured against with respect to properties similar to the Properties, for fire, vandalism and malicious mischief, extended coverage perils, all physical loss perils, commercial general liability, flood (when the Property is located in whole or in material part in a designated flood plain area) and workers' compensation insurance. There are, however, certain types of losses (such as from hurricanes, floods, earthquakes or wars) that may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Company could lose both its capital invested in and anticipated profits from one or more properties. See "Leases."

    COMPETITION. There are numerous commercial developers, real estate companies and other owners of real estate, including those that operate in the regions in which the Company's properties are located, that will compete with the Company in seeking properties for acquisition and disposition, land for development and tenants for properties. A few entities, including MCA Inc. and The Walt Disney Company, have substantial involvement in the development of destination entertainment properties, including The City Walk project adjacent to Universal City Florida in Orlando, Florida and Disneyland Center, a shopping, dining and entertainment complex adjacent to Disneyland in Anaheim, California. In addition, Simon Debartolo Group, Inc. and a fund of Donaldson, Lufkin & Jenrette, Inc. recently formed a joint venture to invest in entertainment-related properties, including megaplex theatres. The Company expects to compete with such other owners primarily on the basis of ability to finance other properties, purchase and lease terms and knowledge of the industry. All of the Properties are located in developed areas that include other entertainment and entertainment-related properties, including in many instances one or more other multiplex or megaplex theatres operated by AMCE or another exhibition company. The number of competitive entertainment and entertainment-related properties in a particular area could have a material adverse effect on the Company's ability to lease entertainment space in future properties it may acquire or develop and renew leases on the Properties and on the rents charged. In addition, AMCE, Planet Movies and other entertainment business operators may lease entertainment and entertainment-related properties from owners other than the Company.

    RISKS OF REAL ESTATE DEVELOPMENT. The Company's strategy includes the development of ETRCs and other out-of-home location based entertainment and entertainment-related properties. Although the Company's officers have experience developing properties and the Company intends to increase its capacity to develop properties, the Company is not likely to have significant in-house development capabilities in the near future. Accordingly, the Company initially will be dependent on AMCE and other developers for the development of properties, including completion of those Properties that are currently under construction by AMCE. There can be no assurance that AMCE will successfully develop new properties or successfully complete construction of those Properties that are currently under construction. In addition, there can be no assurance that there will not be cost overruns on any such developments, including the Properties under construction. To the extent the Company develops properties in the future, it will be subject to the risks inherent in the real estate development process.

    There is significant competition in the United States for site locations from both theatre companies and other businesses and significant competition among theatre companies for theatre acquisition opportunities. It typically takes AMCE 18 to 24 months to open a theatre on a site from the time the site is identified. Until such properties are developed and leased, they will not generate any cash flow to the developer, lessor or operator. Moreover, the availability of attractive site locations can be adversely affected by changes in the national, regional and local economic climate, local conditions such as scarcity of space or an increase in demand for real estate in the area, demographic changes, competition from other available space and changes in real estate, zoning and tax laws. As a result of the foregoing, there can be no assurance that the Company or AMCE will be able to acquire attractive site locations or existing theatres on terms it considers acceptable, that the Company or AMCE will be able to acquire financing for such theatres on acceptable terms or that the Company's strategy will result in improvements to the business, financial condition or profitability of the Company.

    RISKS OF INVESTMENTS IN MORTGAGES. Although the Company emphasizes equity real estate investments, the Company may invest in mortgages in connection with the construction and development of new entertainment and entertainment-related properties for the Company by third parties. See "Policies and Objectives With Respect to Certain Activities--Financing." Mortgage investments are subject to certain risks, including that borrowers may not be able to make debt service payments or pay principal when due, that the value of mortgaged property may be less than the amounts owed, and that interest rates payable on the mortgages may be lower than the Company's cost of funds. If the Company invested in mortgages and if any of the above occurred, cash flows could be materially adversely affected. In addition, the mortgages invested in may be prepayable at any time. The rate of prepayment on the mortgages may be influenced by a variety of economic, social, and other factors, including the structure of the loans. Any reinvestment risks resulting from a faster or slower incidence of prepayment of mortgages will be borne entirely by the Company. Currently there are no limitations on the percentage of the Company's assets that may be invested in mortgages, although the Board of Trustees could set a limitation in the future.

    EFFECT OF BANKRUPTCY ON LEASES. To the extent that any of the tenants of the Company's properties, including AMCE and AMC, were to become a debtor in a bankruptcy proceeding under the United States Bankruptcy Code (the "Bankruptcy Code"), such guarantor, lessee or its bankruptcy trustee could reject the lease. If a lease were rejected, rental payments thereunder would terminate as to the related property, thereby leaving the Company without regular rent payments as to such property and with a claim for damages as a source of payment of amounts due under such lease under section 502(b)(6) of the Bankruptcy Code. A claim by a lessor for damages resulting from the rejection by a debtor of a lease of real property (or rejection of a guarantee of a lease upon the bankruptcy of the guarantor) is limited to an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year or 15 percent (but not more than three years) of the remaining term of the lease, plus rent already due but unpaid. There can be no assurance that any such claim for damages would be sufficient to provide for the repayment of amounts then due under the lease.

TAXATION OF THE COMPANY AS A REIT

    TAX LIABILITIES AS A CONSEQUENCE OF THE FAILURE TO QUALIFY AS A REIT. The Company plans to make an election to be taxed as a REIT under the Code, commencing with its taxable year ending December 31, 1997. A qualified REIT generally is not taxed on income it distributes to its shareholders as long as it distributes at least 95% of its taxable income currently. No assurance can be given that the Company will qualify as a REIT or be able to remain so qualified. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the rules applicable to the Company with respect to qualification as a REIT or the federal income tax consequences of such qualification.

    If the Company fails to continue to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax could significantly reduce cash flows.

    OTHER TAX CONSEQUENCES. Even if the Company qualifies as a REIT, it may be subject to certain federal income taxes and to certain state and local taxes on its income and property. See "Federal Income Tax Consequences--Other Tax Consequences."

ANTI-TAKEOVER EFFECTS OF LIMITATIONS ON SIZE OF HOLDINGS OF SHARES AND
  OTHER CHARTER PROVISIONS

    OWNERSHIP LIMIT. Generally, in order to maintain its qualification as a REIT, not more than 50% in value of the Company's outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of any taxable year following the Company's first taxable year. The Company's 9.8% share ownership limit for shareholders, as well as the ability of the Company to issue additional Shares or other classes or series of shares (which may have rights and preferences senior to the Shares), may have the effect of delaying, deferring or preventing a change in control of the Company without the consent of the Board even if a change in control were in the shareholders' interests and may also (i) deter tender offers for the Shares, which offers may be advantageous to shareholders, and (ii) limit the opportunity for shareholders to receive a premium for their Shares that might otherwise exist if an investor were attempting to acquire in excess of 9.8% of the Company's outstanding Shares or otherwise effect a change in control of the Company. See "Description of Shares of Beneficial Interest--Restriction on Size of Holdings of Shares" for additional information regarding the ownership limit.

    CLASSIFIED BOARD. The Board has been divided into three classes of trustees. The terms of the classes will expire in 1998, 1999 and 2000, respectively. Beginning in 1998, as the term of a class expires, trustees in that class will be elected for a three-year term and the trustees in the other two classes will continue in office. Such classified board provision will make it more difficult for a potential acquiror to remove trustees or elect a majority of new trustees.

    SHARES AND PREFERRED SHARES. The Company's Declaration of Trust authorizes the Board to issue additional Shares or preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares"), or classify any unissued Shares or Preferred Shares and to reclassify any previously classified but unissued Shares or Preferred Shares of any series from time to time. See "Description of Shares of Beneficial Interest--General" and "--Preferred Shares." No such Shares or Preferred Shares have been so classified or reclassified to date. The issuance of Preferred Shares or other Shares with voting rights different from the Shares could make it more difficult for a potential acquiror to obtain sufficient votes to approve proposed transactions.

    BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITIONS. Under the MGCL, certain business combinations with interested shareholders are prohibited for five years after the most recent date on which such interested shareholder became an interested shareholder. In addition, the MGCL provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares acquired by the acquiror, officers or directors who are employees of the corporation. Such acquisitions may make it more difficult for an acquiror to gain control of the Company without the approval of the Board or the shareholders.

    ADVANCE NOTICE PROVISIONS. For nominations or other business to be properly brought before an annual meeting of shareholders by a shareholder, the Company's Bylaws require such shareholder to deliver a notice to the Secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth: (i) as to each person whom the shareholder proposes to nominate for election or reelection as a trustee, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of trustees pursuant to Regulation 14A of the Exchange Act; (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such shareholder as it appears on the Company's books and of such beneficial owner and (y) the number of Shares which are owned beneficially and of record by such shareholder and such beneficial owner, if any.

    The classified Board, the issuance or reclassification of Shares or Preferred Shares and the advance notice provisions discussed in the preceding paragraphs, and the provisions in the AMCE Right to Purchase Agreement terminating the Company's rights upon a change in control of the Company, each could have the effect of delaying, deferring or preventing a change in control of the Company even if a change in control were in the shareholders' interests.

LACK OF CONTROL OVER DAY-TO-DAY OPERATIONS AND MANAGEMENT OF THE PROPERTIES

    To qualify as a REIT for federal income tax purposes, the Company generally may not operate, or participate in decisions affecting the operations of, the Initial Properties and, if acquired, the Option Properties. AMC will control the operations of the Properties under the Leases, each of which will have initial terms ranging from 13 to 15 years and four renewal terms of five years each, exercisable at the option of AMC. The Leases will generally require that AMC operate the Properties in an efficient and professional manner and maintain each Property in good order, repair and appearance. During the terms of the Leases, the Company will not have the authority to require AMC to operate the Properties in a particular manner or to govern any particular aspect of their operation except as set forth in the Leases. Thus, even if the Company believes AMC is operating the Properties inefficiently or in a manner adverse to the Company's interests, the Company will not be able to require AMC to change its method of operation. The Company is limited to seeking redress only if AMC violates the terms of a Lease, in which case the Company's primary remedy is to terminate the Lease or, in certain circumstances, all of the Leases, and seek to recover damages from AMC and/or AMCE. If a Lease is terminated, the Company will be required to find another suitable lessee or risk losing its ability to elect or maintain REIT status, as applicable.

CHANGES IN POLICIES

    The major policies of the Company, including its policies with respect to investments, financing, growth, debt capitalization, REIT qualification and distributions, are determined by the Board. Although it has no present intention to do so, the Board may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. See "Policies and Objectives With Respect to Certain Activities." Accordingly, shareholders will have limited control over changes in policies of the Company.

NO PRIOR MARKET FOR SHARES

    Prior to the Offering, there has been no market for the Shares. Although application has been made to list the Shares on the NYSE, there can be no assurance that an active trading market will develop or that the Shares will be so listed. The initial public offering price will be determined through negotiations between the Company and the Underwriters and may not be indicative of the market price of the Shares after the Offering. See "Underwriting."

EFFECT OF MARKET INTEREST RATES ON SHARE PRICES

    One of the factors that may influence the price of the Shares in public markets will be the annual yield on the price paid for Shares from distributions by the Company. Thus, an increase in market interest rates may lead purchasers of Shares to demand a higher annual yield, which could adversely affect the market price of the Shares.

DILUTION

    The pro forma net tangible book value per Share after the Offering will be lower than the initial public offering price per Share in the Offering. Accordingly, persons acquiring Shares in the Offering will experience immediate dilution of $1.87 per Share in the net tangible book value of Shares acquired in the Offering. See "Dilution."

                                  THE COMPANY

GENERAL

    The Company is being formed to capitalize on the opportunities created by the development of destination entertainment and entertainment-related properties including larger theatre complexes. The Company believes that entertainment is emerging as an important and discrete sector of the retail real estate industry and, as a result of its focus on properties in this sector, it will have a competitive advantage in providing capital to operators of such properties. The principal business strategy of the Company is to acquire and develop a diversified portfolio of high-quality properties leased to entertainment and entertainment-related business operators generally under long-term triple net leases. The Company will focus primarily on megaplex theatres and entertainment themed retail centers.

    The Company's initial portfolio will consist of the Initial Properties purchased from subsidiaries of AMCE for an aggregate purchase price of approximately $248.8 million. The Company will also have options for a period of 90 days following the actual opening date of the megaplex theatre on each Option Property to acquire such Option Property from AMC or the current owner/lessor thereof for the cost to AMC of developing and constructing such property (estimated to aggregate $138.5 million if all the Option Properties are purchased). The Option Properties are currently under construction, with the last theatre expected to be completed and opened by August 1998. The Company will lease all of the Initial Properties and, if acquired, the Option Properties to AMC. One of the Initial Properties and three of the Option Properties have adjacent land parcels that, if not under contract for sale or sold at the time of the related theatre acquisition, may be purchased by the Company for an aggregate purchase price of $9.6 million. In addition, the Company will have a right of first refusal and first offer to purchase any megaplex theatre and related entertainment property acquired or developed and owned (or ground-leased) by AMCE or its subsidiaries, exercisable for a period of five years following the closing of the Offering upon AMCE's intended disposition of such property. As a result of these and other transactions, the Company and AMCE will have several ongoing relationships after the Formation Transactions, some of which could give rise to possible conflicts of interest. See "Conflicts of Interest" and "Relationship Between AMCE and the Company after the Formation Transactions." The Company will also pursue opportunities to acquire and develop entertainment and entertainment-related properties and lease them to Planet Movies and other operators other than AMCE. Likewise, AMCE and Planet Movies may lease entertainment and entertainment-related properties from owners other than the Company.

    The Company's executive offices are located at One Kansas City Place, 1200 Main Street, Suite 3250, Kansas City, Missouri 64105, and its telephone number is (816) 480-4649. The Company is a Maryland real estate investment trust formed in August 1997.

BUSINESS OBJECTIVES AND OPERATING STRATEGIES

    The Company's business objectives are to achieve predictable and increasing Funds from Operations per Share and enhance shareholder value by acquiring and developing a diversified portfolio of high-quality properties leased to entertainment and entertainment-related business operators generally under long-term triple net leases.

    GROWTH STRATEGY

    In addition to internal growth through increasing rental payments under the Leases for the Initial Properties, the Company intends to implement each of the growth strategies outlined below:

    OPTION PROPERTIES. The Company will have options to acquire up to five additional megaplex theatres currently under construction by AMC for an aggregate estimated purchase price of $138.5 million. The Option Properties are expected to be completed on dates between December 1997 and August 1998. The acquisition of such Option Properties and any related land parcels will be funded by any remaining net proceeds of the Offering and the Bank Credit Facility. The Company will also achieve additional growth through leasing the Option Properties to AMC pursuant to Leases that provide for year over year Base Rent Escalation and, if revenues exceed the baseline amounts, Annual Percentage Rent.

    FUTURE AMCE PROPERTIES. The Company will have the right of first refusal and first offer to acquire and lease back to AMC any megaplex theatre and related entertainment property acquired or developed and owned (or ground-leased) by AMCE or its subsidiaries, exercisable for a period of five years following the closing of the Offering upon AMCE's intended disposition of such property pursuant to the AMCE Right to Purchase Agreement. The Company expects that AMCE and its subsidiaries will continue to acquire and/or develop and own such properties, although AMCE may lease entertainment and entertainment-related properties from owners other than the Company.

    ADDITIONAL MEGAPLEX THEATRE AND PLANET MOVIES PROPERTIES.   The Company
believes that movie theatre operators other than AMC will develop megaplex theatres. The Company expects to pursue opportunities to acquire high-quality properties associated with such developments from operators with a strong market presence. The Company believes that it will have opportunities to purchase megaplex theatres that are being developed by other operators because of the significant capital commitment involved in building such properties. The Company also anticipates working closely with Planet Movies in evaluating potential Planet Movies locations, including the acquisition and development of property by the Company and the leasing of such property to Planet Movies, although neither party is obligated to do so. The Company expects that Planet Movies will be active in developing such properties, although Planet Movies may lease entertainment and entertainment-related properties from owners other than the Company.

    ENTERTAINMENT THEMED RETAIL CENTERS. The Company intends to focus on opportunities to acquire ETRCs, which are generally large multi-tenant retail developments that incorporate elements such as megaplex theatres, restaurants, book and/or music superstores, interactive entertainment venues and other specialty retail that is oriented to entertainment or leisure-time activities. The Company believes that not only do significant opportunities exist today, but also that the consumer demand for entertainment will lead to ETRCs as a rapid growth category of the retail real estate industry. Further, the Company believes the newness of the concept may make traditional real estate credit sources less available to ETRCs and create significant opportunities for the Company. As a result of the significant capital commitment involved in building such properties and the experience and relationships of the Company's management, the Company believes that it will have opportunities to provide capital for the development of such properties. The Company's ability to finance the acquisition and development of such properties will enable it to grow and diversify its asset base. Additionally, the Company believes that as a result of its involvement with multi-tenant ETRCs, it will develop relationships with entertainment business operators that would rather lease than own their real estate and therefore have opportunities for single-tenant out-of-home location based property developments other than megaplex theatres with such operators.

    OPERATING STRATEGY

    As the Company pursues its growth strategy involving the acquisition and development of additional properties, the Company intends to implement the following operating strategy:

    LEASE RISK MINIMIZATION. To avoid initial lease-up risks and produce a predictable income stream, the Company intends to acquire single-tenant properties that are leased under long-term leases or multi-tenant properties that are substantially leased. The Initial Properties and, if acquired, the Option Properties, will be leased to AMC with initial terms ranging from 13 to 15 years. The Company's willingness to make long-term investments in properties offers tenants financial flexibility and allows tenants to allocate capital to their core businesses.

    LEASE STRUCTURE. The Company also intends to structure leases, where possible, on a triple-net or similar basis under which the tenants bear the principal portion of the financial and operational responsibility for the properties. During each lease term and any renewal periods, the Company intends to provide for contractual increases in rent and/or percentage rent based upon a percentage of a tenant's gross sales over a pre-determined level.

    TENANT RELATIONSHIPS. The Company will seek to develop and maintain long-term working relationships with theatre, restaurant and other entertainment-related business operators, such as AMC and Planet Movies, by providing capital for multiple properties on a national basis, thereby adding additional efficiency and value to such operators and the Company. The Company will target tenants whose competitive position and financial strength should enable them to meet their obligations throughout the leases' terms. The Company believes that the contacts and experience of its management and its financing strategy will enable it to develop and maintain such relationships.

    PORTFOLIO DIVERSIFICATION. The Company expects to diversify its asset base by property type and tenant. In pursuing its diversification strategy, the Company will target theatre, restaurant, retail and other entertainment-related business operators that management views as leaders in their market segments and that have the financial strength to compete effectively. As ETRCs include an increasing number of diverse tenants, the Company expects that it will be able to serve the widening demands of this market and that its portfolio will reflect these additional complementary businesses.

    CAPITALIZATION STRATEGY

    Upon consummation of the Formation Transactions, the Company will have no outstanding indebtedness. In order to implement its growth and operational strategies, the Company intends to follow the following capitalization strategy:

    MODERATE USE OF LEVERAGE. The Company will seek to enhance shareholder return through the moderate use of leverage. The Company intends to use the $200 million Bank Credit Facility to fund the acquisition of the Option Properties, related land parcels and additional acquisitions of properties consistent with the Company's investment policies. In addition, the Company may refinance such debt with long-term debt or equity as circumstances warrant. The Company expects to maintain a debt to total market capitalization ratio (i.e., total debt of the Company as a percentage of equity market value plus total debt) of less than 50%.

    PAYMENT OF REGULAR DISTRIBUTIONS. The Company intends to pay quarterly distributions to its shareholders. Among the factors that the Board will consider in setting the distribution rate will be the Company's results of operations, including Funds from Operations per Share. Accordingly, the Company expects to periodically raise distributions as Funds from Operations per Share increases and other considerations and factors warrant. See "Distributions."

    The Company believes it will have opportunities to provide capital to businesses that seek to develop or operate entertainment and entertainment-related properties due to its strong capital base of shareholders' equity, the funds available under its Bank Credit Facility and its access to the capital markets. The Company also will be in a position to acquire new properties for cash, shares or a combination thereof creating the opportunity for tax-deferred transactions for the seller (through a subsidiary partnership or otherwise) and thereby potentially reducing the price that would be paid in all cash transactions.

                                USE OF PROCEEDS

    The proceeds to the Company from the sale of the Shares offered hereby, net of the estimated underwriting discount and expenses of the Offering, are expected to be approximately $254.8 million ($293.0 if the Underwriters' over-allotment option is exercised in full). Approximately $248.8 million of the net proceeds of the Offering will be used by the Company to purchase the Initial Properties from subsidiaries of AMCE. The purchase of the completed Initial Properties will close concurrently with or within a short period following the closing of the Offering. See "The Formation Transactions." The remaining net proceeds and any net proceeds from the exercise of the Underwriters' over-allotment option, and funds available from the $200 million Bank Credit Facility, will be used by the Company (i) to pay fees of approximately $1.2 million related to the Bank Credit Facility, (ii) to make loans of $2.4 million pursuant to the Share Purchase Program, (iii) to purchase the Option Properties and related land parcels for an estimated aggregate purchase price of $148.1 million, (iv) to purchase additional properties consistent with the Company's investment policies or (iv) for general business purposes. While the Company may engage from time to time in discussions regarding potential acquisitions, other than with respect to the Option Agreements and the AMCE Right to Purchase Agreement, it has not entered into any agreement as of the date of this Prospectus to make any such acquisition. Pending the described uses, any remaining net proceeds will be invested in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by Federal agencies.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of August 29, 1997, the date of its formation, and as adjusted to give effect to the Formation Transactions. The table should be read in conjunction with the historical and pro forma financial information of the Company included elsewhere in this Prospectus.

                                                                                 PRO FORMA
                                                               HISTORICAL      SEPTEMBER 30,
                                                             AUGUST 29, 1997        1997
                                                             ---------------  ----------------
                                                                      (IN THOUSANDS)
Debt outstanding under the Bank Credit Facility............     $  --            $   --

Shareholders' Equity:
  Common Shares, par value $.01 per Share; 50,000,000              --                   139
    Shares authorized; 100 Shares issued historical;
    13,860,100 Shares issued pro forma(1)..................
  Share purchase loans.....................................        --                (2,400)
  Additional paid-in capital...............................             2           254,711
                                                                   ------     ----------------
    Total shareholders' equity.............................             2           252,450
                                                                   ------     ----------------
    Total capitalization...................................     $       2        $  252,450
                                                                   ------     ----------------
                                                                   ------     ----------------

--------------

(1) Includes 60,000 restricted Shares granted pursuant to the Company's Share Incentive Plan and excludes options to purchase 90,000 Shares granted pursuant to the Company's Share Option Program. See
    "Management--Compensation Programs."

                            FORECASTED DISTRIBUTIONS

    The Company intends to pay regular quarterly distributions to its shareholders. The Board of Trustees, in its sole discretion, will determine the actual distribution rate based on the Company's actual results of operations, economic conditions, tax considerations (including those related to REITs, such as the requirement that a REIT currently distribute at least 95% of its taxable income to shareholders) and other factors. The first distribution, for the period ending December 31, 1997, is forecasted to equal a pro rata share of the forecast initial quarterly distribution of $0.40 per Share. On an annualized basis, the forecast distribution is $1.60 per Share, or 8.0% of the initial public offering price. The Company does not expect to change its forecast initial distribution per Share if the Underwriters' over-allotment option is exercised. See "The Formation Transactions."

    The forecast distribution represents approximately 96.6% of the Company's forecast Cash Available for Distribution for the twelve months ending November 30, 1998. The Company's forecast of the Cash Available for Distribution is being made solely for the purpose of setting the initial distribution and is not intended to be a projection of the Company's results of operations or its liquidity, nor is the methodology upon which such adjustments were made necessarily intended to be a basis for determining future distributions.

    The following table describes the calculation of forecast Cash Available for Distribution for the twelve months ending November 30, 1998 and the forecast initial distributions.

                                                                             TWELVE MONTHS
                                                                                ENDING
                                                                           NOVEMBER 30, 1998
                                                                          -------------------
                                                                            (IN THOUSANDS,
                                                                           EXCEPT PER SHARE
                                                                                 DATA)

Forecast net earnings...................................................       $  17,105

Add: Forecast depreciation..............................................           5,239
                                                                                --------

Forecast Funds from Operations(1).......................................          22,344

Add: forecast amortization..............................................             605
                                                                                --------

Forecast Cash Available for Distribution(2).............................       $  22,949

Forecast cash flows from operating activities(3)........................          22,949

Forecast initial distribution(4)........................................          22,176

Forecast initial distribution per Share.................................       $    1.60

Forecast initial payout ratio based on forecast Cash Available for
 Distribution(5)........................................................            96.6%

Forecast initial payout ratio based on forecast cash flows from
 operating activities(6)................................................            96.6%

--------------

(1) The Company believes Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, investing activities and financing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. Funds from Operations is calculated as forecast net earnings plus depreciation. The Company's Funds from Operations is not comparable to Funds from Operations reported by other REITs that do not define the term using the current NAREIT definition or that interpret the current NAREIT definition differently than does the Company. Funds from Operations should not be considered as an alternative to net earnings (computed in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (computed in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

(2) Cash Available for Distribution is forecast net earnings plus depreciation and amortization and minus capital expenditures and principal payments on indebtedness. No capital expenditures or principal payments on indebtedness are included for the periods indicated as the Company is not obligated to make such expenditures under the Leases and has no debt outstanding on a pro forma basis. The forecast of Cash Available for Distribution is being made solely for the purpose of setting the initial distribution and is not intended to be a projection or forecast of the Company's results of operations or its liquidity, nor is the methodology upon which such adjustments were made necessarily intended to be a basis for determining future distributions.

(3) The Company has not included cash flows from investing or financing activities since the Company's forecast financial statements do not include any acquisitions or borrowings. The Company has not made any determination as to whether or when it will exercise any of its options to acquire the Option Properties and has no commitments with respect to any capital expenditures. Unless circumstances change or additional acquisition opportunities arise, the Company does not anticipate any material cash requirements for investing or financing activities during the next year.

(4) Represents forecast initial distribution per Share multiplied by the 13,860,100 Shares to be outstanding upon completion of the Formation Transactions.

(5) Represents the forecast initial aggregate distribution divided by forecast Cash Available for Distribution.

(6) Represents the forecast initial aggregate distribution divided by forecast cash flows from operating activities.

    The Company believes that its forecast Cash Available for Distribution constitutes a reasonable basis for setting the initial distribution rate on the Shares and intends to maintain its initial distribution rate for the 12 months following the closing of the Offering unless actual results from operations, economic conditions or other factors differ from the assumptions used in its estimate. The actual return that the Company will realize and the amount available for distributions to shareholders will be affected by a number of factors, including the revenues received from the Initial Properties, the operating expenses of the Company, the interest expense incurred on its borrowings and unanticipated capital expenditures. No assurance can be given that the Company's forecast will prove accurate. See "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company forecasts that Funds from Operations will exceed "earnings and profits" as computed for federal income tax purposes due to non-cash expenses, primarily depreciation and amortization, expected to be incurred by the Company. Distributions by the Company to the extent of its current or accumulated earnings and profits for federal income tax purposes will be taxable to shareholders as ordinary dividend income. Distributions in excess of earnings and profits generally will be treated as a non-taxable reduction of the shareholder's basis in the Shares to the extent thereof, and thereafter as capital gain. Distributions treated as a non-taxable reduction in basis will have the effect of deferring taxation until the sale of a shareholder's Shares. The Company does not intend to reduce the forecast initial distribution per Share if the Underwriters' over-allotment option is exercised. The Company estimates that approximately 20% to 25% of the anticipated initial annual distribution to shareholders will represent a return of capital for federal income tax purposes and that the Company would generally be required to distribute $16.2 million, or $1.17 per Share, during the twelve months ending November 30, 1998 in order to maintain its status as a REIT. If actual Funds from Operations or taxable income vary from the forecast amounts, the percentage of distributions that will represent a return of capital may vary substantially. For a discussion of the tax treatment of distributions to holders of Shares, see "Federal Income Tax Consequences-- Taxation of Holders of Shares." In order to qualify to be taxed as a REIT, the Company must make annual distributions to shareholders of at least 95% of its REIT taxable income (determined by excluding any net capital gain), which the Company anticipates initially will be less than adjusted Funds from Operations. Under certain circumstances, the Company may be required to make distributions in excess of Cash Available for Distribution in order to meet such distribution requirements. In such a case, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of additional Shares or Preferred Shares (as defined).

    Future distributions by the Company will be at the discretion of the Board of Trustees and will depend on the actual Cash Available for Distribution of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code (see "Federal Income Tax Considerations--Taxation of the Company as a REIT--Requirements for Qualification"), and such other factors as the Board of Trustees deems relevant. See "Risk Factors--Changes in Policies."

                                    DILUTION

    The initial public offering price per Share exceeds the net tangible book value per Share. Therefore, purchasers of Shares sold in the Offering will realize an immediate dilution in the net tangible book value of their Shares. Net tangible book value per Share is determined by subtracting total liabilities from total tangible assets and dividing the remainder by the number of Shares that will be outstanding after the Offering. The following table illustrates the dilution to purchasers of Shares sold in the Offering based on the initial public offering price and assuming no exercise of the Underwriters' over-allotment option.

Initial public offering price(1)...........................................          $20.00

Net tangible book value per Share(2).......................................  $ 0.00

Increase in net pro forma tangible book value per Share attributable to
 payments by purchasers of Shares sold in the Offering.....................   18.13

Net pro forma tangible book value per Share after the Offering(3)..........           18.13
                                                                                     ------

Dilution per Share sold in the Offering....................................          $ 1.87
                                                                                     ------
                                                                                     ------

--------------

(1) Before deducting estimated expenses of the Offering.

(2) Determined by dividing total tangible assets of the Company as of August 29, 1997 by the total number of Shares to be outstanding following the Formation Transactions.

(3) Determined by dividing total tangible assets of the Company on a pro forma basis as of September 30, 1997 by the total number of Shares to be outstanding following the Formation Transactions.

                  THE COMPANY'S SELECTED FINANCIAL INFORMATION

    The following table sets forth selected historical, pro forma and forecast financial information for the Company as of September 30, 1997 and August 29, 1997 and for the twelve months ending November 30, 1998. The pro forma balance sheet information is presented as if the Formation Transactions had occurred on September 30, 1997 and therefore incorporates certain assumptions that are set forth in the Company's Pro Forma Balance Sheet. The pro forma information does not purport to represent what the Company's financial position actually would have been had the Formation Transactions, in fact, occurred on such date, or to project the Company's financial position at any future date. The forecast operating information is presented as if the Formation Transactions had occurred as of December 1, 1997 and therefore incorporates certain assumptions that are set forth in the Company's Forecast Statement of Operations. The historical financial information set forth below is qualified in its entirety by reference to the Company's Financial Statements and the Notes thereto included elsewhere in this Prospectus. The historical, pro forma and forecast information set forth below should be read in conjunction with "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                          FORECAST TWELVE
                                                                           MONTHS ENDING
                                                                         NOVEMBER 30, 1998
                                                                       ---------------------
                                                                       (IN THOUSANDS, EXCEPT
                                                                          PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Rental income(1)...................................................        $  25,382
  General and administrative expenses(2).............................            2,209
  Depreciation(3)....................................................            5,239
  Interest expense, net..............................................              829
                                                                              --------
  Net earnings.......................................................        $  17,105
                                                                              --------
                                                                              --------
  Net earnings per Share.............................................        $    1.23
                                                                              --------
                                                                              --------
  Distributions declared and paid....................................        $  22,176
  Distributions declared and paid per Share..........................        $    1.60
  Weighted average Shares outstanding(4).............................           13,860

                                                           PRO FORMA            HISTORICAL
                                                       SEPTEMBER 30, 1997     AUGUST 29, 1997
                                                      --------------------  -------------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
  Real estate owned, at cost........................       $  249,856            $  --
  Total assets......................................          252,450                    2
  Debt outstanding under the Bank Credit Facility...           --                   --
  Total shareholders' equity........................          252,450                    2

                                                                              FORECAST
                                                                            TWELVE MONTHS
                                                                               ENDING
                                                                          NOVEMBER 30, 1998
                                                                         -------------------
OTHER FINANCIAL DATA:
  Net earnings.........................................................       $  17,105
  Add: Depreciation....................................................           5,239
                                                                               --------
  Funds from Operations(5).............................................          22,344
  Add: Amortization....................................................             605
                                                                               --------
  Cash Available for Distribution(6)...................................       $  22,949
                                                                               --------
                                                                               --------

--------------

(1) Represents forecast rental income from AMC recorded in accordance with the terms of the Leases as if the Initial Properties are leased commencing with the beginning of the period or, if later, the anticipated opening date. The Company will lease the Initial Properties to AMC under operating leases guaranteed by AMCE.

(2) Represents management's estimates of general and administrative expenses.

(3) Represents depreciation of the Initial Properties using the straight-line method over a 40-year period commencing with the beginning of the period or, if later, the anticipated opening date.

(4) Weighted average Shares outstanding include Shares sold in the Offering and restricted Shares granted pursuant to the Company's Restricted Share Program as if such Shares were outstanding for the entire period.

(5) The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, investing activities and financing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. Funds from Operations is calculated as forecast net earnings plus depreciation. The Company computes Funds from Operations in accordance with standards established by the White Paper on Funds from Operations approved by the NAREIT Board of Governors in March 1995, which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs, and, accordingly, the Company's Funds from Operations may not be comparable to the Funds from Operations of such other REITs. See "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds from Operations." Funds from Operations should not be considered as an alternative to net earnings (computed in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (computed in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

(6) Cash Available for Distribution is forecast net earnings plus depreciation and amortization and minus capital expenditures and principal payments on indebtedness. No capital expenditures or principal payments on indebtedness are included for the periods indicated.

             THE COMPANY'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company was organized as a Maryland real estate investment trust on August 22, 1997, and intends to make an election to qualify under the Code as a REIT commencing with its taxable year ending December 31, 1997. Substantially all of the Company's initial revenues are expected to be derived from: (i) rents received under long-term triple net leases of entertainment and entertainment-related properties, initially megaplex theatres leased to AMC under operating leases guaranteed by AMCE; and (ii) interest earned from the temporary investment of funds in short-term investments. The rent for the first year for each Property under the Leases is initially set at a fixed amount and will be increased each year by the Base Rent Escalation. Although the Company is entitled to Annual Percentage Rent under the Leases, it does not anticipate receiving any such payments for at least five years following the Formation Transactions.

    The Company will incur operating and administrative expenses including, principally, compensation expense for its executive officers and other employees, office rental and related occupancy costs and various expenses incurred in the process of acquiring additional properties. The Company will be self-administered and managed by its executive officers and staff, and will not engage a separate advisor or pay an advisory fee for administrative or investment services, although the Company will engage legal, accounting, tax and financial advisors from time to time.

    The primary non-cash expense of the Company will be the depreciation of its entertainment and entertainment-related properties. The Company expects to depreciate buildings and improvements over a 39- and 40-year period for tax and financial reporting purposes, respectively. The Company will not own or lease any personal property, furniture or equipment at any Property following the Formation Transactions.

    The Company also expects to employ moderate leverage, pursuant to the Bank Credit Facility or otherwise, to fund additional investments and will incur long and short-term indebtedness, and related interest expense, from time to time. See "Risk Factors--General Real Estate Investment Risks--Interest Rates and Debt Financing."

    The Company intends to make distributions to its shareholders in amounts not less than the amounts required to maintain REIT status under the Code and, in general, in amounts exceeding taxable income. The Company's ability to make distributions will depend upon its Cash Available for Distribution.

RESULTS OF OPERATIONS

    The Company has had no operations prior to August 22, 1997 (the date of organization), or through the date of this Prospectus. The Company's future results of operations will depend upon the acquisition of the Initial Properties and other properties, including the Option Properties, and the terms of any subsequent investments the Company may make.

FORECAST RESULTS OF OPERATIONS

    The Company estimates that after giving effect to the Offering and the acquisition of the Initial Properties, rental income would be $25.4 million for the twelve months ending November 30, 1998, net earnings would be $17.1 million, or $1.23 per Share, and depreciation would be $5.2 million. Forecast rental income is estimated in accordance with the terms of the Leases as if the Initial Properties are leased commencing with the beginning of the period or, if later, the anticipated opening date. See "The Company's Selected Financial Information."

LIQUIDITY AND CAPITAL RESOURCES

    The Company anticipates that its initial working capital and cash from operations, together with the Bank Credit Facility anticipated to be available to the Company, will provide adequate liquidity to conduct its operations, fund administrative and operating costs, interest payments and acquisitions, and allow distributions to the Company's shareholders in accordance with the Code's requirements for qualification as a REIT and to avoid any corporate level federal income or excise tax.

    In order to qualify as a REIT for federal income tax purposes, the Company will be required to make substantial distributions to its shareholders. The following factors, among others, will affect Funds from Operations and will influence the decisions of the Board of Trustees regarding distributions: (i) scheduled increases in base rent under the Leases with respect to the Properties; (ii) receipt of percentage rents; and (iii) returns from short-term investments pending application of the net proceeds of the Offering. Although the Company will receive most of its rental payments on a monthly basis, it intends to make distributions quarterly. Amounts accumulated for distribution will be invested by the Company in short-term investments.

    Under the terms of the Leases, AMC is responsible for substantially all expenses associated with the operation of the Properties, such as taxes and other governmental charges, insurance, utilities, service, maintenance and any ground lease payments. See "Business of the Company and its Properties--The Properties" and "Leases." As a result of these arrangements, the Company does not believe it will be responsible for any major expenses in connection with the Properties during the terms of the respective Leases. The Company anticipates entering into similar leases with respect to additional properties, including the Option Properties. After the terms of the respective leases expire, or in the event a lessee is unable to meet its obligations, the Company anticipates that any expenditures it might become responsible for in maintaining the properties will be funded by cash from operations and, in the case of major expenditures, possibly by borrowings. To the extent that unanticipated expenditures or significant borrowings are required, the Company's Funds from Operations and liquidity may be adversely affected.

    The Company is negotiating to obtain a $200 million Bank Credit Facility that will be used to primarily finance the acquisition of additional properties, including the Option Properties and related land parcels, and for other general operating purposes and working capital, as necessary. It is expected that the Bank Credit Facility will have a maturity of three years following the Formation Transactions and will bear interest at variable rates based on a spread over the London Interbank Rate. It is also expected that the Bank Credit Facility will contain affirmative and negative covenants customary and standard for a REIT, including a requirement that the Company repay amounts in excess of the total commitment amount, as adjusted to reflect mandatory reductions.

    Other than the $248.8 million purchase of the Initial Properties using the net proceeds from the Offering and the purchase of a related land parcel, the Company has no commitments with respect to other capital expenditures. However, the Company has options exercisable at any time during the 90-day period following the actual opening date of the megaplex theatre on any Option Property to purchase such Option Property for the cost to AMC of developing and constructing such Property (estimated to aggregate $138.5 million if all the Option Properties are purchased). One of the Initial Properties and three of the Option Properties have adjacent land parcels that, if not under contract for sale or sold at the time of the related theatre acquisition, may be purchased by the Company for an aggregate purchase price of $9.6 million. If acquired, the Company may be required to make additional expenditures to develop such land parcels. In addition, the Company has a right of first refusal and first offer to purchase any megaplex theatre and related entertainment property acquired or developed and owned (or ground-leased) by AMCE or its subsidiaries, exercisable for a period of five years following the closing of the Offering upon AMCE's intended disposition of such property. The Company may raise additional long-term capital by issuing, in public or private transactions, equity or debt securities, but the availability and terms of any such issuance will depend upon the market and other conditions. The Company anticipates that as a result of its initially low debt to total capitalization ratio and its intention to maintain a debt to total market capitalization ratio of less than 50%, it will be able to obtain financing for its long-term capital needs. However, there can be no assurance that such additional financing or capital will be available on terms acceptable to the Company. The Company expects to borrow under the Bank Credit Facility to acquire the Option Properties and related land parcels and may, under certain circumstances, borrow additional amounts in connection with the acquisition of additional properties, the renovation or expansion of Properties, or, as necessary, to meet certain distribution requirements imposed on REITs under the Code. See "Policies and Objectives with Respect to Certain Activities-- Investment Objectives and Policies."

    Acquisitions will be made subject to the investment objectives and policies to maximize both current income and long-term growth in income described elsewhere in this Prospectus. The Company's liquidity requirements with respect to future acquisitions may be reduced to the extent the Company uses Shares as consideration for such purchases.

FUNDS FROM OPERATIONS

    The Company believes Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, investing activities and financing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. Funds from Operations is calculated as forecast net earnings plus depreciation. The Company computes Funds from Operations in accordance with standards established by the White Paper on Funds from Operations approved by the NAREIT Board of Governors in March 1995, which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs, and, accordingly, the Company's Funds from Operations may not be comparable to the Funds from Operations of such other REITs. Further, Funds from Operations does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. The Company believes that in order to facilitate a clear understanding of the pro forma operating results of the Initial Properties and the Company, Funds from Operations should be examined in conjunction with the Company's Condensed Pro Forma Financial Statements included elsewhere in this Prospectus. Funds from Operations should not be considered as an alternative to net earnings (computed in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (computed in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

INFLATION

    All of the Leases will be triple net leases requiring AMC to pay for substantially all expenses associated with the operation of the Properties, such as taxes and other governmental charges, insurance, utilities, service, maintenance and any ground lease payments, thereby minimizing the Company's exposure to increases in costs and operating expenses resulting from inflation. Because the Bank Credit Facility is expected to provide for a variable interest rate, inflation could have a material adverse effect on the Company's net income if interest rates increase substantially during any year. Accordingly, when deemed appropriate, based on the then current interest rates, the Company may seek to replace the Bank Credit Facility with a credit facility that provides for a fixed interest rate.

                   BUSINESS OF THE COMPANY AND ITS PROPERTIES

OVERVIEW

    The Company will enter into a purchase agreement to acquire the Initial Properties from subsidiaries of AMCE for an aggregate purchase price of approximately $248.8 million, and option agreements to purchase any or all of the Option Properties from subsidiaries of AMCE or the current owner/lessor thereof for an aggregate estimated purchase price of $138.5 million that may be exercised by the Company, with respect to each Property, at any time during the 90-day period following the actual opening date of the megaplex theatre on such Option Property, with up to an additional 90-day period to close such acquisition. One of the Initial Properties and three of the Option Properties have adjacent land parcels that, if not under contract for sale or sold at the time of the related theatre acquisition, may be purchased by the Company for an aggregate purchase price of $9.6 million. The Initial Properties and the Option Properties represent all of the AMC-owned (or ground-leased) megaplex theatres with the exception of one property that is not readily transferrable to the Company. Each of the Properties is located in a large metropolitan market and has been constructed since May 1995 or is currently under construction. AMCE generally selected the theatre sites on the bases of retail concentration, access to surface transportation and favorable demographic trends identified by reference to census figures and other statistical sources. Four of the Initial Properties are among the thirteen highest grossing theatres in the United States and each of the eight operating Initial Properties is the highest grossing theatre in the local geographic area in which it operates. In addition, the Company will have a right of first refusal and first offer to purchase any megaplex theatre and related entertainment property acquired or developed and owned (or ground-leased) by AMCE or its subsidiaries, exercisable for a period of five years following the closing of the Offering upon AMCE's intended disposition of such property. The Company will acquire a 100% interest in each of the Properties (or related ground leases, as applicable) purchased.

THE PROPERTIES

    The Properties are all state-of-the-art megaplex theatres with predominantly stadium-style seating (seating with an elevation between rows to provide unobstructed viewing). Most are equipped with SONY Dynamic Digital Sound -TM- (SDDS-TM-) and AMC LoveSeat-TM- style seating (plush, high-backed seats with retractable armrests). Other amenities may include auditoriums with TORUS-TM-Compound Curved Screens and High Impact Theatre Systems-TM- (HITS-TM-), which enhance picture and sound quality, respectively. All of such equipment and amenities will be owned, or leased from third parties, by AMC following the Formation Transactions.

    THE INITIAL PROPERTIES

    Certain information regarding each of the Initial Properties is set forth below:

                                                                    BUILDING                               ANTICIPATED
                        METROPOLITAN         NO. OF       NO. OF     (GROSS      OPENING                      LEASE
THEATRE NAME                AREA             SCREENS       SEATS    SQ. FT.)      DATE       RANKING (1)   EXPIRATION
-------------------  -------------------  -------------  ---------  ---------  -----------  -------------  -----------
Grand 24...........  Dallas, TX                    24        5,067     98,175        5/95             6       12/2010
Mission Valley
  20(2)............  San Diego, CA                 20        4,361     84,352       12/95             4       12/2010
Promenade 16(3)....  Los Angeles, CA               16        2,860    129,822        3/96            37       12/2010
Ontario Mills 30...  Los Angeles, CA               30        5,496    131,534       12/96            11       12/2010
Lennox 24(2).......  Columbus, OH                  24        4,412     98,261       12/96            13       12/2011
West Olive 16......  St. Louis, MO                 16        2,817     60,418        4/97           N/A       12/2011
Studio 30..........  Houston, TX                   30        6,032    136,154        5/97           N/A       12/2011
Huebner Oaks 24....  San Antonio, TX               24        4,400     96,004        6/97           N/A       12/2011
First Colony
  24(2)............  Houston, TX                   24        5,098(4)   107,690      12/97(5)         N/A     12/2012
Oak View 24(2).....  Omaha, NE                     24        5,098(4)   107,402      12/97(5)         N/A     12/2012
Leawood Town Center
  20...............  Kansas City, MO/KS            20        2,995(4)    75,224       1/98(5)         N/A      1/2013
South Barrington
  30(6)............  Chicago, IL                   30        6,210(4)   130,891       2/98(5)         N/A      2/2013
                                                  ---    ---------  ---------
                                                  282       54,846  1,255,927
                                                  ---    ---------  ---------
                                                  ---    ---------  ---------

--------------

(1) Among United States theatres based on ticket revenues for the period from January 1 through October 16, 1997 according to Entertainment Data Incorporated. No ranking is provided for those theatres that were not operational during the entire period.

(2) Third party ground leased Property. Although the Company will become the tenant under the ground leases and assume responsibility for performing the obligations thereunder in the Formation Transactions, pursuant to the Leases AMC will have responsibility for performing the Company's obligations under such ground leases.

(3) The theatre occupies 60,000 square feet. See "--Initial Property Descriptions--Promenade 16."

(4) Estimate based on construction plans.

(5) Anticipated opening date. The Company will pay the purchase price and AMC will commence paying rent under the applicable Lease with the Company on the date the Property is acquired by the Company, which will occur on the earlier of the actual opening date of the megaplex theatre and the first day of the month following the anticipated opening date indicated.

(6) The Company will acquire one land parcel totaling approximately 2.1 acres adjacent to this theatre if such parcel is not under contract for sale or sold by AMC at the time of the Formation Transactions. See "--Land Parcels." The Company will not have the right to acquire other land parcels adjacent to this theatre because of the uncertainty of sewer capacity to serve such parcels.

    The Initial Properties will be purchased from subsidiaries of AMCE for an aggregate purchase price of approximately $248.8 million in cash. The Company will lease the Initial Properties to AMC pursuant to the Leases with initial terms ranging from 13 to 15 years with aggregate initial annual rents of approximately $26.1 million. Throughout the terms of the Leases, annual rents will escalate by the Base Rent Escalation, and Annual Percentage Rent on revenues in excess of a baseline amount will be payable by AMC. The Leases may be extended upon the same terms for four additional periods of five years at the option of AMC. The initial annual rent for each Initial Property will be (a) Grand 24 -- $2.0 million; (b) Mission Valley 20 -- $1.7 million; (c) Promenade 16 -- $3.0 million; (d) Ontario Mills 30 --

$2.7 million; (e) Lennox 24 -- $1.4 million; (f) West Olive 16 -- $1.9 million;
(g) Studio 30 -- $2.8 million; (h) Huebner Oaks 24 -- $1.8 million; (i) First Colony 24 -- $2.0 million; (j) Oak View 24 -- $1.8 million; (k) Leawood Town Center 20 -- $1.7 million; and (l) South Barrington 30 -- $3.6 million. Total initial annual rent for the Initial Properties will be approximately $26.1 million.

    The purchase price for each Initial Property will equal the cost to AMCE of developing and constructing such Property. See "Risk Factors--Conflicts of Interest--Purchase Price of the Properties." It is possible that if the Company were to have obtained independent valuations or appraisals, the sum of the values of the Initial Properties might have been greater or lower than the sum of the values determined by the management of AMCE and of the Company.

    INITIAL PROPERTY DESCRIPTIONS

    Set forth below are descriptions of the Initial Properties.

    GRAND 24. The Grand 24 was the first megaplex theatre opened by AMC in May 1995. It is a free-standing theatre located on a 21.2 acre site at 10110 Technology Boulevard East (in the Stemmons Crossroads development, at the intersection of I-35 and Northwest Highway) in Dallas, Texas. The theatre has 98,175 square feet and 5,067 seats. The theatre site includes a 2,600-space free parking area and tram service is provided to the theatre. Its box office has 12 stations, and there are three concessions stands with 21 total stations. Theatre amenities include stadium AMC LoveSeat-TM- style seating, 46-inch spacing between rows, SDDS-TM-, TORUS-TM- Compound Curved Screens, HITS-TM- and advance ticket purchase by TeleTicket-TM-. Eight restaurants and clubs are located near the theatre site. From January 1 through October 16, 1997, the Grand 24 was the sixth highest grossing theatre in the United States.

    Based on the 1990 U.S. Census, there are approximately 460,000 people residing within seven miles of the Grand 24. The Grand 24 site is subject to standard and customary utility and other easements, certain covenants and restrictions and certain reciprocal easements regarding access and the construction of a pedestrian bridge linking the Grand 24 site to adjoining properties.

    MISSION VALLEY 20. The Mission Valley 20 opened in December 1995. It is located in the Mission Valley Center shopping complex, on Interstate 8 at the Mission Center Road exit in San Diego, California. The ground lease is for 77,000 square feet, and the theatre has 84,352 square feet and 4,361 seats. Free parking for patrons is available throughout the shopping complex, including under the theatre and on the south side of the shopping center. The theatre box office has 15 stations, and there are two concessions stands with 34 total stations. Other amenities include stadium AMC LoveSeat-TM- style seating, 46-inch spacing between rows, SDDS-TM-, advance ticket purchase by TeleTicket-TM-, TORUS-TM- Compound Curved Screens and HITS-TM-. From January 1 through October 16, 1997, the Mission Valley 20 was the fourth highest grossing theatre in the United States. The Company believes that this theatre may be operated by AMC under the "Planet Movies by AMC" name in the future.

    The Mission Valley Center is a one-level outdoor mall with 1.3 million square feet on 48.1 acres. The Mission Valley Center opened in 1961 with 100 shops, including the May Company and Montgomery Wards Department Store. In 1975, the Mission Valley Center expanded by adding Bullock's and 44,000 square feet of specialty shops. In 1983, the Mission Valley Center also added 50 more specialty shops. Based on the 1990 U.S. Census, there are approximately 490,000 people residing within five miles of the Mission Valley 20. The ground-leased parcel for the Mission Valley 20 site is subject to various reciprocal easements, restrictions, covenants and other agreements for the operation of the Mission Valley Center.

    The Mission Valley 20 ground lease was entered into in 1994 and has a 30-year initial term expiring in March 2024, with two, ten-year extension options exercisable by the tenant. Minimum rent is $10 per square foot ($764,850 per annum) through year 11 of the lease, increasing by an amount equal to $2 per square foot in year 12 and each five-year period thereafter to $18 per square foot in year 27 of the ground lease. Minimum rent in the first option period is $20 per square foot, and increases by an amount equal to $2 per square foot at the commencement of each successive option period. The ground lease also requires percentage rent, commencing in year seven (2001), of 10% of gross sales over specified breakpoints. During the first ten years of the ground lease, the property may only operate as a theatre; thereafter, with the consent of the landlord and the major tenants of the shopping center, up to 25,000 square feet of the property may be used to operate up to two retail businesses. The tenant under the ground lease must obtain the landlord's consent to its assignment of the ground lease to the Company and the sublease back to AMC. Such ground lease will be assigned to the Company as part of the Formation Transactions, and the Company will assume responsibility for performing the obligations thereunder. Pursuant to the Leases, all of the Company's obligations under the ground lease, including rent payment obligations, will be the responsibility of AMC.

    PROMENADE 16. The Promenade 16 opened in March 1996. It is located on a 6.2 acre site in The Promenade at Woodland Hills shopping complex, at the intersection of 101 Freeway and Topanga Canyon Boulevard in Woodland Hills, California. The building has 129,822 square feet, including the theatre that has 60,000 square feet and 2,860 seats. Free parking is available in the shopping complex parking lots located around the theatre and the mall. The theatre box office has eight stations; in addition, there are four self-service box offices outside the box office where purchasers may purchase ticket or pick up "will-call" tickets. The theatre has three concessions stands with 26 total stations. Some concessions stations include pass-through concessions service. Amenities include stadium AMC LoveSeat-TM- style seating, 46-inch spacing between rows, SDDS-TM-, advance ticket purchase by TeleTicket-TM-, TORUS-TM-Compound Curved Screens and HITS-TM-. From January 1 through October 16, 1997, the Promenade 16 was the 37th highest grossing theatre in the United States. The Company believes that this theatre may be operated by AMC under the "Planet Movies by AMC" name in the future. The Promenade 16 will represent approximately 11.5% of the Company's pro forma total assets and rental revenues. The Company expects that its federal tax basis in the buildings and improvements on this property will be $22.5 million, which will be depreciated using the straight-line method over a 39-year period. The realty tax rate on this property is 1.109% of assessed value, which amounted to realty taxes for 1997 of $258,518.

    The Promenade at Woodland Hills shopping complex is a two-level, enclosed mall having 600,000 square feet of gross leaseable area on 34 acres. The shopping complex opened in 1973 and was fully renovated in 1992. In addition to the AMC Promenade 16 theatre, the Promenade at Woodland Hills shopping complex is anchored by a Macy's and Macy's Men's and Children's stores and features 80 specialty shops and restaurants. Based on the 1990 U.S. Census, there are approximately 450,000 people residing within seven miles of the Promenade 16. The Promenade 16 site is subject to various reciprocal easements, restrictions, covenants and other agreements for operation of the Promenade shopping complex. An agreement with the developer of the shopping complex contains a covenant to operate the theatre facility only as a theatre for a period of 10 years, certain restrictions on the use of the retail portions of the property and restrictions on the transfer of the theatre facility. It further grants to the developer of the shopping complex an option to purchase the theatre facility if at least 35,000 square feet (or 10 screens) of the facility is not operated as a theatre. AMC is currently negotiating a renewal of its expired temporary certificate of occupancy for this Property. The Promenade 16 site includes a 20,000 square foot food court, which includes 5,000 square feet available for lease of which 3,700 square feet currently is leased to six tenants. There is also 40,000 square feet of retail space below the theatre that is currently vacant. AMC will lease the entire site from the Company.

    ONTARIO MILLS 30. The Ontario Mills 30 opened in December 1996. It is located on a 14.7 acre site at the intersection of 4th Street and Milliken Avenue in the Ontario Mills Mall in Ontario, California. The theatre has 131,534 square feet and 5,496 seats. Free parking is available to patrons in the 7,500-space Ontario Mills parking lots around the theatre and the mall. The theatre has three box offices with a total of 15 stations, as well as two automated ticket dispensers for pick up of TeleTicket-TM- purchases. There are three concessions stands with a total of 42 stations, all of which feature pass-through concessions service. Amenities include stadium AMC LoveSeat-TM- style seating, 46-inch spacing between rows, SDDS-TM-, TORUS-TM- Compound Curved Screens, HITS-TM-, advance ticket purchase by TeleTicket-TM-, an Image Video Entertainment Wall which plays continuous digitized images of coming attractions and current releases, two arcade areas and a private room for party rentals and events. From January 1 through October 16, 1997, the Ontario Mills 30 was the eleventh highest grossing theatre in the United States. The Company believes that this theatre may be operated by AMC under the "Planet Movies by AMC" name in the future. The Ontario Mills 30 will represent approximately 10.2% of the Company's pro forma total assets and rental revenues. The Company expects that its federal tax basis in the buildings and improvements on this property will be $19.8 million, which will be depreciated using the straight-line method over a 39-year period. The realty tax rate on this property is 1.021% of assessed value plus certain assessments, which amounted to realty taxes for 1997 of $358,366.

    The Ontario Mills Mall is a 1.7 million square foot mall located on the northwest corner of the intersection of the Interstate 10 and Interstate 15 freeways and is one of California's largest outlet malls. The Ontario Mills 30 is the Ontario Mills Mall's key entertainment anchor of a total of 13 anchors including Clearinghouse by Saks Fifth Avenue, J.C. Penney Outlet, Sports Authority, Marshall's, Burlington Coat Factory and Bed, Bath and Beyond. Other entertainment stores and attractions include Sega Gameworks, Wolfgang Puck Cafe, Virgin Megastore and the Warner Bros. Studio Store Outlet. Based on the 1990 U.S. Census, there are approximately 470,000 people residing within seven miles of the Ontario Mills 30. The Ontario Mills 30 site is subject to standard and customary utility and other easements and certain reciprocal easements, covenants, conditions and restrictions regarding access, parking, passage, signs and utility lines over, and the construction of the common areas of the Ontario Mills Mall. An agreement with the developer contains a covenant in favor of the developer of the Ontario Mills Mall and its successors and assigns to operate the AMC facility only as a theatre for a period of 10 years (subject to limited exceptions) and provides to such developer an option to purchase the property if it is not used as a theatre for a term of 40 years after the expiration of the initial 10 year operating covenant period. For 15 years from the date AMC acquired the property, the developer has a right of first offer and a right of first refusal with respect to any future sale or lease by the Company of substantially all of the property. The price to be paid for the property pursuant to such purchase option is its fair market value as determined by the procedure set forth in such agreement.

    LENNOX 24. The Lennox 24 opened in December 1996. It is located on a 10.6 acre ground leased site in the Lennox Town Center shopping complex on Olentangy River Road and Route 315 in Columbus, Ohio. The theatre has 98,261 square feet and 4,412 seats. Approximately 800 parking spaces are allocated specifically for AMC's patrons, and an additional 662 spaces are available within the Lennox Town Center; 1,000 additional spaces will be available when the Lennox Town Center is completely finished. Theatre box offices feature a total of 14 stations, and there are two "will-call" stations for advance ticket sales and pickups. A guest services kiosk allows patrons to make special arrangements, as well as purchase gift certificates and offers other services to moviegoers. The theatre has three concessions stands with 38 total stations, some of which feature pass-through concessions service. Amenities include stadium AMC LoveSeat-TM- style seating, 46-inch spacing between rows, SDDS-TM-, advance ticket purchase by TeleTicket-TM-, TORUS-TM- Compound Curved Screens and HITS-TM-. From January 1 through October 16, 1997, the Lennox 24 was the thirteenth highest grossing theatre in the United States.

    The Lennox Town Center is a regional shopping center with 320,000 square feet of leaseable area on 37.5 acres. It is located approximately four miles northeast of downtown Columbus, and is near Ohio State University which is just across the Olentangy River to the east. Lennox Town Center's anchor tenants include Target and Barnes and Noble. Based on the 1990 U.S. Census, there are approximately 525,000 people residing within seven miles of the Lennox 24. The Lennox 24 is subject to standard and customary utility and other easements.

    The Lennox 24 ground lease was entered into in 1995 and has a 25-year initial term ending in the year 2020, with ten, five-year renewal options exercisable by the tenant. Annual minimum rent is $537,578 through year five of the ground lease, increasing by $50,000 per annum in year six, $55,000 per annum in year 11, $61,000 per annum in year 16 and $66,000 per annum in year 21. Annual rentals during the option periods commence at $805,860 during the first period and increase to $1,900,000 per annum in the tenth option period. During the initial term, there is also percentage rent due in an amount per annum equal to two percent of gross sales over a specified breakpoint in each lease year. The property must be operated as a theatre through year five of the ground lease, but thereafter may be operated for any lawful retail, service or entertainment use (subject to rights of exclusivity granted other tenants). Such ground lease will be assigned to the Company as part of the Formation Transactions, and the Company will assume responsibility for performing the obligations thereunder. Pursuant to the Leases, all of the Company's obligations under the ground lease, including rent payment obligations, will be the responsibility of AMC.

    WEST OLIVE 16. The West Olive 16 opened in April 1997. It is a free-standing theatre located on an 8.02 acre site in a multi-use development at the intersection of Olive and Interstate 270 in St. Louis, Missouri. The theatre has 60,418 square feet and 2,817 seats. Free parking is available around the theatre in 1,850 spaces. The theatre has two box offices with a total of eight stations and two concessions stands with a total of 24 stations. Some concessions stations include pass-through concessions service. Other amenities include stadium AMC LoveSeat-TM- style seating, 46-inch spacing between rows, SDDS-TM-, TORUS-TM- Compound Curved Screens and HITS-TM-. For the period through October 16, 1997 that the West Olive 16 has been open, it was the 93rd highest grossing theatre in the United States. Based on the 1990 U.S. Census, there are approximately 330,000 people residing within seven miles of the West Olive 16. The West Olive 16 is subject to standard and customary utility and other easements.

    STUDIO 30. The Studio 30 opened in May 1997. It is a free-standing theatre located on a 21.56 acre site adjacent to a Wal-Mart and a Sam's Club store located on the southeast corner of Westheimer and Dunvale in Houston, Texas. The theatre has 136,154 square feet and 6,032 seats. Free parking is available to patrons on the project site in 2,000 spaces around the theatre. The theatre has three box offices with a total of 15 stations and three concessions stands with a total of 45 stations. All of the concessions stands include pass-through concessions service. Other amenities include stadium AMC LoveSeat-TM- style seating, 46-inch spacing between rows, SDDS-TM-, TORUS-TM- Compound Curved Screens and HITS-TM-. For the period through October 16, 1997 that the Studio 30 has been open, it was the 86th highest grossing theatre in the United States. The Company believes that this theatre may be operated by AMC under the "Planet Movies by AMC" name in the future. The Studio 30 will represent approximately 10.6% of the Company's pro forma total assets and rental revenues. The Company expects that its federal tax basis in the buildings and improvements on this property will be $20.4 million, which will be depreciated using the straight-line method over a 39-year period. The realty tax rate (including certain assessments) on this property is 2.738% of assessed value, which amounted to realty taxes for 1997 of $413,762. Based on the 1990 U.S. Census, there are approximately 760,000 people residing within seven miles of the Studio
30. The Studio 30 site is subject to standard utility easements and City of Houston general ordinances with respect to platting and building set-back lines.

    HUEBNER OAKS 24. The Huebner Oaks 24 opened in June 1997. It is a free-standing theatre on a 13.56 acre site and serves as an anchor in a strip shopping center having other national tenants including Bed, Bath and Beyond, Old Navy, Pier 1 Imports and Borders Books. The site is located at the intersection of Huebner Road and Interstate 10 in San Antonio, Texas. The theatre has 96,004 square feet and 4,400 seats. Parking for patrons is available in over 2,000 spaces located around the theatre building and 1,000 spaces in the shopping mall adjacent to the theatre property pursuant to a reciprocal easement agreement. The theatre has three box offices with a total of 15 stations and three concessions stands with a total of 43 stations. All of the concessions stands include pass-through concessions service. Other theatre amenities include stadium AMC LoveSeat-TM- style seating, 46-inch spacing between rows, SDDS-TM-, TORUS-TM- Compound Curved Screens and HITS-TM-. For the period through October 16, 1997 that the Huebner Oaks 24 has been open, it was the 83rd highest grossing theatre in the United States. Based on the 1990 U.S. Census, there are approximately 440,000 people residing within seven miles of the Huebner Oaks 24. The Huebner Oaks 24 is subject to standard and customary utility and other easements.

    FIRST COLONY 24. The First Colony 24 is expected to open in December 1997. The free-standing theatre will be located on a 26.5 acre ground-leased site across the ring road from the First Colony Mall in Suger Land, Texas, a suburb of Houston. The theatre will have 107,690 square feet and 5,098 seats. The site will include 2,200 parking spaces. The theatre will have two box offices with a total of 16 stations. There will be three concessions stands with a total of 40 stations, all of which will feature pass-through concessions service. Other amenities will include stadium AMC LoveSeat-TM- style seating, 46-inch spacing between rows, SDDS-TM-, TORUS-TM- Compound Curved Screens and HITS-TM-.

    The First Colony Mall is a regional mall with more than one million square feet of retail space located at the Southwest (US 59) and South Beltway 6 freeways. The mall is anchored by Foley's, Dillard's, J.C. Penney and Mervyn's. Based on the 1990 U.S. Census, there are approximately 270,000 people residing within seven miles of the First Colony 24. The First Colony 24 will be subject to standard and customary utility and other easements.

    The First Colony 24 ground lease was entered into in 1996 and has a 20-year initial term expiring in 2016, with six, five-year renewal options exercisable by the tenant. Annual minimum rent is $501,870 through year 10 of the ground lease, $552,057 for years 11 through 15 of the ground lease and $607,263 for years 16 through 20 of the ground lease. Annual minimum rent for each of the six, five-year renewal options is $667,989, $734,788, $808,267, $889,094,
$978,003 and $1,075,803, respectively. In addition, there is also percentage rent due in an amount per annum equal to three percent of gross receipts over a specified breakpoint in each lease year. The property must be operated as a theatre through year 10 of the ground lease, but thereafter may be operated for any retail or entertainment use (subject to limited exceptions). Such ground lease will be assigned to the Company as part of the Formation Transactions and the Company will assume responsibility for performing the obligations thereunder. Pursuant to the Leases, all of the Company's obligations under the ground lease, including rent payment obligations, will be the responsibility of AMC.

    Upon the occurrence of certain events, the ground lessor has the right to repurchase the First Colony theatre in certain events by paying to AMC its fair market value as determined by the appraisal procedure set forth in the ground lease. Those events include: tenant's request for a change in the use of the premises, tenant's ceasing to operate in the premises for more than 18 consecutive months, or entry by AMC into a "major sublease" as defined in the ground lease after the expiration of the operating covenant. Generally, the ground lessor may in its sole discretion withhold consent to a subletting or assignment of the ground lease except to an eligible transferee. The Company believes that it and AMC are eligible transferees with respect to the assignment and sublease of the ground lease but nevertheless intends to seek consent from the ground lessor to such assignment and sublease.

    OAK VIEW 24. The Oak View 24 is anticipated to open in December 1997. It will be a free-standing facility located on a 20.4 acre ground-leased parcel in the Oak View Plaza shopping center at 144th and West Center Road, in Omaha, Nebraska. The theatre will have 107,402 square feet and 5,098 seats. Free parking will be available in 1,350 shopping center spaces. The theatre will have three box offices with a total of 14 stations and three concessions stands with a total of 40 stations. Some concessions stations will include pass-through concessions service. Other theatre amenities will include stadium AMC LoveSeat-TM- style seating, 46-inch spacing between rows and SDDS-TM-. Some auditoriums will feature TORUS-TM- Compound Curved Screens and HITS-TM-.

    Oak View Plaza is a regional shopping complex located across the street from Oak View Mall. Oak View Plaza's anchor tenants include Kohl's, Barnes & Noble and Linens 'N' Things. Oak View Mall's anchor tenants include Yonkers, DiIlard's, J.C. Penney and Sears. Based on the 1990 U.S. Census, there are approximately 260,000 people residing within seven miles of the Oak View 24. AMC's interest under its ground lease in the Oak View 24 property is subject to standard and customary utility and other easements.

    The Oak View 24 ground lease was entered into in 1996 and has a 20-year initial term expiring in October 2016, with six, five-year renewal options exercisable by the tenant. Fixed rental under the lease is $425,000 annually through the third year, increasing to $525,000 per annum in years four and five, then increasing in increments of $50,000 per annum in years six, 11 and 16. Rent during the option periods is $675,000 per annum, adjusted by changes in the consumer price index over the prior term. There is no percentage rent. The premises may be used for a theatre or any other lawful purpose. The tenant under the ground lease has an option to purchase the land commencing in year four of the ground lease at a price of $5,000,000, which purchase price increases in increments of $500,000 in years six, 11 and 16 of the ground lease. Such ground lease will be assigned to the Company as part of the Formation Transactions and the Company will assume responsibility for performing the obligations under the ground lease. Pursuant to the Leases, all of the Company's obligations under the ground lease, including rent payment obligations, will be the responsibility of AMC.

    LEAWOOD TOWN CENTER 20. The Leawood Town Center 20 is expected to open in January 1998. The free-standing theatre will be located on an 8.4 acre site in the Leawood Town Center Plaza shopping center in a Kansas suburb of Kansas City, Missouri. The theatre will have 75,224 square feet and 2,995 seats. Parking will be available in 3,300 parking spaces in lots around the mall and on-site. The theatre will have one box office with a total of 12 stations as well as two automated ticket dispensers for pick-up of TeleTicket-TM- purchases. There will be three concessions stands with a total of 32 stations, all of which will feature pass-through concessions service. Other amenities will include stadium AMC LoveSeat-TM- style seating, 46-inch spacing between rows, SDDS-TM-, TORUS-TM- Compound Curved Screens and HITS-TM-.

    The Leawood Town Center Plaza shopping center is located at 119th Street and Roe in Leawood, Kansas and is anchored by a Jacobson's department store, a Galyans sporting goods store and the AMC theatre. It also features other retailers such as Williams Sonoma, Barnes & Noble, Pottery Barn, The Gap, Gap Kids and The Limited. There are also 10 restaurants, including On The Border and Houlihan's, located at the shopping center. Based on the 1990 U.S. Census, there are approximately 310,000 people residing within seven miles of the Leawood Town Center 20. The Leawood Town Center 20 will be subject to standard and customary utility and other easements.

    SOUTH BARRINGTON 30. The South Barrington 30 is expected to open in February 1998. It will be a free-standing theatre located on a 25.3 acre site at the intersection of Interstate 90 and Barrington Road in South Barrington, Illinois, a suburb of Chicago. The theatre will have 130,891 square feet and 6,210 seats. The site will include 2,800 parking spaces. The theatre will have two box offices with a total of 18 stations. There will be three concessions stands with a total of 44 stations, all of which will feature pass-through concessions service. Other amenities will include stadium AMC LoveSeat-TM- style seating, 46-inch spacing between rows, SDDS-TM-, TORUS-TM- Compound Curved Screens and HITS-TM-. The South Barrington 30 will represent approximately 13.5% of the Company's pro forma total assets and rental revenues. The Company expects that its federal tax basis in the buildings and improvements on this property will be $30.2 million, which will be depreciated using the straight-line method over a 39-year period. The realty tax rate on this property is 5.912%, which will be multiplied by the assessed value of this property to compute the annual realty taxes. Based on the 1990 U.S. Census, there are approximately 400,000 people residing within seven miles of the South Barrington 30. The South Barrington 30 will be subject to standard and customary utility and other easements.

    THE OPTION PROPERTIES

    Certain information regarding each of the Option Properties, including the purchase price payable by the Company therefor, is set forth below:

                                                                                                      ESTIMATED
                                                            ESTIMATED    BUILDING     ANTICIPATED   PURCHASE PRICE
                              METROPOLITAN     NO. OF        NO. OF     (GROSS SQ.      OPENING          (IN
THEATRE NAME                      AREA         SCREENS        SEATS        FT.)         DATE(1)     THOUSANDS)(2)
----------------------------  ------------  -------------  -----------  -----------  -------------  --------------

Gulf Pointe 30(3)(4)........   Houston, TX           30         6,008      130,891         12/97      $   27,000

Cantera 30 (4)..............   Chicago, IL           30         6,210      130,757          2/98          34,400

Mesquite 30(3)(4)...........   Dallas, TX            30         6,008      130,891          3/98          23,500

Hampton Town Center 24(3)...   Norfolk, VA           24         5,098      107,396          4/98          26,100

Livonia 20..................   Detroit, MI           20         4,056       85,688          8/98          27,500
                                                    ---    -----------  -----------                 --------------
                                                    134        27,380      585,623                    $  138,500
                                                    ---    -----------  -----------                 --------------
                                                    ---    -----------  -----------                 --------------

--------------

(1) If the Company acquires an Option Property, the Company will pay the purchase price and AMC will commence paying rent under the applicable Lease with the Company on the date such Option Property is acquired by the Company, which will not occur prior to the actual opening date of the megaplex theatre.

(2) Purchase prices are estimated but are not expected to materially change. The actual purchase price for each Option Property will equal the cost to AMC of developing and constructing such Property at the time of acquisition by the Company.

(3) AMC currently leases such Properties from a third party owner/lessor. The Company will have an option to acquire such Properties from the owner/lessor. Such properties will be acquired without representation or warranty by, or recourse to, the owner/lessor and the Company will be responsible for all transaction costs.

(4) The Company will have the option to acquire the land parcels adjacent to this theatre if such land parcels are not under contract for sale or sold at the time of the related theatre acquisition. See "-- Land Parcels."

    The Company will have options to purchase each Option Property that may be exercised at any time during the 90-day period following the actual opening date of the megaplex theatre on such Option Property. After exercise of the option, the Company is required to close the acquisition within the following 90 days. The exercise and closing dates may not be later than October 20, and December 20, 1998, respectively, with respect to the Option Properties currently leased from a third party owner/lessor. The purchase price of each Option Property will be equal to the cost to AMC of developing and constructing such Property. The Company will lease to AMC the Option Properties, if acquired, pursuant to Leases on substantially the same terms and conditions as the Leases for the Initial Properties, including the Base Rent Escalation and the Annual Percentage Rent. The initial annual rental rate for each Option Property will be equal to 10.5% of the purchase price. Using the 10.5% lease rate calculation and the estimated purchase prices, the Company believes that the initial annual rent for each Option Property, if acquired, will be: (a) Gulf Pointe 30--$2.8 million; (b) Cantera 30--$3.6 million; (c) Mesquite 30--$2.5 million; (d) Hampton Town Center 24--$2.7 million; and (e) Livonia 20--$2.9 million. Total initial annual rent for the Option Properties, if acquired, will be approximately $14.5 million.

    Because the Option Properties are currently under construction by AMC, the cash consideration to be paid by the Company for each of the Option Properties will equal the cost to AMC of developing and constructing such Property. Independent valuations were not obtained to determine the purchase price of the Option Properties. See "Risk Factors--Conflicts of Interest--Purchase Price of the Properties."

    OPTION PROPERTY DESCRIPTIONS

    Set forth below are descriptions of the Option Properties.

    GULF POINTE 30. The Gulf Pointe 30 is expected to open in December 1997. It will be a free-standing theatre located on a 34 acre site at the Interstate 45 and South Beltway 8 freeways in Houston, Texas. The theatre will have 130,891 square feet and 6,008 seats. The site will include 3,000 parking spaces. The theatre will have two box offices with a total of 18 stations. There will be three concessions stands with a total of 44 stations, all of which will feature pass-through concessions service. Other amenities will include stadium AMC LoveSeat-TM- style seating, 46-inch spacing between rows, SDDS-TM-, TORUS-TM-Compound Curved Screens and HITS-TM-.

    AMC currently leases the Gulf Pointe 30 from a third party owner/lessor. The Company's option to acquire such property will be with the owner/lessor. Based on the 1990 U.S. Census, there are approximately 295,000 people residing within seven miles of the Gulf Pointe 30. The Gulf Pointe 30 will be subject to standard and customary utility and other easements.

    CANTERA 30. The Cantera 30 is expected to open in February 1998. It will be a free-standing theatre located on a 42.3 acre site in Warrenville, Illinois, a suburb of Chicago. The theatre will have 130,757 square feet and 6,210 seats. The site will include 3,000 parking spaces. The theatre will have two box offices with a total of 18 stations. There will be three concessions stands with a total of 44 stations, all of which will feature pass-through concessions service. Other amenities will include stadium AMC LoveSeat-TM- style seating, 46-inch spacing between rows, SDDS-TM-, TORUS-TM- Compound Curved Screens and HITS-TM-.

    The Cantera 30 will be part of a larger multi-use development that will eventually consist of 4.7 million square feet of office space, 3 million square feet of light industrial space, 500 multi-family residential units, retail, hotel and recreational areas. Based on the 1990 U.S. Census, there are approximately 310,000 people residing within seven miles of the Cantera 30. The Cantera 30 will be subject to standard and customary utility and other easements.

    MESQUITE 30. The Mesquite 30 is expected to open in March 1998. It will be a free-standing theatre located on a 23.6 acre site at the intersection of Interstate 635 and US 80 freeways in Mesquite, Texas, a suburb of Dallas. The theatre will have 130,891 square feet and 6,008 seats. The site will include 2,000 parking spaces. The theatre will have two box offices with a total of 18 stations. There will be three concessions stands with a total of 44 stations, all of which will feature pass-through concessions service. Other amenities will include stadium AMC LoveSeat-TM- style seating, 46-inch spacing between rows, SDDS-TM-, TORUS-TM- Compound Curved Screens and HITS-TM-.

    AMC currently leases the Mesquite 30 from a third party owner/lessor. The Company's option to acquire such property will be with the owner/lessor. Based on the 1990 U.S. Census, there are approximately 410,000 people residing within seven miles of the Mesquite 30. The Mesquite 30 will be subject to standard and customary utility and other easements.

    HAMPTON TOWN CENTER 24. The Hampton Town Center 24 is expected to open in April 1998. It will be a free-standing theatre located on a 25 acre site in a shopping center at Interstate 64 East, Big Bethel Road and Hampton Roads Center Parkway in Hampton, Virginia, a suburb of Norfolk. The theatre will have 107,396 square feet and 5,098 seats. The site will include 2,400 parking spaces. The theatre will have two box offices with a total of 16 stations. There will be three concessions stands with a total of 40 stations, all of which will feature pass-through concessions service. Other amenities will include stadium AMC LoveSeat-TM- style seating, 46-inch spacing between rows, SDDS-TM-, TORUS-TM-Compound Curved Screens and HITS-TM-.

    AMC currently leases the Hampton Town Center 24 from a third party owner/lessor. The Company's option to acquire such property will be with the owner/lessor. The shopping center adjacent to the

Hampton Town Center 24 will have a grocery store and large local retailer as well as several restaurant and retail pads. Based on the 1990 U.S. Census, there are approximately 260,000 people residing within seven miles of the Hampton Town Center 24. The Hampton Town Center 24 will be subject to standard and customary utility and other easements. The building permit for the Hampton Town Center 24 may not have been issued in compliance with local zoning regulations. AMC is in discussions with the municipality to obtain a rezoning but no assurance can be made that AMC will be successful in its efforts.

    LIVONIA 20. The Livonia 20 is expected to open in August 1998. It will be a free-standing theatre located on a 35.3 acre condominium subdivision developed as a shopping center in Livonia, Michigan, a suburb of Detroit. The theatre will have 85,688 square feet and 4,056 seats. The site will include 2,200 parking spaces. The theatre will have one box office with a total of 12 stations as well as two automated ticket dispensers for pick-up of TeleTicket-TM- purchases. There will be three concessions stands with a total of 28 stations, all of which will feature pass-through concessions service. Other amenities will include stadium AMC LoveSeat-TM- style seating, 46-inch spacing between rows, SDDS-TM-, TORUS-TM- Compound Curved Screens and HITS-TM-.

    The shopping center will have three other anchor retailers plus several restaurant/retail pads. It will be located at Haggerty Road and Seven Mile Road, just off of Interstate 275/96. Based on the 1990 U.S. Census, there are approximately 400,000 people residing within seven miles of the Livonia 20. The Livonia 20 will be subject to standard and customary utility and other easements.

LAND PARCELS

    Certain information regarding the land parcels adjacent to certain of the Properties, including the purchase price payable by the Company therefor, is set forth below:

                                                         LAND      PURCHASE PRICE
THEATRE NAME                                    PAD    (SQ. FT.)   (IN THOUSANDS)
---------------------------------------------  -----   ---------   --------------
South Barrington 30(1).......................    E        93,218      $ 1,056

Gulf Pointe 30(2)............................    A        52,141          511
                                                 B        51,531          511
                                                 C        96,485          744
                                                 D(3)     61,158          465

Mesquite 30(2)...............................  A-1       103,281          810
                                               A-2       100,188          674
                                                 B       133,468          674

Cantera 30(2)................................    B        77,101        1,012
                                                 C        54,014        1,100
                                                 D(3)     65,340        1,012
                                                 E        85,813        1,056
                                                       ---------   --------------
                                                         973,738      $ 9,625
                                                       ---------   --------------
                                                       ---------   --------------

--------------

(1) Indicates land parcel is adjacent to this Initial Property.

(2) Indicated land parcels are adjacent to this Option Property.

(3) Indicates land parcels under contract to be sold. If such land parcel is no longer under contract at the time of the exercise by the Company of its option to purchase the related theatre, the Company will have the option to purchase such land parcel.

    At the time the Company exercises its option to acquire an Option Property, it will have the option to acquire not less than all of the land parcels adjacent to the theatre at such Property that are not under contract for sale or sold for the purchase prices indicated in the table above. The purchase price for each land parcel was determined by management of both AMCE and the Company based on an estimated market value for such parcel less estimated marketing and selling costs. Independent valuations were not obtained to determine the purchase price of the land parcels. See "Risk Factors--Conflicts of Interest--Purchase Price of the Properties." The Company's initial focus with respect to the land parcels will be ground lease or build-to-suit opportunities with entertainment and entertainment-related operators that have significant market presence (primarily restaurants). The Company does not anticipate leasing any of the land parcels, if acquired, to AMCE or any of its subsidiaries or to Planet Movies. AMCE may market and negotiate to sell any or all of the land parcels relating to the Option Properties prior to the exercise by the Company of its options to purchase the Option Properties.

    SOUTH BARRINGTON 30 LAND PARCEL. There is one adjacent land parcel northeast of the South Barrington 30 totaling approximately 2.1 acres that, if acquired, may be developed and leased by the Company or sold to third parties for development as a restaurant or retail site. The site plan includes a pedestrian pathway linking the restaurant or retail store and the megaplex theatre. There are additional land parcels adjacent to this theatre that the Company will not have the right to acquire because of the uncertainty of sewer capacity to serve such parcels.

    GULF POINTE 30 LAND PARCELS. There are four adjacent land parcels east of the proposed site for the Gulf Pointe 30 totaling approximately 6.0 acres that AMCE is expected to acquire. If acquired by the Company, such parcels may be developed and leased by the Company or sold to third parties for development as restaurant or retail sites. AMC has entered into a contract to sell one of the land parcels located at the proposed site, with a pad of 9,200 square feet and 67 parking spaces, to Outback Steakhouse. The land parcels will be subject to customary reciprocal easements for ingress, egress and parking between each of the land parcels and between the land parcels and the theatre parcel, and restrictions relating to certain uses.

    MESQUITE 30 LAND PARCELS. There are three adjacent land parcels south of the proposed site for the Mesquite 30 totaling approximately 7.7 acres that may be developed and leased by the Company or sold to third parties for development as restaurant or retail sites. AMC has entered into a contract to sell one of the land parcels located at the proposed site. The land parcels will be subject to customary reciprocal easements for ingress, egress and parking between each of the land parcels and between the land parcels and the theatre parcel, and restrictions relating to certain uses.

    CANTERA 30 LAND PARCELS. There are four adjacent land parcels south of the proposed site for the Cantera 30 totaling approximately 6.5 acres that may be developed and leased by the Company or sold to third parties for development as restaurant or retail sites. AMC has entered into a contract to sell one of the land parcels located at the proposed site. The land parcels will be subject to customary reciprocal easements for ingress, egress and parking between each of the land parcels and between the land parcels and the theatre parcel, and restrictions relating to certain uses.

FUTURE AMCE PROPERTIES

    It is anticipated that AMCE or its subsidiaries will acquire or develop additional entertainment or entertainment-related properties in the future. The Company and AMCE will enter into the AMCE Right to Purchase Agreement whereby the Company will have the right of first refusal and first offer to acquire and lease back to AMC any megaplex theatre and related entertainment property acquired or developed and owned (or ground-leased) by AMCE or its subsidiaries following the Formation Transactions (each a "Future AMCE Property"), exercisable for a period of five years following the closing of the Offering upon AMCE's intended disposition of such property. The right of first refusal provides that if AMCE or any of its subsidiaries obtains an acceptable third party offer to acquire any interest in a Future AMCE Property, prior to selling any interest in such property, AMCE must first offer to sell the Future AMCE Property to the Company on the same terms and conditions contained in such third party offer. Such right of first refusal must be exercised at least 5 days prior to the date the offer by the potential third-party purchaser expires, but not less than 10 business days after AMCE notifies the Company of the terms of such potential sale. If the Company declines to purchase such Future AMCE Property on such terms and conditions, AMCE will be free to sell such Future AMCE Property for a specified period of time at a price at least equal to the price offered to the Company and on terms and conditions substantially consistent with those offered to the Company. The right of first offer provides that if AMCE or any of its subsidiaries desires to sell any interest in a Future AMCE Property, AMCE must notify the Company and the Company will have the right to make an offer to acquire such property within a specified period of time. If the Company declines to make an offer, AMCE will be free to sell such property for a specified period of time. If the Company makes an offer but AMCE declines to sell such Future AMCE Property to the Company on the terms and conditions contained in such offer, AMCE will be restricted from selling such Future AMCE Property for a specified period of time except upon terms and conditions and at a price more favorable to AMCE than those offered by the Company. The Company's rights under the AMCE Right to Purchase Agreement will terminate upon a change in control of the Company.

PLANET MOVIES PROPERTIES

    In July 1997, AMCE and Planet Hollywood announced the formation of a joint venture to develop and operate unique, integrated movie-going, dining and retail shopping complexes to be branded "Planet Movies by AMC." The Company believes that each complex will typically aggregate 200,000 square feet and include one megaplex theatre, two theme restaurants and additional entertainment-related retailers. The Company believes that Planet Movies expects to open 8 to 10 complexes over the next 12 to 24 months. Over the longer term, the Company also believes that Planet Movies expects to open an additional 5 to 10 complexes per year. The Company anticipates working closely with Planet Movies in evaluating potential Planet Movies locations, including the acquisition and development of property by the Company and the leasing of such property to Planet Movies, although neither party is obligated to do so. The development and rental terms of any such properties will be negotiated between the Company and Planet Movies at the time that such transaction occurs. In addition, certain of the Properties may be operated by AMC under the "Planet Movies by AMC" name in the future.

THEATRICAL EXHIBITION INDUSTRY AND MEGAPLEX THEATRES

    The Initial Properties and the Option Properties are all megaplex theatres that operate in the theatrical exhibition industry. Motion picture theatres are the primary initial distribution channel for new motion picture releases, and the Company believes that the theatrical success of the motion picture is often the most important factor in establishing its value in the cable television, videocassette and other ancillary markets. The Company further believes that the emergence of new motion picture distribution channels has not adversely affected attendance at theatres and that these distribution channels do not provide an experience comparable to that of viewing a movie in a theatre. Annual domestic theatre attendance has averaged approximately one billion persons since the early 1960s. In 1996, domestic attendance was approximately 1.34 billion. Fluctuations and variances in year-to-year attendance are primarily related to the overall popularity and supply of motion pictures. During the period from January 1, 1990 to December 31, 1996, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 440 in 1993, according to the Motion Picture Association of America.

    The theatrical exhibition industry in North America is comprised of over 400 exhibitors, approximately 250 of which operate four or more screens. Based on the listing of exhibitors in the National Association of Theatre Owners (NATO) 1996-97 Encyclopedia of Exhibition, as of May 1, 1997, the 10 largest exhibitors (in terms of number of screens), which includes AMCE, operated approximately 58% of the total screens, with no one exhibitor operating more than eleven percent of the total screens.

    The shortage of quality screens in the United States has caused theatrical exhibitors to build new screens or renovate old screens. The Company believes that the introduction of megaplex theatres by AMCE has created a new replacement cycle for the industry and prompted the current theatrical exhibition industry trend in the United States and Canada toward the development of larger theatre complexes. This trend has accelerated the obsolescence of many existing movie theatres by setting new standards for moviegoers, who have demonstrated their preference for the more attractive surroundings, wider variety of films, better customer service and more comfortable seating typical of megaplex theatres. The Company believes that consumers will increasingly choose theatres based on the quality of the movie-going experience rather than the location of the theatre. As a result, the Company believes that older, smaller theatres will become obsolete as the megaplex theatre concept matures.

    The Company defines megaplex theatres as theatres having at least 14 screens with predominantly stadium-style seating (seating with an elevation between rows to provide unobstructed viewing). Megaplex theatres enable theatre operators to exhibit concurrently a variety of motion pictures attractive to different segments of the movie-going public. Megaplex theatres also allow theatre operators to match a particular motion picture's attendance patterns to the appropriate auditorium size (ranging from approximately 90 to 450 seats), thereby extending the run of a motion picture and achieving superior theatre economics. The Company believes that megaplex theatres enhance the ability of operators to license commercially popular motion pictures.

    According to the Motion Picture Association of America, the number of indoor screens in the United States has increased from 24,344 at the end of 1992 to 28,905 at the end of 1996, or approximately 18.7%, and the Company believes the number of screens located in theatres with at least 14 screens has increased from fewer than 100 at the end of 1992 to approximately 2,300 at the end of 1996.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                        SCREENS                             1992       1996
U.S. indoor screens in theatres with 13 or fewer screens     24,244     26,605
U.S. indoor screens in theatres with 14 or more screens         100      2,300

Source: NATO Encyclopedia of Exhibition and AMCE

    There are currently approximately 2,700 screens in theatres with at least 14 screens operating in the United States, with the first megaplex theatre having been opened by AMCE in May 1995. From January 1 through October 16, 1997, 34 theatres with at least 14 screens ranked in the top 50 highest grossing theatres in the United States, including 12 of AMCE's 15 megaplex theatres that were operating during the entire period. The Company believes that the number of screens in theatres with at least 14 screens is growing faster than the total number of screens as a result of the replacement of older theatres with newer, larger theatres.

    AMCE is an industry leader in the development and operation of megaplex theatres, primarily in large metropolitan markets, and 25 of its 27 theatres under construction as of October 2, 1997 are megaplex theatres. AMCE's megaplex theatres have consistently ranked among its top grossing properties on a per screen basis. The following chart depicts a comparison of attendance per screen, total revenue per patron, operating cash flow before rent as a percentage of total revenue and return on assets for AMCE's megaplex theatres and multiplex theatres for the fiscal year ended April 3, 1997.

                                                                   DIFFERENCE
                                 MEGAPLEX     MULTIPLEX   ----------------------------
                                 THEATRES     THEATRES        AMOUNT         PERCENT
                                -----------  -----------  ---------------  -----------
Attendance per screen
  (patrons)...................      88,200       63,800       24,400             38.2%
Total revenue per patron......   $    6.54    $    5.95       $ 0.59              9.9%
Operating cash flow before
  rent as a percentage of                                       410 basis
  total revenue(1)............        37.2%        33.1%           points

--------------

(1) Operating cash flow is operating income plus depreciation and amortization.

ENTERTAINMENT THEMED RETAIL CENTERS

    ETRCs are generally large multi-tenant retail developments that incorporate elements such as restaurants, book or music superstores, high-tech attractions, interactive game centers, live entertainment venues and other specialty retail that is oriented to entertainment or leisure-time activities. The Company believes that the most important component of an ETRC is a megaplex theatre due to its ability to generate substantial customer traffic to the site. Such centers typically attempt to provide a family entertainment experience by creating an atmosphere of fun and excitement. The Company believes that ETRCs broaden the traditional retail shopping concept and attract a greater number of customers to spend more time and money at a single location. ETRCs may be free-standing or attached to regional malls. The recently announced Planet Movies joint venture is an example of two entertainment based retailers that expect to capitalize on what the Company believes to be a growing destination entertainment trend. See "--Planet Movies Properties." The Company believes that not only do significant opportunities exist today but also that the consumer demand for entertainment will lead to ETRCs as a rapid growth category of the retail real estate industry.

GOVERNMENTAL REGULATIONS AFFECTING THE PROPERTIES

    ENVIRONMENTAL LAWS. Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. The costs of such removal or remediation could be substantial. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release or presence of such hazardous or toxic substances. The presence of such substances may adversely affect the owner's ability to sell or rent such real estate or to borrow using such real estate as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person.

    Each of the Properties has undergone a Phase I environmental assessment (which does not involve invasive procedures such as soil sampling or ground water analysis) by independent consultants within the last two years. While some of these assessments have led to further investigation and sampling, none of the environmental assessments has revealed, nor is the Company aware of, any environmental liability that the Company believes would have a material adverse effect on the Company's business, financial condition or results of operations. No assurance can be given, however, that these assessments and investigations reveal all potential environmental liabilities, that no prior owner or operator or other person created any material environmental condition not known to the Company or the independent consultants or that future uses, conditions or legal requirements (including, without limitation, those that may result from future acts or omissions or changes in applicable environmental laws and regulations) will not result in the imposition of environmental liabilities. See "Risk Factors--General Real Estate Investment Risks--Government Regulations." Subsidiaries of AMCE have made certain representations in the Purchase Agreement regarding the absence of known environmental liabilities and will indemnify the Company for any breaches of such representations. Should environmental liabilities arise, however, there can be no assurance that such indemnification will be available or uncontested.

    AMERICANS WITH DISABILITIES ACT OF 1990. The Properties and any newly developed or acquired entertainment or entertainment-related properties must comply with Title III of the ADA to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. The Company believes that the Properties substantially comply with all present requirements under the ADA and applicable state laws. Under the Leases, AMC is responsible for all costs associated with compliance with the ADA. However, noncompliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

INSURANCE COVERAGE

    The Company believes that all of the Properties will be adequately insured by AMC under the terms of the Leases; however, an uninsured loss could result in loss of capital investment and anticipated profits. See "Risk Factors--General Real Estate Investment Risks--Uninsured Loss."

COMPETITION

    There are numerous commercial developers, real estate companies and other owners of real estate, including those that operate in the regions in which the Properties are located, that will compete with the Company in seeking properties for acquisition and disposition, land for development and tenants for properties. All of the Properties are located in developed areas that include other entertainment and entertainment-related properties, including in many instances one or more other multiplex or megaplex theatres operated by AMCE or another exhibition company. The number of competitive properties in a particular area could have a material adverse effect on the Company's ability to lease space in, or renew leases for, future properties and on the rents charged. In addition, AMCE, Planet Movies and other entertainment business operators may lease entertainment and entertainment-related properties from owners other than the Company. See "Risk Factors--General Real Estate Investment Risks-- Competition."

    AMCE's theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competition is often intense with respect to licensing motion pictures, attracting patrons and finding new theatre sites. Theatres operated by national and regional circuits and by smaller independent exhibitors compete aggressively with AMCE's theatres, often within the local geographic area as AMCE's theatres. AMCE believes that the principal competitive factors with respect to film licensing include licensing terms, seating capacity and location and condition of an exhibitor's theatres. The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. The theatrical exhibition industry also faces competition from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems, as well as from all other forms of entertainment. See "Risk Factors--Operating Risks Inherent in the Entertainment Industry." As with other exhibitors, AMCE's smaller multiplex theatres are subject to being rendered obsolete through the introduction of new, competing megaplex theatres.

LEGAL PROCEEDINGS

    The Company is not a party to any legal proceedings. Pursuant to the Leases, AMC will indemnify the Company from and against all liabilities, costs and expenses imposed upon or asserted against the Company as owner of the applicable Property on account of certain matters relating to the operation of the Properties by AMC and, where appropriate, the ownership of the Properties prior to their acquisition by the Company. See "Leases--Indemnification Generally."

                                     LEASES

    The following summary of the Leases between the Company and AMC does not purport to be complete and is subject to and qualified in its entirety by reference to the Leases, a form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Concurrently with the conveyance by subsidiaries of AMCE of the Initial Properties to the Company, the Company will lease each such property to AMC pursuant to a Lease. The Company will lease to AMC the Option Properties, if acquired, pursuant to Leases on substantially the same terms and conditions as the Leases for the Initial Properties, including the Base Rent Escalation and the Annual Percentage Rent. The land parcels related to the Properties, if acquired, and any additional properties acquired (other than the Initial Properties and, if acquired, the Option Properties) would be leased pursuant to such terms and conditions as may be agreed upon between the Company and a lessee at the time of such acquisitions, and such terms and conditions may vary from the terms and conditions of the Leases described herein.

    The Company's interest in each Property includes the land, buildings and improvements, related easements and rights and fixtures thereon. The Company will not own or lease any personal property, furniture or equipment at any Property following the Formation Transactions, all of which will be owned, or leased from third parties, by AMC.

    AMCE will guarantee AMC's obligations under each Lease. The Company will have general recourse to AMC under the Leases and to AMCE under its guarantee of AMC's obligations under the Leases, but AMC's payment obligations under such Leases and AMCE's obligations under its guarantee will not be secured by any assets of AMC or AMCE other than as described under "--Assignment and Subletting." Because AMCE's Credit Facility may be secured by a pledge of the stock of AMC and other subsidiaries and of notes evidencing intercompany debt of such subsidiaries to AMCE, in the event of bankruptcy or other winding up of AMCE, the assets of such subsidiaries or proceeds from the sale of stock of such subsidiaries may first be applied to AMCE's obligations under the AMCE Credit Facility before being available to satisfy its obligations under its guarantee of the Leases.

    LEASE TERM. Each Property will be leased to AMC under a Lease that will have a Fixed Term ranging from 13 to 15 years. In addition, AMC will have options to extend the term of each Lease for four five-year Extended Terms.

    USE OF THE PROPERTIES. Each Lease generally will require the Property to be continuously operated, until the 10th anniversary of the commencement of the Lease, only as a theatre and auditorium for presentation of motion pictures, telecasts and other audio-visual presentations, and for meetings and other public presentations and entertainment and other activities customarily associated with or incidental to the operation of a movie theatre, including operation of games and other amusement devices, sale or rental of entertainment-related merchandise and sale of food, beverages and other goods and wares. Following the 10th anniversary of the commencement of the Lease, AMC or any permitted assignee will be permitted to operate each Property for any lawful purpose, provided that AMC or such assignee must obtain the Company's prior approval if such use would have the effect of causing all or a portion of the amount received or accrued by the Company from such Property to be treated as other than "rents from real property" within the meaning of Section 856(d) of the Code. The Leases will generally require that AMC or any permitted assignee operate the Properties in an efficient and professional manner.

    AMOUNTS PAYABLE UNDER THE LEASES; NET PROVISIONS. During the Fixed Term and the Extended Terms, AMC will pay annual base rent ("Annual Base Rent"), which will be payable in monthly installments. Annual Base Rent for each Property will be increased each year by the annual percentage increase in the CPI, not to exceed 2%, times the Annual Base Rent applicable to that Property for the preceding year. In addition, AMC will pay percentage rent equal to the sum of 6% (the "Annual Percentage Rate") of Gross Receipts in excess of a baseline amount ("Annual Percentage Rent"). "Gross Receipts" with respect to a particular Property generally means the receipts from the sale of theatre admission tickets and concessions received by AMC in or from the Property during each lease year, with certain deductions and exceptions. The baseline amount is generally an amount equal to the quotient obtained by dividing the Annual Base Rent payable for a lease year by the Annual Percentage Rate. The Company does not anticipate receiving any Annual Percentage Rent under the Leases for at least five years following the Formation Transactions.

    Notwithstanding the foregoing, the Leases provide for a recalculation of Percentage Rent and a redefinition of Gross Receipts during any period that a Property is not used for theatre uses to reflect a market percentage rent based on such use.

    Each Lease is what is commonly referred to as a "triple net" lease, under which AMC is required to pay thereunder Annual Base Rent, Annual Percentage Rent and substantially all expenses associated with operation of the Properties. Such expenses include all taxes, assessments and levies, excises, fees, and all other governmental charges with respect to each Property, and all charges for insurance, utilities, service and maintenance, including, without limitation, electricity, telephone, trash disposal, gas, oil, water, sewer, communication and all other utilities used in each Property, and any ground lease payments. AMC will generally be obligated to comply with all laws, contracts, covenants and restrictions affecting a Property and to perform all of the Company's obligations under any ground lease affecting a Property.

    AMC'S RIGHT OF FIRST REFUSAL AND FIRST OFFER. Pursuant to each Lease, AMC will have a right of first refusal in the event the Company obtains an acceptable third party offer to acquire any interest in any Property or in any entertainment or entertainment-related property acquired or developed by the Company and operated by AMC following the Formation Transactions (each a "Future Property"). Pursuant to such right, prior to selling any interest in any Property or Future Property, the Company must first offer to sell such Property or Future Property to AMC on the same terms and conditions contained in such third party offer. Such right of first refusal must be exercised at least 5 days prior to the date the offer by the potential third party purchaser expires, but not less than 10 business days after the Company notifies AMC of the terms of such potential sale. If AMC declines to purchase such Property or Future Property on such terms and conditions, the Company will be free to sell such Property or Future Property for a specified period of time at a price at least equal to the price offered to AMC and on terms and conditions substantially consistent with those offered to AMC. Pursuant to each Lease, AMC will also have a right of first offer, which provides that if the Company desires to sell any interest in any Property, the Company must notify AMC and AMC will have the right to make an offer to acquire such property within a specified period of time. If AMC declines to make an offer, the Company will be free to sell such Property for a specified period of time. If AMC makes an offer but the Company declines to sell such Property to AMC on the terms and conditions contained in such offer, the Company will be restricted from selling such Property for a specified period of time except upon terms and conditions and at a price more favorable to the Company than those offered by AMC. AMC will have a similar right of first offer if, upon expiration of the Fixed Term and any Extended Term, the Company seeks to lease a Property for use as a theatre at a rate less than the amount then payable under the Lease.

    MAINTENANCE, MODIFICATION AND CAPITAL ADDITIONS. AMC will, at its sole cost and expense, maintain each Property in good order, repair and appearance and will make structural and non-structural, interior and exterior, foreseen and unforeseen, and ordinary and extraordinary repairs which may be necessary and appropriate to keep such Property in good order, repair and appearance (excluding ordinary wear and tear). The Company generally will not be required to build or rebuild any improvements to any Property, or to make any repairs, replacements, alterations, restorations or renewals to any Property, except in connection with certain uninsured losses or takings. In the event that the Company elects to make capital improvements on a Property, the Company will generally condition such election on an increase in Annual Base Rent under the Lease with respect to such Property to reflect such expenditures.

    AMC, at its sole cost and expense, may make certain alterations, additions, changes and/or improvements to each Property without the prior written consent of the Company, provided that the value and primary intended use of such Property is not impaired. All machinery, equipment, furniture, furnishings and other personal property installed at the expense of AMC on any Property, will remain the property of AMC and may be removed by AMC at the expiration or earlier termination of the Lease.

    INSURANCE. Each Lease provides that AMC will maintain insurance on each Property under AMC's insurance policies providing for the following coverages in such amounts as are or shall customarily be insured against with respect to properties similar to the Properties, including: (i) fire, vandalism and malicious mischief, extended coverage perils and all physical loss perils, (ii) commercial general public liability (including personal injury and property damage), (iii) flood (when the Property is located in whole or in material part in a designated flood plain area), earthquake and other similar hazards as may be customary for comparable properties in the area, (iv) worker's compensation and (v) such other insurance as the Company or any holder of a mortgage, deed of trust or other security agreement on such Property (a "Company Mortgagee") may reasonably require, which at the time is usual and commonly obtained on commercially reasonable terms in connection with properties similar in type of building size and use to the Property and located in the geographic area where the Property is located. The foregoing insurance policies will name the Company and any Company Mortgagee as additional insureds or loss payees, as applicable. The deductibles for such insurance will be in such amounts as are common to properties similar to the Properties. The amount of such insurance with respect to any Property that is self-retained by AMC will not exceed 1% of AMCE's consolidated net worth.

    ASSIGNMENT AND SUBLETTING. The Leases provide that AMC may, without the prior written consent of the Company, assign any Lease or sublease any Property in whole or in part; provided that each sublease or assignment shall expressly be made subject and subordinate to the provisions of such Lease; and, provided that, such assignee or sublessee assumes all of AMC's obligations under the Lease; and, provided further that, no assignment or sublease shall impose any obligations on the Company, or modify or limit any right or power of the Company under the Lease. The Leases further provide that no assignment will in any way impair the continuing primary liability of AMC under, or AMCE as guarantor of AMC's obligations under, the Leases. Notwithstanding the previous sentence, AMC will be released of its primary liability under, and AMCE will be released as the guarantor of AMC's obligations under, a particular Lease (i) if the Company so consents or (ii) following the fifth anniversary of the commencement of such Lease, the assignee of a Lease has a minimum net book value of at least $100 million and other specified conditions are met, including the requirement that the assignee assumes all of AMC's obligations under the Lease or (iii) upon the occurrence of certain conditions following the renewal of a Lease.

    AMC will, without the Company's prior approval, be permitted to sublease portions of any Property to concessionaires or licensees to: (i) operate games or other amusement devices; (ii) sell food, beverages and refreshments; (iii) sell or rent video cassettes and discs; (iv) sell records, compact discs, books, magazines, toys and novelties related to the movie industry; and (v) sell other goods, wares, merchandise and services customarily associated with or incidental to the operation of each Property. Each sublease will be subject and subordinate to the provisions of the Lease relating to the subject Property. The sublease will not affect or reduce any of the obligations of AMC under, or AMCE as guarantor of AMC's obligations under, the relevant Lease, nor will the sublease impose any additional obligations on the Company. AMC will, within 10 days after the execution and delivery of any sublease, deliver a duplicate original thereof to the Company. AMC will need the Company's prior approval before entering into any sublease, license agreement or other arrangement which would have the effect of causing all or a portion of the amount received or accrued by the Company under the Leases to be treated as other than "rents from real property" within the meaning of Section 856(d) of the Code.

    As security for performance of its obligations under each Lease, AMC grants, conveys and assigns to the Company all right, title and interest of AMC in and to all subleases entered into for any or all of any Property, and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. The Company grants AMC a license to collect and enjoy all rents and other sums of money payable under any such sublease; PROVIDED, HOWEVER, that the Company will have the absolute right at any time after the occurrence of an Event of Default (as hereinafter defined) upon notice to AMC and any subtenants to revoke said sublease or license and to collect such rents and sums of money and to retain the same.

    DAMAGE TO, OR CONDEMNATION OF, A PROPERTY. In the event of any insurable damage or destruction to any Property, AMC has the obligation to repair or restore the same at AMC's expense (to the extent then permitted by law and to the extent of available insurance proceeds plus any deductible and self insured amounts), with the Annual Base Rent, real estate taxes and other impositions on the particular Property being proportionately abated during the time of restoration, but only to the extent of any rental interruption insurance proceeds actually received by the Company. The Company has the obligation to make all insurance proceeds available as a result of such damage or destruction to AMC for restoration. If any Property is damaged by an insurable event to such an extent that the cost of restoration would exceed 50% of the cost to completely replace the theatre building on such Property at the time of such damage, and if AMC has fully complied with the insurance obligations with respect to such Property (including maintaining insurance against loss of rents), AMC may terminate the Lease of that Property. With respect to an insurable event, AMC will be obligated to turn over all insurance proceeds to the Company with respect to such Property, together with an amount equal to the difference, if any, between the amount of such insurance proceeds and the net book value of the damaged property, as reflected on the Company's financial statements on the date of damage. Under certain other circumstances following damage to a Property AMC may terminate the Lease with respect to that Property.

    In the event of any uninsurable damage or destruction to any Property, AMC may have, under certain circumstances, a right to terminate the respective Lease and, alternatively, the Company may have a duty to restore the Property.

    In the event of a condemnation or taking of a material part of any Property (meaning any material part of the theatre building or a specified percentage of parking spaces servicing such Property) AMC shall have the option of terminating the Lease with respect to such Property if exercised within a specified time period following such taking. In such event, the total condemnation award shall be payable to the Company, except that AMC may recover the value of its property, if taken, so long as the amount of the award paid to the Company is equal to the net book value of the Property taken, as reflected on the Company's financial statements on the date of the condemnation.

    INDEMNIFICATION GENERALLY. Under each Lease, AMC indemnifies, and is obligated to save harmless, the Company generally from and against liabilities, costs and expenses (including reasonable attorneys' fees and expenses) and actual or consequential damages imposed upon or asserted against the Company as owner of the applicable Property on account of, among other things, (i) accident, injury to or death of a person or loss of or damage to property on or about the Property (unless caused by the willful or negligent act or omission by the Company), (ii) use, misuse, non-use, condition, maintenance or repair by or on behalf of AMC of the Property, (iii) impositions (which are the obligations of AMC to pay pursuant to the applicable provisions of such Lease or any sublease), (iv) failure on the part of AMC to perform or comply with any of the terms of the Lease or any sublease, (v) liability the Company may incur or suffer as a result of any permitted contest by AMC under any Lease and (vi) failure by AMC to comply with any laws (including the ADA) affecting the Property. Under each Lease, the Company indemnifies, and is obligated to save harmless, AMC generally from and against liabilities, costs and expenses (including reasonable attorneys' fees) imposed upon or asserted against AMC as a result of the Company's willful or negligent act or omission.

    ENVIRONMENTAL MATTERS. Each Lease provides for various representations and warranties by AMC relating to environmental matters with respect to each Property. Each Lease requires (i) AMC to indemnify and hold harmless the Company and any holder of a mortgage, deed of trust or other security agreement on a Property from and against all liabilities, costs and expenses imposed upon or asserted against the Company or the Property on account of any federal, state or local law, ordinance, regulation, order or decree relating to the protection of human health or the environment in respect of the Property which liability arises as a result of any event or occurrence during the period when AMC or any of its affiliates was an owner of the Property or a tenant pursuant to a ground lease or is an obligor under the Lease and which does not arise as a result of the actions or negligence of the Company or its agents or invitees, and (ii) the Company to indemnify and hold AMC harmless from and against all liabilities, costs and expenses imposed upon or asserted against AMC or the Property on account of any federal, state or local law, ordinance, regulation, order or decree relating to the protection of human health or the environment in respect of the Property which liability arises as a result of the actions or negligence of the Company or its agents or invitees.

    EVENTS OF DEFAULT. An "Event of Default" will be deemed to have occurred under a Lease if AMC fails to perform any non-monetary covenant and does not diligently undertake to cure the same after 30 days' notice from the Company; if the interest of AMC in any Property is levied upon or attached and such levy or attachment is not discharged in a specified period of time; or if any representation or warranty of AMC is materially incorrect. An "Event of Default" also will be deemed to have occurred under any of the Leases and, prior to the Cross-Default Termination Date, all of the Leases if AMC fails to pay any rent within 15 days after written notice of non-payment from the Company, if any bankruptcy or insolvency proceedings are instituted by or against AMCE or AMC and, if against AMCE or AMC, they are not dismissed within 90 days or if AMC fails to continuously operate a Property for a permitted use. "Cross-Default Termination Date" means the earlier to occur of (i) the date AMCE's senior long-term debt obligations are rated, or AMCE's corporate credit rating is, investment grade by either Standard & Poor's Corporation or Moody's Investors Service, Inc., (ii) AMC's rent payments represent less than 50% of the Company's rental income for any fiscal quarter or (iii) the expiration of a Fixed Term with respect to a Lease. The Company's right to exercise its remedies in the event of certain non-monetary and non-bankruptcy related defaults may be stayed if AMC disputes any such default.

    In the event of any Event of Default referable to a specific Property, the Company may evict AMC from such Property and either terminate the Lease or re-let the Property. In either event, AMC shall remain responsible for the rents for such Property for the remainder period of the term in excess of rents received by the Company from any successor occupant. In addition, the Company may exercise any other rights that it may have under law or under the Leases.

    TERMINATION BY AMC. The Leases grant to AMC certain limited rights to terminate the Lease with respect to a particular Property or Properties upon a determination by AMC, reasonably exercised, that such Property has become economically obsolete due to competition or circumstances relating to the property adjacent to such Property. Upon such termination, AMC will be obligated to pay the Company the greater of its net book value and its appraised value based on the capitalized value of AMC's remaining rental payments under the Leases, assuming the Leases remained in place during the applicable Fixed Term or Extended Term. The appraised value of such Property shall be determined by an independent appraiser selected by AMC and the Company as more fully described in the Lease. The Leases also grant to AMC certain limited rights to terminate the Lease with respect to a certain Property if any law prohibits the use of AMC's theatre facility as permitted under the Leases.

    LIMITS ON COMPETITION BY THE COMPANY. Under the Leases, AMC is entitled to a reduction in rent in certain circumstances in the event the Company owns a theatre property within 500 feet of the AMC-leased property. Further, the Company is generally prohibited from selling certain items sold in theatre concession stands within 150 feet of the AMC-leased property.

    Each Lease will be governed by and construed in accordance with the law of the state in which the related Property is situated (but not including such state's conflict of laws rules). None of the agreements entered into by AMC in connection with the Formation Transactions prohibits or otherwise restricts the Company's ability to lease properties to parties (domestic or foreign) other than AMC.

                                   MANAGEMENT

TRUSTEES AND EXECUTIVE OFFICERS OF THE COMPANY

                                                                                        YEAR TRUSTEE
NAME                          AGE                          TITLE                        TERM EXPIRES
------------------------  -----------  ---------------------------------------------  -----------------
Peter C. Brown..........          39   Chairman of the Board of Trustees                       2000
                                       President, Chief Development Officer and
Robert L. Harris........          39   Trustee                                                 1999
David M. Brain..........          41   Chief Financial Officer
Robert J. Druten........          50   Trustee                                                 1999
Charles S. Paul.........          48   Trustee                                                 2000
Scott H. Ward...........          40   Trustee                                                 1998

    PETER C. BROWN has served as Chairman of the Board of Trustees of the Company since August 1997 and as a Director of AMCE and AMC since November 12, 1992. Mr. Brown was appointed President of AMCE on January 10, 1997. Mr. Brown served as Executive Vice President of AMCE from August 3, 1994 to January 10, 1997. Mr. Brown has served as Executive Vice President of AMC since August 3, 1994, and as Chief Financial Officer of AMCE and AMC since November 14, 1991. Mr. Brown served as Senior Vice President of AMCE and AMC from November 14, 1991 until his appointment as Executive Vice President in August 1994. Mr. Brown served as Treasurer of AMCE and AMC from September 28, 1992 through September 19, 1994. Prior to November 14, 1991, Mr. Brown served as a consultant to AMCE from October 1990 to October 1991. Prior to serving as a consultant to AMCE, Mr. Brown was a Vice President at DJS Inverness, Inc., an investment banking firm located in New York City. Mr. Brown is a graduate of the University of Kansas.

    ROBERT L. HARRIS has served as President, Chief Development Officer and Trustee of the Company since August 1997. From 1992 until joining the Company, he was employed by AMCE, most recently serving as a Senior Vice President of AMC in charge of its international efforts. From 1980 to 1992, Mr. Harris was employed by Carlton Browne & Company, a California-based real estate developer, serving as its President from 1985 to 1992. During such employment, Mr. Harris was in charge of development projects totaling in excess of 3.0 million square feet, including more than 900,000 square feet of commercial/retail development. Mr. Harris is a director of Imperial Bancorp's Financial Group and serves on the Board of Pepperdine University's George L. Graziadio School of Business and Management. Mr. Harris is an alumnus of the University of Southern California. Mr. Harris is a member of the International Council of Shopping Centers (ICSC) and was a speaker at the last two regional conferences on ETRCs.

    DAVID M. BRAIN has served as Chief Financial Officer of the Company since August 1997 and has acted as a consultant to AMCE regarding the formation of the Company since July 1997. From 1996 until that time he was a Senior Vice President in the investment banking and corporate finance department of George
K. Baum & Company ("GKB"), an investment banking firm headquartered in Kansas City, Missouri. Mr. Brain's responsibilities at GKB included client advisory assignments involving the establishment of real estate joint ventures and the placement of debt and equity for real estate acquisitions and developments. Before joining GKB, Mr. Brain was in the Kansas City office of KPMG Peat Marwick LLP as Managing Director of the Corporate Finance group, a practice unit that he organized and managed for over 12 years. Besides his corporate finance experience, Mr. Brain has appeared numerous times as an expert witness in federal and state courts regarding valuation matters. He received a Bachelor of Arts degree in Economics from Tulane University with honors, as well as Phi Beta Kappa and Tulane Scholar designations, and a Masters of Business Administration from the A.B. Freeman Graduate Business School at Tulane University, where he was awarded an academic fellowship. Mr. Brain serves as a director for Capital for Entrepreneurs, Inc., a venture capital fund, the Center for Business Innovation, Inc., a not-for-profit small business incubator located on the campus of the University of Missouri at

Kansas City, Weather Protection Systems, Inc., a tension fabric structure vendor, and the Council for Entrepreneurship at the University of Missouri at Kansas City.

    ROBERT J. DRUTEN is expected to serve as a trustee of the Company. He is currently Vice President-Administration, Chief Financial Officer and a Corporate Officer of Hallmark Cards Incorporated. From 1991 to 1994, Mr. Druten served as Executive Vice President and Chief Financial Officer of Crown Media, Inc., a cable communications subsidiary of Hallmark Cards, Inc. From 1989 to 1991, Mr. Druten served as Vice President of Corporate Development and as a Corporate Officer of Hallmark Cards Incorporated. Mr. Druten is a member of the Hallmark Cards Holdings, Ltd. board of directors and is a member of the Hallmark Entertainment, Inc. board of directors. Mr. Druten received a Bachelor of Arts in economics from University of Kansas and a Masters of Business Administration from Rockhurst College.

    CHARLES S. PAUL is expected to serve as a trustee of the Company. He has served as Chairman and Chief Executive Officer of Sega Gameworks, L.L.C. since 1996. Prior to that time, Mr. Paul served as Executive Vice President and a Director of MCA Inc. Before joining MCA in 1985, Mr. Paul served in various positions at Atari Inc., including President of the coin-operated game division. Mr. Paul also serves as a director of National Golf Properties, Inc.

    SCOTT H. WARD is expected to serve as a trustee of the Company. He has served as Co-President of Russell Stover Candies, Inc. and Whitman's Candies, Inc. since 1993 and as a Vice President of Castle Mountain Ranch, Inc. since 1981. From March 1993 to January 1997 he additionally served as the Chief Financial Officer of Russell Stover Candies, Inc. and Whitman's Candies, Inc. From 1981 to 1993 he served as a Vice President of Russell Stover Candies, Inc. Mr. Ward received a Bachelor of Science in business from the University of Kansas and a Masters of Business Administration from the University of Texas.

    The Company is currently in discussions with prospective individuals for the position of Treasurer and additional development support staff. The Company intends to fill these positions following the Formation Transactions. See "The Company--Business Objectives and Operating Strategies."

CLASSIFICATION OF TRUSTEES

    Pursuant to the terms of the Company's Declaration of Trust, the trustees are divided into three classes. One class (consisting of Mr. Ward) will hold office for a term expiring at the annual meeting of shareholders to be held in 1998, a second class (consisting of Mr. Harris and Mr. Druten) will hold office for a term expiring at the annual meeting of shareholders to be held in 1999 and a third class (consisting of Mr. Brown and Mr. Paul) will hold office for a term expiring at the annual meeting of shareholders to be held in 2000. Each trustee will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified. At each annual meeting of shareholders of the Company, the successors to the class of trustees whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws." The Company's Declaration of Trust does not require that a specified number of trustees be independent trustees. However, the Company considers Mr. Druten, Mr. Paul and Mr. Ward to be independent trustees for purposes of NYSE requirements.

COMMITTEES OF THE BOARD

    The Board expects to establish an Audit Committee consisting of Mr. Druten and Mr. Paul. The Audit Committee will be responsible for making recommendations concerning the engagement of independent public accountants, reviewing the plans and results of the audit engagement with the independent public accountants, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls.

    The Board expects to establish a Compensation Committee consisting of Mr. Druten and Mr. Ward. The Compensation Committee will be responsible for reviewing the performance of executive officers and changes in officers' compensation and benefits.

    The Company may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Trustees.

COMPENSATION OF TRUSTEES

    The Company will pay an annual retainer of $18,000 to each of its trustees who is not an officer or employee of the Company or any of its affiliates (a "Non-Employee Trustee"). The annual retainer will be paid 50% in cash and 50% in Shares. A Non-Employee Trustee may elect to receive all of the retainer in Shares and may also elect to defer payment of his annual retainer under the Company's Deferred Compensation Plan for Non-Employee Trustees (the "Deferred Compensation Plan"). Such trustees will also receive $1,000 for each Board meeting attended, which will also be paid in cash. Non-employee chairpersons of Board committees will receive $1,250 payable in cash for each committee meeting attended and non-employee members of the Board committees will receive $750 payable in cash for each committee meeting attended. Employees of the Company or its affiliates who are trustees will not be paid any trustee fees. Trustees will be reimbursed for any out-of-town travel expenses incurred in connection with attendance at Board meetings.

    In addition, pursuant to the Company's 1997 Share Incentive Plan, each Non-Employee Trustee will be entitled to receive an option to purchase 10,000 Shares on the effective date of the Registration Statement (or the date such person first becomes a Non-Employee Trustee) relating to the Offering and will automatically receive an option to purchase 3,333 Shares on the date of each subsequent annual meeting of shareholders at a price per Share equal to the closing price of one Share on such annual meeting date. The initial options awarded to Non-Employee Trustees will vest in equal increments over a three year period. Annual options granted to Non-Employee Trustees will vest after one year. Such options will expire after ten years unless sooner terminated by reason of the trustee's termination of service as a trustee. Except in the case of disability or death, such options will terminate 90 days after termination of service. In the event of disability or death, they will terminate one year after such event. Notwithstanding the foregoing, upon a change in control, all options will become vested and exercisable in full. See "--Compensation Programs--Share Incentive Plan."

    Pursuant to the Deferred Compensation Plan, each Non-Employee Trustee may elect to defer all or a portion of his or her annual retainer and meetings fees earned as a member of the Board of Trustees. All amounts deferred under the Deferred Compensation Plan will be credited to each participant's share unit account which will be based on the number of Shares that a participant has elected to defer and the amount of any cash a participant elected to defer if such cash were converted into Shares based on the value of the Shares on the date of deferral. Any dividends paid on the Shares during the term of the Deferred Compensation Plan will be deemed to be paid on Share units held in a participant's share unit account and such dividends will be converted into additional Share units. When a participant elects to participate in the Deferred Compensation Plan, he must elect whether he will receive payments from the Plan after termination of his status as a trustee in a lump-sum or in substantially equal payments over a period not to exceed 10 years. Notwithstanding the foregoing, upon a change in control of the Company, all amounts will be paid in a lump-sum following termination. All payments made under the Deferred Compensation Plan will be made in Shares equal in number to the number of Share units allocated to a participant's share unit account; provided, however, that cash payments will be made in lieu of fractional shares.

EXECUTIVE COMPENSATION

    Prior to the Offering, the Company will not pay any compensation to its executive officers. The following table sets forth the annual base salary rates and other compensation expected to be paid by the Company in 1997 to the most highly compensated executive officers of the Company (i.e., those whose cash compensation from the Company in 1997 on an annualized basis is expected to exceed $100,000).

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                                                      ---------------------------------
                                                                                   AWARDS
                                                                      ---------------------------------
                                              ANNUAL COMPENSATION                        SECURITIES
                                                                        RESTRICTED       UNDERLYING
                                            ------------------------   SHARE AWARDS       OPTIONS/
NAME AND PRINCIPAL POSITION        YEAR      SALARY(1)      BONUS         ($)(2)         SARS(#)(3)
-------------------------------  ---------  -----------  -----------  --------------  -----------------
Robert L. Harris ..............
  President and Chief
  Development Officer                 1997   $ 225,000           (4)    $  800,000           40,000
David M. Brain ................
  Chief Financial Officer             1997   $ 175,000           (4)    $  400,000           20,000

--------------

(1) Amounts given are annualized salaries effective for the year ended December 31, 1997.

(2) These Shares are entitled to receive distributions to the extent paid by the Company.

(3) All options will vest in 20% increments at the end of each of the first five years following the Offering, and will be exercisable at a price per Share equal to the initial public offering price per Share.

(4) Amount of bonus is contingent on performance measures. See "Compensation Programs--Annual Incentive Program."

EMPLOYMENT AGREEMENTS

    The Company will enter into employment agreements with Robert L. Harris and David M. Brain, pursuant to which Mr. Harris will serve as the President and Chief Development Officer and Mr. Brain will serve as the Chief Financial Officer of the Company, each for a period of two years (extendable at the option of the Company) at an initial annual compensation of $225,000 and $175,000, respectively, subject to any increases in base compensation approved by the Compensation Committee. Upon consummation of the Formation Transactions, Mr. Harris and Mr. Brain will receive a signing bonus of $40,000 and $30,000, respectively. Such agreements will provide for awards under the Entertainment Properties Trust 1997 Share Incentive Plan (the "Share Incentive Plan") described below under "Compensation Programs -- Share Incentive Plan -- Awards Made Under the Share Incentive Plan" and for annual performance-based bonuses at maximum, target and threshold levels equal to 60%, 40% and 20% of base salary for Mr. Harris and 40%, 20% and 10% of base salary for Mr. Brain. Under such agreements, if either Messrs. Harris and Brain is terminated by the Company without cause or if either terminates their employment as a result of a material breach of his employment agreement by the Company, he will be entitled to receive an amount equal to his base salary plus target performance bonus over the unexpired term of his employment agreement.

COMPENSATION PROGRAMS

    The Company has implemented various compensation programs (the "Compensation Programs") to attract and retain trustees, executive officers and other key employees of the Company, to provide incentives to such persons to maximize the Company's Funds from Operations and to enable trustees, executive officers and other key employees of the Company to participate in the ownership of the Company. The Annual Incentive Program provides for the payment of certain incentive payments based on performance. The Share Incentive Plan provides executive officers the opportunity to purchase Shares (the "Share Purchase Program"), the grant of restricted Shares or restricted share units (the "Restricted Share Program") and the award to executive officers and other key employees of the Company of nonqualified options and incentive options to purchase Shares (the "Share Option Program"). The Share Incentive Plan also provides for performance based restricted Share and unit awards and other awards whose value is based on Shares and which may be paid in cash or Shares or a combination thereof. Performance based Share and unit awards under the Share Incentive Plan may be based upon the same criteria as awards under the Annual Incentive Program described below. The maximum number of performance Shares subject to an award to an employee subject to the deductibility limitations of Section 162(m) of the Code will not exceed 250,000 for each 12 months during a performance period (or, to the extent such award is paid in cash, the maximum dollar amount of such award is the equivalent cash value of such number of Shares). Upon the occurrence of a change in control, all performance conditions will be deemed satisfied. No such awards are presently contemplated, however.

    The Compensation Programs will be administered by the Board, unless and until the Board appoints a Compensation Committee, which is authorized to select from among the eligible employees of the Company individuals to whom incentive and other Share-based awards are to be granted and to determine the number of Shares to be subject thereto and the terms and conditions thereof. The Board or Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of any such compensation programs. No member of the Board or Compensation Committee is eligible to participate in any Compensation Program other than as non-employee trustees of the Company.

    ANNUAL INCENTIVE PROGRAM. The Annual Incentive Program provides for incentive payments to employees designated by the Board or Compensation Committee. Such payments may not exceed $300,000 or 60% of the employee's base salary, whichever is less, and will be based on performance measured against a target or the achievement of certain strategic objectives relating to one or more of the following criteria: revenue, revenue growth, EBITDA, EBITDA growth, Funds from Operations, Funds from Operations per Share and per Share growth, Cash Available for Distribution, Cash Available for Distribution per Share and per Share growth, net earnings, earnings per share, earnings per share growth, return on equity, return on assets, share price performance on an absolute basis and relative to an index, attainment of expense levels and completion of critical projects. For the Company's initial fiscal year, awards will be based on Funds from Operations. Maximum, target and threshold levels will be set for each participant at the time of grant. Such levels will be 60%, 40%, and 20% of base salary for Mr. Harris and 40%, 20% and 10% of base salary for Mr. Brain. All or part of the incentive payments may be paid in unrestricted Shares at the participant's option.

    SHARE INCENTIVE PLAN. Pursuant to the Share Incentive Plan, employees and trustees of the Company or any of its subsidiaries are eligible to receive options, restricted Shares, restricted Share units, performance Shares, performance Share units and other Share awards or awards based on the value of the Shares. The purpose of the Share Incentive Plan is to enable the Company to attract and retain employees and trustees of outstanding ability and to provide employees and trustees with an interest in the Company parallel to that of the Company's shareholders.

    SHARE PURCHASE PROGRAM. Pursuant to the Share Incentive Plan, the Company may provide participants the opportunity to purchase Shares at the fair market value of such Shares at time of purchase. Such Shares may be subject to certain transfer restrictions and other conditions as the Board or Compensation Committee may determine at the time of grant. It is the intention of the Company that after five years, participation by certain officers in the Share Incentive Plan will be contingent upon his or her ownership of Shares with a value equal to a multiple of the executive's then existing base salary.

    RESTRICTED SHARE PROGRAM. Pursuant to the Share Incentive Plan, the Company may grant restricted Shares or restricted Share units from time to time to employees of the Company. Restricted Shares and restricted Share units shall be subject to the terms and conditions as the Board or Compensation Committee may determine at the time of grant. Restricted Shares may also be sold to participants at various prices (or issued without monetary consideration) and may be made subject to such restrictions as may be determined by the Board or Compensation Committee. In general, restricted Shares may not be sold, or otherwise transferred or hypothecated, until restrictions are removed by the Board or Compensation Committee or expire. Grantees of restricted Shares, unlike recipients of Share options, will have voting rights and will receive dividends and distributions prior to the time such restrictions lapse. All restrictions on restricted Shares lapse upon the occurrence of a change in control, as defined in the Share Incentive Plan. Restricted Share units may be paid in cash or Shares or a combination thereof, all at the discretion of the Board or Compensation Committee.

    SHARE OPTION PROGRAM. Pursuant to the Share Incentive Plan, the Company may grant options to purchase Shares from time to time to employees of the Company. Options may be either nonqualified options or incentive options (for employees only) and may also be issued to participants at various prices and may be made subject to such restrictions as may be determined by the Compensation Committee.

    Nonqualified options, if granted, will provide for the right to purchase Shares at a specific price that may be less than the fair market value of Shares on the grant date and usually will become exercisable in installments after the grant date. Nonqualified options may be granted for any reasonable term, not to exceed ten years, and may be transferrable in certain limited circumstances.

    Incentive options, if granted, will be designed to comply with the "incentive stock option" provisions of the Code and will be subject to restrictions contained therein, including that the exercise price must generally equal at least 100% of the fair market value of Shares on the grant date and that the term generally must not exceed ten years. Incentive options may be modified after the grant date to disqualify them from treatment as "incentive stock options."

    SHARES SUBJECT TO THE SHARE INCENTIVE PLAN. A maximum of 1,500,000 Shares (including the 270,000 Shares awarded or reserved pursuant to the awards made prior to the consummation of the Offering), subject to adjustment in the event of certain corporate events, will be reserved for issuance under the Share Incentive Plan. The limit on the number of shares subject to options granted to any one individual is 750,000 shares so long as the grant does not violate the Ownership Limit or cause the Company to fail to qualify as a REIT for federal income tax purposes. See "Description of Shares of Beneficial Interest--Restriction on Size of Holdings of Shares."

    AWARDS MADE UNDER THE SHARE INCENTIVE PLAN. Prior to the consummation of the Offering, pursuant to the Share Incentive Plan and the award agreements entered into thereunder, the Company will lend approximately $1.6 million to Robert L. Harris to purchase 80,000 Shares at the initial public offering price pursuant to the Share Purchase Program. In addition, Mr. Harris will be granted
(i) 40,000 restricted Shares pursuant to the Restricted Share Program and (ii) options to purchase 40,000 Shares pursuant to the Share Option Program.

    Prior to the consummation of the Offering, pursuant to the Share Incentive Plan and the award agreements entered into thereunder, the Company will lend approximately $800,000 to David M. Brain to purchase 40,000 Shares at the initial public offering price pursuant to the Share Purchase Program. In addition, Mr. Brain will be granted (i) 20,000 restricted Shares pursuant to the Restricted Share Program and (ii) options to purchase 20,000 Shares pursuant to the Share Option Program.

    The borrowings by Mr. Harris and Mr. Brain to purchase Shares will be evidenced by full recourse notes bearing interest at 6.1% per annum. Interest will accumulate and be added to principal. The notes will be payable in three annual installments commencing on the third and ending on the fifth anniversary date of the notes. The Board or Compensation Committee may forgive a note after application of proceeds from the sale of shares following a change in control or termination of employment by reason of death, disability, normal retirement or without cause.

    The term of the options granted to Mr. Harris and Mr. Brain will be ten years from the date of grant. Each such option will vest in 20% increments at the end of each of five years following the Offering, and will be exercisable at a price per Share equal to the initial public offering price per Share. Upon the occurrence of a change in control, all options will automatically become vested and exercisable in full and all restrictions on restricted Shares will lapse. Restricted Shares will vest after five years, provided that the Compensation Committee may accelerate vesting of any or all of the Restricted Shares at its discretion. All unvested options held by either Mr. Harris or Mr. Brain will vest and all restrictions with respect to Restricted Shares held by either of them will lapse upon the occurrence of such executive officer's death, separation from service due to disability, termination of employment by the Company without cause, or termination of employment following a material breach by the Company of the terms of his employment agreement. All unvested options held by Mr. Harris also will vest and all restrictions with respect to Restricted Shares held by him will lapse if he resigns following appointment of a chief executive officer from outside the Company. Unvested options and restricted Shares will be forfeited if the executive officer sells the Shares purchased pursuant to the Share Purchase Program during the five-year period subsequent to grant. The Shares purchased by Mr. Harris and Mr. Brain pursuant to the Share Purchase Program may not be sold for two years following the consumation of the Formation Transactions without the written consent of the Company, except upon a change in control or termination by reason of death, disability or normal retirement.

    Participation by Mr. Harris and Mr. Brain in the Share Purchase Program after five years will be contingent upon the ownership of Shares with a value equal to five times base salary for Mr. Harris and two and one-half times base salary for Mr. Brain.

    In addition, Non-Employee Trustees will be granted nonqualified options pursuant to the Share Incentive Plan. See "Management--Compensation of Trustees."

TRUSTEE LIABILITY LIMITATION AND INDEMNIFICATION

    Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company's Declaration of Trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

    The Company's Declaration of Trust provides that the Company will, to the maximum extent permitted by Maryland law in effect from time to time, indemnify
(a) any individual who is a present or former trustee or officer of the Company or (b) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served as a director, officer, shareholder, partner, trustee, employee or agent of any real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability, together with reasonable expenses actually incurred in advance of a final disposition of a legal proceeding, to which such person may become subject or which such person may incur by reason of his or her status as such. The Company has the power, with the approval of the Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or its predecessors.

    Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors, officers, employees and agents of a Maryland corporation. The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Declaration of Trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

    Additionally, the Company has entered into indemnity agreements with each of its officers and trustees which provide for reimbursement of all expenses and liabilities of such officer or trustee, arising out of any lawsuit or claim against such officer or trustee due to the fact that he or she was or is serving as an officer or trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Exchange Act or (c) relating to judicially determined criminal violations.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             AMC ENTERTAINMENT INC.

BUSINESS OF AMCE

    AMC, the lessee of the Initial Properties and, if acquired by the Company, the Option Properties, is a wholly-owned subsidiary of AMCE, the guarantor of AMC's obligations under the Leases and one of the leading theatrical exhibition companies in North America measured by revenues. In the fiscal year ended April 3, 1997, AMCE's consolidated revenues were $749,597,000. As of October 2, 1997, AMCE, through its subsidiaries, operated 222 theatres with an aggregate of 2,048 screens located in 22 states, the District of Columbia, Portugal and Japan. Approximately 63% of the screens operated by AMCE are located in Florida, California, Texas, Missouri and Michigan and approximately 73% of AMCE's domestic screens are located in areas among the 20 largest "Areas of Dominant Influence" (television market areas as defined by Arbitron Company). AMCE is an industry leader in the development and operation of megaplex and multiplex theatres, primarily in large metropolitan markets.

    AMCE and its predecessor have operated movie theatres since 1920. AMCE currently operates one of the largest motion picture exhibition circuits in North America and continually upgrades its theatre circuit by opening new theatres (primarily megaplex theatres), and adding new screens to existing theatres. Since April 1995, AMCE has opened 31 new theatres with 618 screens, representing 30.2% of its current number of screens, and has added 79 screens to existing theatres.

    Revenues for AMCE are generated primarily from box office admissions and theatre concessions sales, which accounted for 66% and 30%, respectively, of fiscal 1997 revenues. The balance of AMCE's revenues are generated primarily by AMCE's on-screen advertising business, video games located in theatre lobbies and the rental of theatre auditoriums.

    AMCE is a holding company with no significant operations of its own, and it has three direct wholly-owned subsidiaries, AMC, AMC Entertainment International, Inc. and National Cinema Network, Inc. All of AMCE's domestic theatrical exhibition business is conducted through AMC and its subsidiaries. AMCE is developing theatres in international markets through AMC Entertainment International, Inc. and its subsidiaries. AMCE engages in the on-screen advertising business through National Cinema Network, Inc.

    AMCE predominantly licenses "first-run" motion pictures on a film-by-film and theatre-by-theatre basis. AMCE obtains these licenses either by negotiations directly with, or by submitting bids to, distributors. Negotiations with distributors are based on several factors, including theatre location, competition, season of the year and motion picture content. Licenses entered into through both negotiated and bid processes typically state that rental fees shall be based on the higher of a gross receipts formula or a theatre admissions revenue sharing formula. Under a gross receipts formula, the distributor receives a specified percentage of box office receipts, with the percentages declining over the term of the run. First-run motion picture rental fees are generally the greater of (i) 70% of box office admissions, gradually declining to as low as 30% over a period of four to seven weeks, and (ii) a specified percentage (i.e., 90%) of the excess of box office receipts over a negotiated allowance for theatre expenses (commonly known as a "90/10" clause). Second-run motion picture rental fees typically begin at 35% of box office admissions and often decline to 30% after the first week. The theatrical exhibition industry is seasonal in nature, with the highest attendance and revenue occurring during the summer months and the holiday seasons.

    AMCE is a Delaware corporation with its principal executive offices located at 106 West 14th Street, Kansas City, Missouri 64105. Its telephone number at such address is (816) 221-4000.

AMCE PROPERTIES

    As of October 2, 1997, AMCE's theatres are as set forth below:

                                                                             POST-FORMATION TRANSACTIONS(1)
                                        PRE-FORMATION TRANSACTIONS
                                   -------------------------------------  -------------------------------------
                                     OPERATING     UNDER CONSTRUCTION(2)    OPERATING     UNDER CONSTRUCTION(2)
                                   --------------  ---------------------  --------------  ---------------------
Owns(3):
  Megaplex.......................           9                   5                  1(4)            --
  Other(5).......................          20               --                    20               --
Leases or manages:
  Megaplex.......................          16                  20(6)              24                  25
  Other..........................         177                   2                177                   2
                                                               --                                     --
                                          ---                                    ---
                                          222(7)               27                222(7)               27
                                                               --                                     --
                                                               --                                     --
                                          ---                                    ---
                                          ---                                    ---

--------------

(1) Assumes exercise of options to acquire all of the Option Properties. Excludes Livonia 20 for which construction had not commenced as of October 2, 1997.

(2) Only includes theatres for which construction has commenced. Excludes Livonia 20 for which construction had not commenced as of October 2, 1997.

(3) Includes ground leased properties.

(4) The one megaplex theatre that the Company is not acquiring is Pleasure Island 24 located at Walt Disney World in Orlando, Florida. The Company is not acquiring this property because its ground lease is not readily transferable to the Company.

(5) The Company is not acquiring the 20 other theatres owned by AMCE because they do not meet the Company's investment criteria and objectives.

(6) Includes the three Option Properties that are currently leased by AMC from a third party owner/ lessor.

(7) Of the 222 operating theatres, 217 were owned or leased by AMC or one of its subsidiaries, two were leased by AMC Entertainment International, Inc. or one of its subsidiaries and three were operated by AMC but owned by third parties.

AMCE'S SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth selected consolidated data regarding AMCE's five most recent fiscal years ended April 3, 1997 and the interim periods ended October 2, 1997 and September 26, 1996. Operating results for the period ended October 2, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year ending April 2, 1998. The historical financial information for each of the fiscal periods specified below has been derived from AMCE's consolidated financial statements for such periods. The unaudited pro forma financial information of AMCE as of and for the fiscal year ended April 3, 1997 and for the interim period ended October 2, 1997 has been adjusted to give effect to the Formation Transactions as set forth in the Notes to AMCE's Condensed Pro Forma Financial Statements included elsewhere in this Prospectus. Such pro forma information does not purport to represent what AMCE's results of operations would have been had the Formation Transactions occurred on the dates presented or to project AMCE's financial position or results of operations for any future period. The historical financial data set forth below is qualified in its entirety by reference to AMCE's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The historical and pro forma financial data set forth below should be read in conjunction with "--AMCE's Management's Discussion and Analysis of Financial Condition and Results of Operations," and AMCE's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                           TWENTY-SIX WEEKS ENDED
                                                          --------------------------------------------------------
                                                          OCTOBER 2, 1997   OCTOBER 2, 1997    SEPTEMBER 26, 1996
                                                             PRO FORMA           ACTUAL              ACTUAL
                                                             (1)(2)(6)           (1)(2)              (1)(2)
                                                          ----------------  ----------------  --------------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                                                           AND STATISTICAL DATA)
STATEMENT OF OPERATIONS DATA:
  Total revenues........................................     $  414,051        $  414,051          $  364,363
  Total cost of operations..............................        337,756           330,139             288,414
  General and administrative............................         26,852            26,852              24,672
  Depreciation and amortization.........................         30,704            32,889              24,414
  Impairment of long-lived assets.......................         46,998            46,998              --
                                                          ----------------  ----------------       ----------
  Operating income (loss)...............................        (28,259)          (22,827)             26,863
  Interest expense......................................         13,002            17,650               9,761
  Investment income.....................................            681               681                 321
  Gain (loss) on disposition of assets..................          2,496             2,496                 (31)
                                                          ----------------  ----------------       ----------
  Earnings (loss) before income taxes...................        (38,084)          (37,300)             17,392
  Income tax provision..................................        (15,418)          (15,100)              7,000
                                                          ----------------  ----------------       ----------
  Net earnings (loss)...................................     $  (22,666)       $  (22,200)         $   10,392
                                                          ----------------  ----------------       ----------
                                                          ----------------  ----------------       ----------
  Preferred dividends...................................          2,651             2,651               3,000
                                                          ----------------  ----------------       ----------
  Net earnings (loss) for common shares.................     $  (25,317)       $  (24,851)         $    7,392
                                                          ----------------  ----------------       ----------
                                                          ----------------  ----------------       ----------
  Earnings (loss) per share:
    Primary.............................................     $    (1.39)       $    (1.37)         $      .42
    Fully diluted.......................................     $    (1.39)       $    (1.37)         $      .42
  Common dividends per share............................         --                --                  --
  Weighted average number of shares outstanding:
    Primary.............................................         18,194            18,194              17,534
    Fully diluted.......................................         18,194            18,194              17,726
BALANCE SHEET DATA (AT PERIOD END):
  Cash, equivalents and investments.....................     $   25,563        $   25,563          $    9,137
  Total assets..........................................        732,550           885,048             557,478
  Total debt (including capital lease obligations)......        375,308           535,732             253,967
  Stockholders' equity..................................        144,423           144,423             166,396
OTHER FINANCIAL DATA:
  EBITDA as adjusted (5)................................     $   52,401        $   60,018          $   51,431
  Cash flows provided by operating activities...........         49,520            52,171              33,015
  Cash flows used in investing activities...............       (158,061)         (219,161)           (101,414)
  Cash flows provided by financing activities...........        106,850           167,950              66,450
  Capital expenditures..................................        173,811           173,811              92,082
STATISTICAL DATA (AT PERIOD END):
  Number of theatres operated...........................            222               222                 230
  Number of screens operated............................          2,048             2,048               1,820
  Screens per theatre...................................            9.2               9.2                 7.9

                                                                          YEARS ENDED
                                          ----------------------------------------------------------------------------
                                          APRIL 3,   APRIL 3,    MARCH 28,     MARCH 30,     MARCH 31,
                                            1997       1997         1996          1995          1994        APRIL 1,
                                          PRO FORMA   ACTUAL       ACTUAL        ACTUAL        ACTUAL         1993
                                          (1)(2)(6)   (1)(2)       (1)(2)        (1)(2)        (1)(2)      ACTUAL (2)
                                          ---------  ---------  ------------  ------------  ------------  ------------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND STATISTICAL DATA)
STATEMENT OF OPERATIONS DATA:
  Total revenues........................  $ 749,597  $ 749,597   $  655,972    $  563,344    $  586,300    $  403,775
  Total cost of operations..............    587,582    580,002      491,358       432,763       446,957       308,848
  General and administrative............     56,647     56,647       52,059        41,639        40,559        37,582
  Depreciation and amortization.........     57,507     59,803       43,886        37,913        38,048        28,175
  Estimated loss on future disposition
    of assets...........................     --         --           --            --            --             2,500
                                          ---------  ---------  ------------  ------------  ------------  ------------
  Operating income......................     47,861     53,145       68,669        51,029        60,736        26,670
  Interest expense......................     17,430     22,022       28,828        35,908        36,375        31,401
  Investment income.....................        856        856        7,052        10,013         1,156         8,239
  Minority interest.....................     --         --           --            --             1,599        --
  Gain (loss) on disposition of
    assets..............................        (84)       (84)        (222)         (156)          296         9,638
                                          ---------  ---------  ------------  ------------  ------------  ------------
  Earnings before income taxes and
    extraordinary item..................     31,203     31,895       46,671        24,978        27,412        13,146
  Income tax provision..................     12,620     12,900       19,300        (9,000)       12,100         5,400
                                          ---------  ---------  ------------  ------------  ------------  ------------
  Earnings before extraordinary item....     18,583     18,995       27,371        33,978        15,312         7,746
  Extraordinary item....................     --         --          (19,350)       --            --            (6,483)
                                          ---------  ---------  ------------  ------------  ------------  ------------
  Net earnings..........................  $  18,583  $  18,995   $    8,021    $   33,978    $   15,312    $    1,263
                                          ---------  ---------  ------------  ------------  ------------  ------------
                                          ---------  ---------  ------------  ------------  ------------  ------------
  Preferred dividends...................      5,907      5,907        7,000         7,000           538           256
                                          ---------  ---------  ------------  ------------  ------------  ------------
  Net earnings for common shares........  $  12,676  $  13,088   $    1,021    $   26,978    $   14,774    $    1,007
                                          ---------  ---------  ------------  ------------  ------------  ------------
                                          ---------  ---------  ------------  ------------  ------------  ------------
  Earnings per share before
    extraordinary item:
    Primary.............................  $     .72  $     .74   $     1.21    $     1.63    $      .89    $      .46
    Fully diluted.......................  $     .71  $     .73   $     1.20    $     1.45    $      .89    $      .46
  Earnings per share:
    Primary.............................  $     .72  $     .74   $    .06(4)   $     1.63    $      .89    $    .06(3)
    Fully diluted.......................  $     .71  $     .73   $    .06(4)   $     1.45    $      .89    $    .06(3)
  Common dividends per share............     --         --           --            --            --        $     1.14
  Weighted average number of shares
    outstanding:
    Primary.............................     17,726     17,726       16,795        16,593        16,521        16,217
    Fully diluted.......................     17,940     17,940       17,031        23,509        16,550        16,217
BALANCE SHEET DATA (AT PERIOD END):
  Cash, equivalents and investments.....        N/A  $  24,715   $   10,795    $  140,377    $  151,469    $   50,106
  Total assets..........................        N/A    718,213      483,458       522,154       501,276       374,102
  Total debt (including capital lease
    obligations)........................        N/A    373,724      188,172       267,504       268,188       255,302
  Stockholders' equity..................        N/A    170,012      158,918       157,388       130,404        18,171
OTHER FINANCIAL DATA:
  EBITDA as adjusted (5)................  $ 105,571  $ 113,151   $   80,144    $   90,795    $   99,666    $   55,195
  Cash flows provided by operating
    activities..........................    131,366    134,074       96,847        44,366        63,680        29,062
  Cash flows provided by (used in)
    investing activities................   (182,317)  (283,917)     (66,848)        3,664      (111,505)        4,594
  Cash flows provided by (used in)
    financing activities................     62,382    163,982      (90,437)       (9,116)       56,147       (21,022)
  Capital expenditures..................    253,380    253,380      120,796        56,403        10,651         8,786
STATISTICAL DATA (AT PERIOD END):
  Number of theatres operated...........        228        228          226           232           236           243
  Number of screens operated............      1,957      1,957        1,719         1,630         1,603         1,617
  Screens per theatre...................        8.6        8.6          7.6           7.0           6.8           6.7

------------------
(1) Fiscal 1998, 1997, 1996, 1995 and 1994 include the effects from the acquisition of Exhibition Enterprises Partnership on May 28, 1993.
(2) Fiscal 1997 consists of 53 weeks. All other years have 52 weeks.
(3) Fiscal 1993 includes a $6,483,000 extraordinary loss equal to $.40 per common share.
(4) Fiscal 1996 includes a $19,350,000 extraordinary loss equal to $1.15 per common share.
(5) Represents net earnings plus interest, income taxes, depreciation and amortization and adjusted for impairment losses recognized under Statement of Financial Accounting Standards No. 121, IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Management of AMCE has included EBITDA because it believes that EBITDA provides lenders and stockholders additional information for estimating AMCE's value and evaluating its ability to service debt. Management of AMCE believes that EBITDA is a financial measure commonly used in AMCE's industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP). EBITDA as determined by AMCE may not be comparable to EBITDA as reported by other companies. In addition, EBITDA is not intended to represent cash flow (as determined in accordance with GAAP) and does not represent the measure of cash available for discretionary uses.
(6) See AMCE's Condensed Pro Forma Financial Statements and the Notes thereto included elsewhere in this Prospectus.

AMCE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following financial analysis should be read in conjunction with the above financial information concerning AMCE.

    The forward-looking statements included in this section, which reflect AMCE's management's best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including but not limited to AMCE's ability to enter into various financing programs, competition from other companies, changes in economic climate, increase in demand for real estate, demographic changes, changes in real estate, zoning and tax laws, the ability to open new theatres and screens as currently planned, the performance of films licensed by AMCE and other risks and uncertainties.

    OPERATING RESULTS

    TWENTY-SIX WEEKS ENDED OCTOBER 2, 1997 AND SEPTEMBER 26, 1996

    Set forth in the table below is a summary of revenues, cost of operations, general and administrative expenses and depreciation and amortization attributable to AMCE's domestic and international theatrical exhibition operations and AMCE's on-screen advertising business for the twenty-six weeks ended October 2, 1997 and September 26, 1996.

                                                                                         TWENTY-SIX WEEKS ENDED
                                                                                      ----------------------------
                                                                                      OCTOBER 2,    SEPTEMBER 26,
                                                                                         1997           1996           % CHANGE
                                                                                      -----------  ---------------  ---------------
                                                                                           (IN THOUSANDS, EXCEPT PERCENTAGES)
REVENUES
  Domestic
    Admissions......................................................................   $ 259,915      $ 235,566             10.3%
    Concessions.....................................................................     123,136        111,124             10.8
    Other...........................................................................       7,127          5,703             25.0
                                                                                      -----------  ---------------         -----
                                                                                         390,178        352,393             10.7
  International
    Admissions......................................................................      10,802          4,545            *
    Concessions.....................................................................       2,291            647            *
    Other...........................................................................          18              2            *
                                                                                      -----------  ---------------         -----
                                                                                          13,111          5,194            *
  On-screen advertising and other...................................................      10,762          6,776             58.8
                                                                                      -----------  ---------------         -----
      Total revenues................................................................   $ 414,051      $ 364,363             13.6%
                                                                                      -----------  ---------------         -----
                                                                                      -----------  ---------------         -----
COST OF OPERATIONS
  Domestic
    Film exhibition costs...........................................................   $ 146,057      $ 127,515             14.5%
    Concession costs................................................................      19,065         17,929              6.3
    Rent............................................................................      42,654         35,813             19.1
    Other...........................................................................     101,407         94,127              7.7
                                                                                      -----------  ---------------         -----
                                                                                         309,183        275,384             12.3
  International
    Film exhibition costs...........................................................       5,923          2,754            *
    Concession costs................................................................         842            151            *
    Rent............................................................................       2,972          2,046             45.3
    Other...........................................................................       2,932          2,236             31.1
                                                                                      -----------  ---------------         -----
                                                                                          12,669          7,187             76.3
  On-screen advertising and other...................................................       8,287          5,843             41.8
                                                                                      -----------  ---------------         -----
      Total cost of operations......................................................   $ 330,139      $ 288,414             14.5%
                                                                                      -----------  ---------------         -----
                                                                                      -----------  ---------------         -----
GENERAL AND ADMINISTRATIVE
  Corporate and domestic............................................................   $  21,160      $  19,565              8.2%
  International.....................................................................       3,144          2,938              7.0
  On-screen advertising and other...................................................       2,548          2,169             17.5
                                                                                      -----------  ---------------         -----
      Total general and administrative..............................................   $  26,852      $  24,672              8.8%
                                                                                      -----------  ---------------         -----
                                                                                      -----------  ---------------         -----
DEPRECIATION AND AMORTIZATION
  Corporate and domestic............................................................   $  30,404      $  23,174             31.2%
  International.....................................................................       1,287            410            *
  On-screen advertising and other...................................................       1,198            830             44.3
                                                                                      -----------  ---------------         -----
      Total depreciation and amortization...........................................   $  32,889      $  24,414             34.7%
                                                                                      -----------  ---------------         -----
                                                                                      -----------  ---------------         -----

--------------------

*   Percentage change in excess of 100%

    REVENUES. Total revenues increased 13.6%, or $49,688,000, during the twenty-six weeks ended October 2, 1997 compared to the twenty-six weeks ended September 26, 1996.

    Total domestic revenues increased 10.7%, or $37,785,000, from the prior year. Admissions revenues increased 10.3%, or $24,349,000, due to a 5.4% increase in average ticket prices, which contributed $13,274,000 of the increase, and a 4.7% increase in attendance, which contributed $11,075,000 of the increase. The increase in average ticket prices was due to price increases and the growing number of megaplexes in AMCE's circuit, which yield higher average ticket prices than multiplexes. The increase in attendance was due primarily to AMCE's megaplexes. Attendance at megaplexes increased as a result of the addition of 15 new megaplexes with 304 screens since September 26, 1996 which was offset by a 0.8% decrease in attendance at comparable megaplexes (theatres opened before the first quarter of the prior fiscal year) due to poorer than expected film product. The overall increase in attendance from megaplexes was partially offset by a 9.3% decrease in attendance at comparable multiplexes and the closure or sale of 24 theatres with 120 screens since the second quarter of fiscal 1997. The decline in attendance at comparable multiplexes was due primarily to competition from new megaplexes operated by AMCE and other competing circuits, a trend which AMCE anticipates will continue. Attendance also was impacted by the overall poorer than expected performance of film product. Concessions revenues increased by 10.8%, or $12,012,000, due to a 5.8% increase in average concessions per patron, which contributed $6,788,000 of the increase, and the increase in total attendance, which contributed $5,224,000 of the increase. The increase in average concessions per patron was attributable to the increasing number of megaplexes in AMCE's circuit, where concession spending per patron is higher than multiplexes.

    Total international revenues increased $7,917,000 from the prior year. Admissions revenues increased $6,257,000 due to an increase in attendance, which contributed $15,427,000 of the increase, offset by a decrease in average ticket prices which reduced revenues by $9,170,000. Attendance increased as a result of the opening of AMCE's second international theatre, the Arrabida 20 in Portugal, during the third quarter of fiscal 1997 and improved attendance at the Canal City 13 in Japan. Concessions revenues increased by $1,644,000 due to the increase in total attendance, which contributed $2,196,000 of the increase, offset by a decrease in average concessions per patron, which reduced revenues by $552,000. The decrease in average ticket prices and concessions per patron was due to the lower ticket and concessions prices at the theatre in Portugal compared to the theatre in Japan.

    On-screen advertising and other revenues increased $3,986,000 due to an increase in the number of screens served, a result of its expansion program, and a change in the number of periods included in the results of operations of AMCE's on-screen advertising business.

    COST OF OPERATIONS. Total cost of operations increased 14.5%, or $41,725,000, during the twenty-six weeks ended October 2, 1997 compared to the twenty-six weeks ended September 26, 1996.

    Total domestic cost of operations increased 12.3%, or $33,799,000, from the prior year. Film exhibition costs increased 14.5%, or $18,542,000, due to higher attendance, which contributed $12,593,000 of the increase, and an increase in the percentage of admissions paid to film distributors, which caused an increase of $5,949,000. As a percentage of admissions revenues, film exhibition costs increased to 56.2% in the current year as compared with 54.1% in the prior year. This increase occurred primarily during the first quarter of the year and was due to a change in attendance patterns and the popularity of films released during the period which had higher film exhibition terms. Attendance was more concentrated in the early weeks for the films released during the first quarter of the year, which typically results in higher film exhibition costs. The 6.3%, or $1,136,000, increase in concession costs is attributable to the increase in concession revenues. As a percentage of concessions revenues, concession costs decreased from 16.1% to 15.5% due to an increase in advertising and promotional allowances received by AMCE and improved procurement terms with a major vendor. Rent expense increased 19.1%, or $6,841,000, due to the higher number of screens in operation and the growing number of megaplexes in AMCE's circuit, which generally require higher rent per screen than multiplexes. Other cost of operations increased 7.7%, or $7,280,000. As a percentage of total revenues, other cost of operations decreased from 26.7% in the prior year to 26.0% in the current year, primarily as a result of more effective staffing at AMCE's theatres.

    Total international cost of operations increased 76.3%, or $5,482,000, from the prior year. Film exhibition costs increased $3,169,000 due to higher attendance which contributed $3,791,000 of the increase, offset by a decrease in the percentage of admissions paid to film distributors, which caused a decrease of $622,000. The $691,000 increase in concession costs was primarily attributable to the increase in concessions revenues. Rent expense increased $926,000 and other cost of operations increased $696,000 from the prior year due to the opening of the Arrabida 20 during the third quarter of fiscal 1997.

    On-screen advertising and other cost of operations increased $2,444,000 as a result of the higher number of screens served and a change in the number of periods included in the results of operations of AMCE's on-screen advertising business.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 8.8%, or $2,180,000, during the twenty-six weeks ended October 2, 1997. As a percentage of total revenues, general and administrative expenses decreased from 6.8% in the prior year to 6.5% in the current year.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 34.7%, or $8,475,000, during the twenty-six weeks ended October 2, 1997. This increase was caused by an increase in employed theatre assets resulting from AMCE's expansion plan which was partially offset by reduced depreciation and amortization of approximately $3,500,000 as a result of the reduced carrying amount of the impaired multiplex assets declared below.

    IMPAIRMENT OF LONG-LIVED ASSETS. During the twenty-six weeks ended October 2, 1997, AMCE recognized a non-cash impairment loss of $46,998,000 ($27,728,000 after tax, or $1.52 per share) on 59 multiplex theatres with 412 screens in 14 states (primarily California, Texas, Missouri, Arizona and Florida) including a loss of $523,000 associated with 10 theatres that were included in impairment losses recognized in previous periods. The expected future cash flows of these theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets.

    The summer of 1997 was the first summer film season, generally the highest grossing period for the film industry, that a significant number of megaplexes of AMCE and its competitors were operating (the first megaplex, Grand 24, was opened by AMCE in May 1995). During this period, the financial results of certain multiplexes of AMCE were significantly less than anticipated at the beginning of fiscal 1998 due primarily to competition from the newer megaplex theatres. As a result, AMCE initiated a review of its portfolio of theatres to identify those theatres which are not expected to provide an adequate financial return in the future. AMCE anticipates that many of its multiplexes may be disposed of in the intermediate term but continues to evaluate its future plans for such theatres.

    INTEREST EXPENSE. Interest expense increased 80.8%, or $7,889,000, during the twenty-six weeks ended October 2, 1997 compared to the prior year. The increase in interest expense resulted primarily from an increase in average outstanding borrowings related to AMCE's expansion plan.

    GAIN ON DISPOSITION OF ASSETS. Gain on disposition of assets increased $2,527,000 during the twenty-six weeks ended October 2, 1997 from the sale of two of AMCE's multiplexes during the current year.

    INCOME TAX PROVISION. The provision for income taxes decreased $22,100,000 to a benefit of $15,100,000 during the current year from an expense of $7,000,000 in the prior year. The effective tax rate was 40.5% during the current year compared to 40.2% in the prior year.

    NET EARNINGS. Net earnings decreased $32,592,000 during the twenty-six weeks ended October 2, 1997 to a loss of $22,200,000 from earnings of $10,392,000 in the prior year. Net loss per common share, after deducting preferred dividends, was $1.37 compared to earnings of $.42 in the prior year.

    YEARS (53/52 WEEKS) ENDED APRIL 3, 1997 AND MARCH 28, 1996

    Set forth in the table below is a summary of revenues, cost of operations, general and administrative expenses and depreciation and amortization attributable to AMCE's domestic and international theatrical exhibition operations and AMCE's on-screen advertising business for the year (53 weeks) ended April 3, 1997 and the year (52 weeks) ended March 28, 1996.

                                                                          53 WEEKS      52 WEEKS
                                                                           ENDED         ENDED
                                                                          APRIL 3,     MARCH 28,
                                                                            1997          1996          % CHANGE
                                                                        ------------  ------------  -----------------
                                                                             (IN THOUSANDS, EXCEPT PERCENTAGES)
REVENUES
  Domestic
    Admissions........................................................   $  479,629    $  431,361            11.2%
    Concessions.......................................................      222,945       196,645            13.4
    Other.............................................................       15,763        15,096             4.4
                                                                        ------------  ------------            ---
                                                                            718,337       643,102            11.7
  International
    Admissions........................................................       13,322        --              --
    Concessions.......................................................        2,222        --              --
    Other.............................................................           49        --              --
                                                                        ------------  ------------            ---
                                                                             15,593        --              --
  On-screen advertising and other.....................................       15,667        12,870            21.7
                                                                        ------------  ------------            ---
    Total revenues....................................................   $  749,597    $  655,972            14.3%
                                                                        ------------  ------------            ---
                                                                        ------------  ------------            ---
COST OF OPERATIONS
  Domestic
    Film rentals......................................................   $  239,480    $  215,099            11.3%
    Concession costs..................................................       36,045        30,417            18.5
    Rent..............................................................       75,116        64,813            15.9
    Other.............................................................      198,555       172,087            15.4
                                                                        ------------  ------------            ---
                                                                            549,196       482,416            13.8
  International
    Film rentals......................................................        7,719        --              --
    Concession costs..................................................          703        --              --
    Rent..............................................................        4,945        --              --
    Other.............................................................        5,377        --              --
                                                                        ------------  ------------            ---
                                                                             18,744        --              --
  On-screen advertising and other.....................................       12,062         8,942            34.9
                                                                        ------------  ------------            ---
    Total cost of operations..........................................   $  580,002    $  491,358            18.0%
                                                                        ------------  ------------            ---
                                                                        ------------  ------------            ---
GENERAL AND ADMINISTRATIVE
  Domestic and corporate..............................................   $   45,558    $   44,200             3.1%
  International.......................................................        6,864         4,550            50.9
  On-screen advertising and other.....................................        4,225         3,309            27.7
                                                                        ------------  ------------            ---
    Total general and administrative..................................   $   56,647    $   52,059             8.8%
                                                                        ------------  ------------            ---
                                                                        ------------  ------------            ---
DEPRECIATION AND AMORTIZATION
  Domestic and corporate..............................................   $   56,623    $   42,550            33.1%
  International.......................................................        1,436        --              --
  On-screen advertising and other.....................................        1,744         1,336            30.5
                                                                        ------------  ------------            ---
  Total depreciation and amortization.................................   $   59,803    $   43,886            36.3%
                                                                        ------------  ------------            ---
                                                                        ------------  ------------            ---

    REVENUES. Total revenues increased 14.3%, or $93,625,000, during the year (53 weeks) ended April 3, 1997 compared to the year (52 weeks) ended March 28, 1996.

    Total domestic revenues increased 11.7%, or $75,235,000, from the prior year. Admissions revenues increased 11.2%, or $48,268,000, due to a 6.4% increase in attendance, which contributed $27,658,000 of the increase, and a 4.7% increase in average ticket prices, which contributed $20,610,000 of the increase. The increase in attendance was due primarily to AMCE's megaplex theatres (theatres having at least 14 screens with predominately stadium-style seating). Attendance at megaplex theatres increased during the year as a result of the addition of 12 new megaplex theatres with 248 screens and from the operation for a full fiscal year of AMCE's remaining five domestic megaplex theatres with 98 screens that were opened in fiscal 1996. The increase in attendance from megaplex theatres was partially offset by a decrease in attendance at multiplex theatres (theatres generally without stadium-style seating and having less than 14 screens) and the closure or sale of 15 theatres with 76 screens. Attendance at multiplex theatres decreased as a result of competitive factors. Also, during the first nine months of the fiscal year, attendance at all theatres was impacted by film product from AMCE's key suppliers which did not deliver the results achieved in the prior fiscal year. The increase in average ticket prices is due to price increases and the growing number of megaplexes in AMCE's circuit, which yield higher average ticket prices than multiplexes. Concessions revenues at domestic theatres increased by 13.4%, or $26,300,000, due to a 6.9% increase in average concessions per patron, which contributed $13,692,000 of the increase, and the increase in total attendance, which contributed $12,608,000 of the increase. The increase in average concessions per patron is attributable to the introduction of new concessions products and the increasing number of megaplexes in AMCE's circuit, where concession spending per patron is higher than in multiplex theatres.

    Total international revenues were the result of admissions and concessions revenues from AMCE's two international theatres, the Canal City 13 located in Fukuoka, Japan and the Arrabida 20 located in Porto, Portugal, which opened during the first and third quarters of fiscal 1997, respectively. Admissions and concessions revenues accounted for 85% and 14% of total international revenues, respectively. AMCE's initial attendance at the Canal City 13 was negatively impacted by film distributors in Japan who restricted AMCE's ability to obtain film product until approximately two weeks after its competitors had received it. This delay in releasing films to AMCE has generally been eliminated.

    On-screen advertising and other revenues increased 21.7%, or $2,797,000, due primarily to an increase in the number of screens served by AMCE's on-screen advertising business, a result of its expansion program.

    COST OF OPERATIONS. Total cost of operations increased 18.0%, or $88,644,000, during the year (53 weeks) ended April 3, 1997 compared to the year (52 weeks) ended March 28, 1996.

    Total domestic cost of operations increased 13.8%, or $66,780,000, from the prior year. Film rentals expense increased 11.3%, or $24,381,000, due to higher admissions revenues. As a percentage of admissions revenues, film rentals expense was 49.9% in each year. The 18.5%, or $5,628,000, increase in concession costs is attributable to the increase in concessions revenues. As a percentage of concessions revenues, concession costs increased from 15.5% to 16.2% due primarily to increases in raw popcorn costs and the lower margins on new concessions products. Rent expense increased 15.9%, or $10,303,000, due to the higher number of screens in operation. Other cost of operations increased 15.4%, or $26,468,000, from the prior year due to the higher number of screens in operation, $1,825,000 of advertising expenses associated with the opening of new theatres and higher expenses associated with AMCE's theatre management development program.

    Total international cost of operations were the result of expenses associated with AMCE's new theatres in Japan and Portugal. As a percentage of admissions revenues, film rentals expense was 57.9% primarily because film rentals in Japan are generally higher than those domestically. Concession costs were 31.6% of concessions revenues due to the high procurement costs of concessions products sourced from the United States. As a percentage of total revenues, rent expense was 31.7% as a result of low attendance and admissions revenues and the higher real estate costs in Japan.

    On-screen advertising and other cost of operations increased 34.9%, or $3,120,000, as a result of the higher number of screens served and related start-up expenses.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 8.8%, or $4,588,000, during the year (53 weeks) ended April 3, 1997.

    Domestic and corporate general and administrative expenses increased 3.1%, or $1,358,000, primarily due to increases in costs associated with AMCE's development of theatres and increased pension and retirement expenses of $1,992,000. These increases were partially offset by a decrease of $3,500,000 in the current year's bonus expense and severance payments of $967,000 for two former executive officers made during the prior year.

    International general and administrative expenses increased 50.9%, or $2,314,000, due primarily to increases in costs associated with AMCE's development of new theatres and other expenses to support AMCE's international operations and expansion plan.

    General and administrative expenses associated with on-screen advertising and other increased 27.7%, or $916,000, due primarily to an increase in payroll and related costs to support the expansion program at AMCE's on-screen advertising business.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 36.3%, or $15,917,000, during the year (53 weeks) ended April 3, 1997. This increase was caused by an increase in employed theatre assets resulting from AMCE's expansion plan and an impairment loss of $7,231,000 on 18 theatres with 82 screens in 9 states (primarily Michigan, Pennsylvania, California, Florida and Virginia) due to expected declines in future cash flows of certain multiplex theatres due primarily to competition from newer megaplex theatres.

    OPERATING INCOME. Operating income decreased 22.6%, or $15,524,000, during the year (53 weeks) ended April 3, 1997. The decrease in operating income is attributable to the attendance and revenue decline at multiplex theatres and an increase in domestic and corporate general and administrative expenses of $1,358,000, the effects of which were partially offset by an increase in attendance and revenues at megaplex theatres. Additionally, operating income was reduced by operating losses of $4,587,000 from AMCE's international theatres in Japan and Portugal, an increase in international general and administrative expenses of $2,314,000 and an increase in operating losses of $1,647,000 from AMCE's on-screen advertising business.

    INTEREST EXPENSE. Interest expense decreased 23.6%, or $6,806,000, during the year (53 weeks) ended April 3, 1997 compared to the prior year. The decrease in interest expense resulted from lower rates under the AMCE Credit Facility, which was partially offset by an increase in average outstanding borrowings related to AMCE's expansion plan.

    INVESTMENT INCOME. Investment income decreased 87.9% or $6,196,000, during the year (53 weeks) ended April 3, 1997 due to a decrease in outstanding cash and investments compared to the prior year. Cash and investments decreased as a result of AMCE's redemption of substantially all of its 11 7/8% Senior Notes due 2000 (the "Senior Notes") and 12 5/8% Senior Subordinated Notes due 2002 (the "12 5/8% Senior Subordinated Notes") on December 28, 1995.

    EARNINGS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM. Earnings before income taxes and extraordinary item decreased by 31.7%, or $14,776,000, during the year (53 weeks) ended April 3, 1997 due primarily to the $15,524,000 decrease in operating income.

    NET EARNINGS. Net earnings before extraordinary item decreased $8,376,000 during the year (53 weeks) ended April 3, 1997 to $18,995,000 from $27,371,000 in the prior year. Net earnings for the period were $18,995,000 compared to $8,021,000 in the prior year, which included an extraordinary item (a loss of $19,350,000 in connection with the early extinguishment of debt). Net earnings before extraordinary item per common share, after deducting preferred dividends, was $.74 compared to $1.21 for the prior year. Net earnings per common share, after deducting preferred dividends, was $.74 compared to $.06 for the prior year.

    YEARS (52 WEEKS) ENDED MARCH 28, 1996 AND MARCH 30, 1995

    Set forth below in the table is a summary of revenues and cost of operations attributable to AMCE's operations for the year (52 weeks) ended March 28, 1996 and March 30, 1995.

                                                     52 WEEKS ENDED                52 WEEKS ENDED
                                              ----------------------------  ----------------------------
                                               MARCH 28,     % OF TOTAL      MARCH 30,     % OF TOTAL
                                                 1996         REVENUES         1995         REVENUES
                                              -----------  ---------------  -----------  ---------------
                                                          (IN THOUSANDS, EXCEPT PERCENTAGES)
REVENUES
  Admissions................................   $ 431,361             66%     $ 371,145             66%
  Concessions...............................     196,645             30        169,120             30
  Other.....................................      27,966              4         23,079              4
                                              -----------           ---     -----------           ---
    Total...................................   $ 655,972            100%     $ 563,344            100%
                                              -----------           ---     -----------           ---
                                              -----------           ---     -----------           ---
COST OF OPERATIONS
  Film rentals..............................   $ 215,099             33%     $ 182,669             33%
  Concession costs..........................      30,417              5         24,383              4
  Rent......................................      64,813             10         60,076             11
  Other.....................................     181,029             27        165,635             29
                                              -----------           ---     -----------           ---
    Total...................................   $ 491,358             75%     $ 432,763             77%
                                              -----------           ---     -----------           ---
                                              -----------           ---     -----------           ---

    REVENUES. Total revenues for the year (52 weeks) ended March 28, 1996 increased 16.4%, or $92,628,000, to $655,972,000 compared to $563,344,000 for the year (52 weeks) ended March 30, 1995. Admissions revenues increased 16.2%, or $60,216,000, due to a 11.1% increase in attendance, which contributed $41,151,000 of the increase, and a 4.4% increase in average ticket prices, which contributed $19,065,000 of the increase. The increase in attendance resulted from the popularity of films licensed during fiscal 1996 and the net addition of 89 screens since fiscal 1995 at new and higher performing locations. Attendance during the prior year was impacted by a dispute with a major distributor over film licensing terms, which resulted in AMCE licensing that distributor's films for a smaller number of its theatres than it otherwise would have. In fiscal 1996, AMCE licensed that distributor's films for what it considers to be a more acceptable number of AMCE's theatres. Concessions revenues increased by 16.3%, or $27,525,000, due to the increase in total attendance, which caused an increase of $18,752,000, and a 6.9% increase in average concessions per patron, which contributed $8,773,000 of the increase.

    COST OF OPERATIONS. Total cost of operations increased 13.5%, or $58,595,000, in fiscal 1996 to $491,358,000 from $432,763,000 in fiscal 1995. As a percentage of total revenues, cost of operations was 75% and 77% in fiscal 1996 and 1995, respectively. Film rentals expense increased 17.8%, or $32,430,000, in fiscal 1996 due to higher attendance levels, which contributed $29,637,000 of the increase, and an increase in the percentage of admissions paid to film distributors, which caused an increase of $2,793,000. Concessions costs, rent and other costs of operations increased 10.5%, or $26,165,000, from the prior year due to increases in payroll of $6,641,000, concession costs of $6,034,000, rent of $4,737,000 and other theatre operating expenses associated with the increase in admissions and concessions revenues and from the higher number of screens in operation.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 25.0%, or $10,420,000, to $52,059,000 in fiscal 1996 from $41,639,000 in fiscal
1995. The increase in general and administrative expenses is primarily attributable to payroll and other costs associated with AMCE's development of theatres in the United States and certain international markets, additional bonus expense of $3,074,000 related to improved profitability of AMCE and severance payments of $967,000 for two former executive officers. As a percentage of total revenues, general and administrative expenses increased to 7.9% in fiscal 1996 from 7.4% in fiscal 1995.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 15.8%, or $5,973,000, to $43,886,000 in fiscal 1996 from $37,913,000 in fiscal
1995. This increase resulted primarily from the reduction, effective December 30, 1994, in the estimated lives of lease rights and location premiums on certain smaller theatres to correspond to the base terms of the theatre leases, an increase in employed theatre assets and the recognition of an impairment loss of $1,799,000 on 4 theatres with 21 screens in Arizona, Florida and California in connection with the adoption of Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF.

    INTEREST EXPENSE. Interest expense decreased 19.7%, or $7,080,000, to $28,828,000 in fiscal 1996 from $35,908,000 in fiscal 1995. The decrease in interest expense resulted from lower interest rates under the AMCE Credit Facility as compared to the rates under the Senior Notes and 12 5/8% Senior Subordinated Notes.

    INVESTMENT INCOME. Investment income decreased 29.6%, or $2,961,000, to $7,052,000 in fiscal 1996 from $10,013,000 in fiscal 1995 due primarily to a net gain of $1,407,000 recorded in fiscal 1995 from the sales of stock of TPI Enterprises, Inc. and AmeriHealth, Inc. and a decrease of $1,513,000 in interest income in fiscal 1996.

    EARNINGS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM. Earnings before income taxes and extraordinary item increased 86.8%, or $21,693,000, to $46,671,000 in fiscal 1996 from $24,978,000 in fiscal 1995. AMCE recorded a $19,350,000 extraordinary loss, net of income tax benefit of $13,400,000, related to extinguishment of debt in fiscal 1996.

    NET EARNINGS. For the year (52 weeks) ended March 28, 1996, AMCE recorded net earnings of $8,021,000, a $25,957,000 decrease from net earnings of $33,978,000 for the year (52 weeks) ended March 30, 1995. Net earnings per common share, after deducting $7,000,000 of preferred dividends, was $.06 in fiscal 1996 compared to $1.63 in fiscal 1995. The decrease in net earnings was impacted by an extraordinary loss of $19,350,000 incurred as a result of AMCE's repurchase of Senior Notes and 12 5/8% Senior Subordinated Notes in fiscal 1996. Also, in fiscal 1996 AMCE had a tax expense of $19,300,000, as opposed to a tax benefit of $9,000,000 in fiscal 1995. The fiscal 1995 tax benefit resulted from a $19,792,000 reduction in the deferred tax valuation allowance established under Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. Earnings per share before extraordinary item, after deduction of preferred dividends, was $1.21 in fiscal 1996 compared to $1.63 in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

    AMCE's revenues are collected in cash, principally through box office admissions and theatre concessions sales. AMCE has an operating "float" which partially finances its operations and which generally permits AMCE to maintain a smaller amount of working capital capacity. This float exists because admissions revenues are received in cash, while exhibition costs (primarily film rentals) are ordinarily paid to distributors from 30 to 45 days following receipt of box office admissions revenues. AMCE is only occasionally required to make advance payments or non-refundable guaranties of film rentals. Film distributors generally release during the summer and holiday seasons the films which they anticipate will be the most successful. Consequently, AMCE typically generates higher revenues during such periods. Cash flows from operating activities, as reflected in the Consolidated Statements of Cash Flows, were $134,074,000, $96,847,000 and $44,366,000 for fiscal 1997, 1996 and 1995, respectively, and $52,171,000, and $33,015,000 for the twenty-six weeks ended October 2, 1997 and September 26, 1996, respectively.

    During the current fiscal year, AMCE has had capital expenditures and net increases in refundable construction advances of $173,811,000 and $39,162,000, respectively, primarily for the development of new theatres and the addition of screens at existing locations. AMCE has continued its expansion plan during the current fiscal year by opening 5 megaplexes with 109 screens and one multiplex with 6 screens and expanding three existing multiplexes by 37 screens. Of the 152 screens added during the year, 84 screens will be operated pursuant to long-term non-cancelable operating leases. In addition, AMCE closed or sold 13 multiplexes with 63 screens resulting in a circuit total of 25 megaplexes with 518 screens and 197 multiplexes with 1,530 screens as of October 2, 1997.

    AMCE has plans to open a total of approximately 630 screens during fiscal 1998. If these planned screens are opened as scheduled, AMCE estimates that total capital expenditures for fiscal 1998 will aggregate approximately $370 million. Included in these amounts are assets which AMCE may place into sale/leaseback or other comparable financing programs which will have the effect of reducing AMCE's net cash outlays. As of October 2, 1997, AMCE had under construction 25 megaplexes with 595 screens and 2 multiplexes with 25 screens.

    AMCE maintains a $425 million credit facility (the "Credit Facility"), which was amended and restated as of April 10, 1997. The Credit Facility permits borrowings at interest rates based on either the bank's base rate or LIBOR and requires an annual commitment fee based on margin ratios that could result in a rate of .1875% to .375% on the unused portion of the commitment. The Credit Facility matures in 2004. The commitment thereunder will reduce by $25 million on each of December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 and by $50 million on December 31, 2003. As of October 2, 1997, AMCE had outstanding borrowings of $275,000,000 under the Credit Facility at an average interest rate of 6.4% per annum.

    Covenants of the Credit Facility impose limitations on indebtedness, creation of liens, change of control, transactions with affiliates, mergers, investments, guaranties, asset sales, dividends, business activities and pledges. As of October 2, 1997, AMCE was in compliance with all financial covenants relating to the Credit Facility.

    Prior to its April 10, 1997 amendment and restatement, the Credit Facility contained a covenant that generally limited AMCE's capital expenditures. This covenant has been eliminated.

    On March 19, 1997, AMCE sold $200 million aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2009 (the "Notes"). As required by the Note Indenture, AMCE consummated a registered offer on August 5, 1997 to exchange the Notes for notes of AMCE with terms identical in all material respects to the Notes.

    AMCE has agreed to sell 12 of its owned (or ground leased) megaplexes, eight of which are currently operating, to the Company for approximately $248,800,000. AMCE also has granted an option to the Company to purchase two additional owned megaplexes currently under construction for the cost to AMCE of developing and constructing such properties (estimated at $61,900,000). In addition, the Company will have a right of first right of refusal and first offer to purchase and lease back to AMCE any megaplex acquired or developed and owned (or ground-leased) by AMCE, exercisable for a period of five years upon AMCE's intended disposition of such property.

    The theatres that are to be sold will be leased back from the Company pursuant to non-cancelable operating leases with terms ranging from 13 to 15 years at an initial lease rate of 10.5% with options to extend for up to an additional 20 years. The transaction, which is expected to close by early December, is conditioned, among other matters, on completing negotiations of non-price terms for the sale and leaseback and successful completion by the Company of an offering of its shares of beneficial interest.

    Proceeds from the sales will be used to reduce outstanding indebtedness under the Credit Facility. To the extent net proceeds are applied to reduce indebtedness under the Credit Facility, the amount available for borrowing under the Credit Facility will be increased and AMCE intends to utilize this increased availability to continue its current expansion plan.

    AMCE believes that cash generated from operations, existing cash and equivalents, amounts received from the sale/leaseback transactions and the unused commitment amount under its Credit Facility will be sufficient to fund operations and planned capital expenditures for the next twelve months.

    During the twenty-six weeks ended October 2, 1997, various holders of AMCE's $1.75 Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") converted 384,500 shares into 662,877 shares of Common Stock at a conversion rate of 1.724 shares of Common Stock for each share of Convertible Preferred Stock. Convertible Preferred Stock dividend payments decreased 13.4%, or $412,000, to $2,673,000 for the twenty-six weeks ended October 2, 1997 from $3,085,000 in the prior year as a result of the conversions. Future conversions will continue to reduce the amount of dividends paid by AMCE and increase the number of shares of Common Stock outstanding.

OTHER

    On July 24, 1997, AMCE announced the formation of a joint venture with Planet Hollywood International, Inc. to develop, own and operate an integrated moviegoing, dining and retail concept worldwide. The new complexes, which will be branded "Planet Movies by AMC", will combine AMCE's megaplex theatre concept with Planet Hollywood-theming, as well as additional dining, retail and entertainment opportunities.

RECENTLY ISSUED FINANCIAL ACCOUNTING PRONOUNCEMENTS

    During fiscal 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), EARNINGS PER SHARE. SFAS 128 eliminates the presentation of primary and fully diluted earnings per share ("EPS") and requires presentation of basis and diluted EPS. The principal difference between primary and basic EPS is that common stock equivalents are not included with the weighted average number of shares outstanding used in the computation of basic EPS. Diluted EPS is computed similarly to fully diluted EPS. SFAS 128 is effective for periods ending after December 15, 1997, including interim periods, and requires restatement of all prior-period EPS data. Early adoption is not permitted. AMCE plans to adopt SFAS 128 during the third quarter of fiscal 1998. The impact of adopting SFAS 128 on primary and fully diluted loss per share for the twenty-six weeks ended October 2, 1997 and September 26, 1996 is not expected to be material.

    During fiscal 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), REPORTING COMPREHENSIVE INCOME, and Statement of Financial Accounting Standards No. 131 ("SFAS 131"), DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS 130 requires disclosure of comprehensive income and its components in a company's financial statements and is effective for fiscal years beginning after December 15, 1997. SFAS 131 requires new disclosures of segment information in a company's financial statements and is effective for fiscal years beginning after December 15, 1997. AMCE is currently evaluating the financial statement impact of adopting SFAS 130 and SFAS 131.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

PURCHASE OF INITIAL PROPERTIES

    The Company will enter into the Purchase Agreement with AMC and one of its subsidiaries pursuant to which the Company will acquire the Initial Properties for an aggregate cash consideration of approximately $248.8 million. The Purchase Agreement will contain representations and warranties by AMC customarily found in agreements of such types.

OPTION PROPERTIES

    The Company and AMC and certain of its subsidiaries and the current owner/lessor of certain Properties will enter into the Option Agreements pursuant to which AMC and such owner/lessor will grant the Company options to acquire any or all of the Option Properties for an aggregate estimated purchase price of $138.5 million. One of the Initial Properties and three of the Option Properties have adjacent land parcels that, if not under contract for sale or sold at the time of the related theatre acquisition, may be purchased by the Company for an aggregate purchase price of $9.6 million.

RIGHT TO PURCHASE

    The Company and AMCE will enter into the AMCE Right to Purchase Agreement whereby the Company will have a right of first refusal and first offer to purchase and lease back to AMCE any megaplex theatre and related entertainment property acquired or developed and owned (or ground-leased) by AMCE or its subsidiaries, exercisable for a period of five years following the closing of the Offering upon AMCE's intended disposition of such property. The initial annual rental rate on properties leased back to AMC will be determined through the right of first refusal and first offer process at the time of such lease back.

EMPLOYMENT AGREEMENTS

    The Company will enter into employment agreements with Robert L. Harris and David M. Brain, pursuant to which Mr. Harris will serve as President and Chief Development Officer and Mr. Brain will serve as Chief Financial Officer of the Company each for a period of two years (extendable at the option of the Company) at an initial annual compensation of $225,000 and $175,000, respectively, subject to any increases in base compensation approved by the Compensation Committee. See "Management-- Employment Agreements."

PURCHASE OF SHARES BY EXECUTIVE OFFICERS

    Robert L. Harris will purchase 80,000 Shares pursuant to the Share Purchase Program and will be granted 40,000 restricted Shares pursuant to the Restricted Share Program and options to purchase 40,000 Shares pursuant to the Share Option Program. David M. Brain will purchase 40,000 Shares pursuant to the Share Purchase Program and will be granted 20,000 restricted Shares pursuant to the Restricted Share Program and options to purchase 20,000 Shares pursuant to the Share Option Program.

           POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES

    The following is a discussion of the Company's investment objectives and policies, financing policies and policies with respect to certain other activities. These policies are determined by the Board of Trustees and may be amended or revised from time to time at the discretion of the Board of Trustees without a vote of the Company's shareholders.

INVESTMENT OBJECTIVES AND POLICIES

    The Company's investment objectives are to maximize current returns to shareholders through increases in Funds from Operations and to increase long-term total returns to shareholders through appreciation in the value of the Shares. The Company will seek to accomplish its objectives through (i) its ownership interests in the Initial Properties; (ii) selective acquisitions of the Option Properties, additional AMCE-operated properties, Planet Movies-operated properties and additional megaplex theatres leased to other qualified theatrical exhibitors; and (iii) developing or acquiring ETRCs and single-tenant out-of-home location based entertainment or entertainment-related properties.

    The Company will consider a variety of factors in evaluating potential investments in entertainment or entertainment-related properties, including (i) the long-term investment potential of the asset and the reputation and creditworthiness of the current owner, manager or developer of the property;
(ii) the proposed terms for purchasing the property; (iii) the proposed terms for leasing the property, including rental payments and lease term; and (iv) the condition of the property, including the quality of construction of the improvements thereon.

    The Company may purchase or lease properties for long-term investment, expand and improve the properties it owns or acquires after the Formation Transactions or sell such properties, in whole or in part, when circumstances warrant. The Company may also participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over the equity interest of the Company.

    While the Company emphasizes equity real estate investments, it may, in its discretion, invest in mortgages, equity or debt securities of other REITs, partnerships and other real estate interests. Such mortgage investments may include participating in convertible mortgages. The types of properties subject to mortgages in which the Company may invest are expected to be, but not limited to, entertainment or entertainment-related properties. The Company does not currently intend to purchase securities of, or interests in, other entities engaged in real estate activities.

    There are no limitations on the percentage of the Company's assets that may be invested in any one property, venture or type of security. The Board of Trustees may establish limitations as it deems appropriate from time to time. No limitations have been set on the number of properties in which the Company will seek to invest or on the concentration of investments in any one geographic region.

DISPOSITIONS; AMC'S RIGHT OF FIRST REFUSAL AND FIRST OFFER

    The Company has no current intention to cause the disposition of any of the Properties, although it reserves the right to do so if the Board of Trustees determines that such action would be in the best interests of the Company. Pursuant to the Leases, AMC will have a right of first refusal and first offer to acquire any Property or any interest in an entertainment or entertainment-related property acquired or developed by the Company and operated by AMC. See "Leases" for a more detailed discussion of the terms and conditions of the Leases.

FINANCING

    Upon consummation of the Formation Transactions, the Company will have no outstanding indebtedness. The Company presently intends to maintain a ratio of debt to total market capitalization of less than 50%. The Board of Trustees may, however, from time to time reevaluate this policy and decrease or increase such ratio accordingly. The Company will determine its financing policies in light of then current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. The Company is negotiating to obtain a commitment for the $200 million Bank Credit Facility that will be used in acquiring additional entertainment and entertainment-related properties, including the Option Properties and related land parcels, and for certain other purposes, including expanding existing properties and working capital, as necessary. The Company expects to close the Bank Credit Facility as part of the Formation Transactions. If the Board of Trustees determines that additional funding is desirable, the Company may raise such funds through additional equity offerings, debt financing or retention of cash flow (subject to considerations relating to provisions in the Code concerning taxability of undistributed REIT income and REIT qualification), or a combination of these methods.

    Indebtedness incurred by the Company may be in the form of publicly or privately placed debt instruments or financings from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by the Company. There are no limits on the number or amounts of mortgages or other interests which may be placed on any one property. In addition, such indebtedness may be with or without recourse to all or any part of the property of the Company or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings may be used for the payment of distributions, for working capital, to refinance indebtedness or to finance acquisitions, expansions or developments of new properties.

    In the event that the Board of Trustees determines to raise additional equity capital, the Board of Trustees has the authority, without shareholder approval, to issue additional Shares or other equity interests (including Preferred Shares and other securities senior to the Shares) of the Company in any manner (and on such terms and for such consideration) it deems appropriate, including in exchange for property. Existing shareholders would have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of a shareholder's investment in the Company.

WORKING CAPITAL RESERVES

    The Company will attempt to maintain working capital reserves (and when not sufficient, access to borrowings) in amounts that the Board of Trustees determines to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments.

CONFLICT OF INTEREST POLICIES

    The Company will adopt certain policies and enter into certain agreements designed to minimize potential conflicts of interest. It is expected that no trustee will vote on contracts or transactions between the Company and other entities affiliated with such trustee. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders. See "Conflicts of Interest."

DECLARATION OF TRUST AND BYLAW PROVISIONS

    The Company's Bylaws provide that any contract or other transaction between the Company and any of its trustees or any other entity in which a trustee has a material financial interest is subject to the interested director transaction provision of the MGCL. Such provision generally provides that a contract or other transaction with a director or where such material financial interest exists is not void or voidable if (i) the fact of the common directorship or interest is disclosed or known to (a) the Board, and the Board ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors or (b) the stockholders, and the contract or transaction is approved by a majority of the votes cast by stockholders other than the interested person or (ii) the contract or transaction is fair and reasonable to the corporation.

    Pursuant to the Declaration of Trust, each trustee is required to discharge his or her duties in good faith, in a manner he or she reasonably believes to be in the best interest of the Company and with the care an ordinarily prudent person in a like position would use under similar circumstances.

OTHER POLICIES

    The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. The Company does not intend
(i) to invest in the securities of other issuers for the purpose of exercising control over such issuer; (ii) to underwrite securities of other issuers; or
(iii) to trade actively in loans or other investments.

    The Company may make investments other than as previously described (including bonds, preferred stocks and common stocks), although it does not currently intend to do so. The Company may repurchase or otherwise reacquire Shares or any other securities it may issue and may engage in such activities in the future. The Board of Trustees has no present intention of causing the Company to repurchase any of the Shares, and any such action would be taken only in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Code and the Treasury regulations thereunder. Although it may do so in the future, the Company has not issued Shares or any other securities in exchange for property, nor has it reacquired any of its Shares or any other securities. See "The Formation Transactions." The Company may make loans to third parties, including, without limitation, to its officers and to joint ventures in which it decides to participate. Such loans will generally require the approval of the Board of Trustees.

    At all times, the Company intends to make investments in such a manner as to be consistent with the requirements of the Code to qualify as a REIT unless, because of changes in future economic, market or legal conditions, or changes in the Code or in the Treasury Regulations, the Board of Trustees determines to revoke the Company's REIT election if the Board determines that such factors make it no longer beneficial to qualify as a REIT.

                             CONFLICTS OF INTEREST

GENERAL

    Several conflicts of interest exist on the part of the Company, its trustees and officers and AMCE, AMC and their respective directors and officers. The following descriptions set forth the principal conflicts of interest, including the relationships through which they arise, and the policies and procedures implemented by the Company to address those conflicts.

POTENTIAL CONFLICTS OF INTEREST

    AFFILIATED TRUSTEES. Peter C. Brown is the Chairman of the Board of Trustees of the Company and the President, Chief Financial Officer and Director of AMCE. As of October 27, 1997, Mr. Brown owned options to purchase 159,000 shares of AMCE common stock. The Company's Bylaws provide that any transactions between the Company and any of its trustees or any other entity in which a trustee has a material financial interest is subject to the interested director transaction provision of Maryland law. Accordingly, it is expected that no trustee will vote on contracts or transactions between the Company and other entities affiliated with such trustee. See "Management," "Policies and Objectives with Respect to Certain Activities-- Declaration of Trust and Bylaw Provisions" and "Relationship Between AMCE and the Company after the Formation Transactions."

    PURCHASE PRICE OF THE PROPERTIES. The purchase price of each Property was determined by management of both AMCE and the Company as the cost of developing and constructing such Property. The purchase price of the land parcels was determined by management of both AMCE and the Company based on an estimated market value for such parcels less estimated marketing and selling costs. The estimated market value was based on an evaluation of comparable properties in each of the markets in which such land parcels are located in connection with local real estate brokers. It is possible that if such valuations had been determined on an arm's-length basis, or had been the subject of independent valuations or appraisals, the sum of the values of the Properties might have been greater or lower than the sum of the values determined by the management of AMCE and the Company.

    TERMS OF LEASES. The Lease payment obligations with respect to the Properties were determined by management of AMC and management of the Company and were not negotiated on an arm's-length basis. However, the Lease payments that AMC is obligated to make are based on an initial lease rate of 10.5%, which the Company believes reflects the fair rental value of the Properties to the Company based on rates for comparable triple net lease transactions. It is possible that if such terms had been determined on an arms' length basis, the initial lease rate may have been higher or lower than the rate determined by managements of AMCE and the Company.

    POTENTIAL FOR FUTURE CONFLICTS. After the Offering, AMCE and the Company may be in situations where they have differing interests resulting from the significant ongoing relationship between the companies. Such situations include the fact that after the Offering (i) AMC will lease, pursuant to the Leases guaranteed by AMCE, the Initial Properties which will be owned by the Company;
(ii) the Company will have options to acquire the Option Properties and related land parcels that are owned by AMC and a right of first refusal and first offer to purchase any megaplex theatre and related entertainment properties acquired or developed and owned (or ground-leased) by AMCE or its subsidiaries, exercisable for a period of five years following the closing of the Offering upon AMCE's intended disposition of such property; (iii) AMC will lease, pursuant to Leases guaranteed by AMCE, any acquired Option Property from the Company; and (iv) AMC will have a right of first refusal and first offer to acquire any Property or any interest in an entertainment or entertainment-related property acquired or developed by the Company and operated by AMC. Accordingly, the potential exists for disagreements as to the compliance with these agreements. Additionally, the possible need by the Company, from time to time, to finance, refinance or effect a sale of any of the properties operated by AMC may result in a need to modify the lease with AMC with respect to such property. Any such modification will require the consent of AMC, and the lack of consent from AMC could adversely affect the Company's ability to consummate such financings or sales. Because of the relationships described above, there exists the risk that the Company will not achieve the same results in its dealings with AMCE or from its operations that it might achieve if such relationships did not exist. Similar potential for future conflicts exist with respect to Planet Movies as a result of AMCE's participation in such joint venture or otherwise.

                           THE FORMATION TRANSACTIONS

    Following the closing of the Offering, the Company and AMCE will engage in the Formation Transactions, which are designed to consolidate the ownership interests in the Initial Properties in the Company, to facilitate the Offering and to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997. None of such transactions is expected to occur unless all such transactions occur. These transactions include the following:

    - The Company, which was formed as a Maryland real estate investment trust on August 22, 1997, will sell 13,800,000 Shares in the Offering (including 120,000 Shares to certain executive officers of the Company) for net proceeds of approximately $254.8 million after deduction of the estimated underwriting discount and offering expenses (assuming an initial public offering price of $20.00 per Share);

    - The Company will use the net proceeds of the Offering to acquire the Initial Properties from AMC for an aggregate purchase price of approximately $248.8 million payable in cash;

    - The Company will lease the Initial Properties to AMC, pursuant to the Leases, for initial terms ranging from 13 to 15 years. Each Lease may be extended upon the same terms and conditions for four five-year renewal terms each at the option of AMC. Pursuant to the Leases, the Company will grant to AMC a right of first refusal and first offer to acquire any Property or any interest in an entertainment or entertainment-related property acquired or developed by the Company and operated by AMC;

    - The Company will enter into the Option Agreements with AMCE and certain of its subsidiaries and the current owner/lessor of certain Properties pursuant to which the Company will be granted the option to acquire any or all of the Option Properties for an aggregate estimated purchase price of $138.5 million for a period of 90 days following the actual opening date of the megaplex theatre on such Option Properties. If acquired, the Option Properties will be leased to AMC pursuant to Leases on substantially the same terms and conditions as the Leases to the Initial Properties.

    - The Company will acquire a land parcel adjacent to one of the Initial Properties and will have options to acquire land parcels adjacent to three of the Option Properties, if not under contract for sale or sold at the time of the related theatre acquisition, for an aggregate purchase price of $9.6 million.

    - The Company will enter into the AMCE Right to Purchase Agreement pursuant to which AMCE will grant the Company a right of first refusal and first offer to purchase and lease back to AMC, any megaplex theatre property acquired or developed and owned (or ground-leased) by AMCE or its subsidiaries, exercisable for a period of five years following the closing of the Offering upon AMCE's intended disposition of such property. The purchase price and the initial annual rental rate for properties acquired will be determined through the right of first refusal and first offer process at the time of such acquisition and lease back;

    - The Company will enter into the $200 million Bank Credit Facility following the Formation Transactions; and

    - The Company will enter into employment agreements with certain of the Company's executive officers, including Robert L. Harris, the President and Chief Development Officer of the Company, and David M. Brain, the Chief Financial Officer of the Company.

BENEFITS TO THE COMPANY AND ITS OFFICERS AND TRUSTEES

    The benefits of the Formation Transactions to the Company and its officers and trustees include:

    - The ability to access public capital markets;

    - The creation of an entity which, through its distributions to shareholders, is able to reduce or avoid the incurrence of federal income tax, allowing its shareholders to participate in real estate investments without the "double taxation" of income that generally results from an investment in a regular corporation;

    - The ability of the Company to take advantage of acquisition and development opportunities through its strong capital base;

    - The Company will enter into employment agreements with Robert L. Harris and David M. Brain providing for annual initial compensation of $225,000 and $175,000, respectively, and signing bonuses upon consummation of the Formation Transactions of $40,000 and $30,000, respectively;

    - Robert L. Harris, the President and Chief Development Officer of the Company, will purchase 80,000 Shares at the initial public offering price pursuant to the Share Purchase Program and will be granted 40,000 restricted Shares pursuant to the Restricted Share Program and options to purchase 40,000 Shares pursuant to the Share Option Program. David M. Brain, the Chief Financial Officer of the Company, will purchase 40,000 Shares at the initial public offering price pursuant to the Share Purchase Program and will be granted 20,000 restricted Shares pursuant to the Restricted Share Program and options to purchase 20,000 Shares pursuant to the Share Option Program; and

    - Each Non-Employee Trustee (other than the Chairman of the Board of Trustees) will receive options to acquire 10,000 Shares at the initial public offering price. Such options will vest immediately upon the date of grant.

BENEFITS TO AMCE

    The benefits of the Formation Transactions to AMCE and its subsidiaries include:

    - AMCE will receive approximately $248.8 million in cash in exchange for the Initial Properties to be sold to the Company.

    - In the event the Company determines to exercise the Company's option to purchase all of the Option Properties that are owned or leased by subsidiaries of AMCE, AMCE could receive up to approximately $61.9 million in cash;

    - In the event subsidiaries of AMCE have not contracted to sell or sold the land parcels and the Company exercises its options to acquire such land parcels, AMCE would receive up to approximately $9.6 million in cash;

    - AMCE will have the proceeds of the sale of the Initial Properties available to discharge certain indebtedness under the AMCE Credit Facility, which will become available for reborrowing; and

    - AMCE will expand its marketing opportunities through increased access to capital.

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY

    The following table sets forth certain information regarding the beneficial ownership of Shares by each trustee of the Company, by each Named Executive Officer, by all trustees and officers of the Company as a group and by each person who is expected to be the beneficial owner of 5% or more of the outstanding Shares immediately following the closing of the Offering. The table assumes (i) the consummation of the Formation Transactions, and (ii) no exercise of the Underwriters' over-allotment option. Each person named in the table has sole voting and investment power with respect to all the Shares shown as beneficially owned by such person except as otherwise set forth in the notes to the table.

                                                                         PERCENTAGE OF SHARES
                                                           NUMBER OF   OUTSTANDING FOLLOWING THE
NAME OF BENEFICIAL OWNERS                                   SHARES             OFFERING
--------------------------------------------------------  -----------  -------------------------
Peter C. Brown..........................................          --                   *%

Robert L. Harris(1).....................................     120,050               *

David M. Brain(1).......................................      60,050               *

Robert J. Druten(2).....................................      10,000               *

Charles S. Paul.........................................      10,000               *

Scott H. Ward(2)........................................      10,000               *

All executive officers and trustees as a group (6
 persons)...............................................     210,100                 1.5%

--------------

*   Less than 1%.

(1) Includes restricted Shares that will be awarded pursuant to the Restricted Share Program.

(2) Represents options that will be granted pursuant to the Share Option Program at the initial public offering price and will vest immediately upon the date of grant.

                   RELATIONSHIP BETWEEN AMCE AND THE COMPANY
                        AFTER THE FORMATION TRANSACTIONS

    For the purpose of governing certain of the ongoing relationships between AMCE and the Company after the Formation Transactions and to provide mechanisms for an orderly transition, prior to the completion of the Formation Transactions, AMCE and the Company will have entered into the various agreements and will adopt policies as described herein. The Company believes that the agreements are fair to it and contain terms which generally are comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. Such agreements include (a) the Purchase Agreement, (b) the Option Agreements, (c) the AMCE Right to Purchase Agreement and (d) the Leases.

    PURCHASE AGREEMENT. Prior to the closing of the Offering, the Company, AMC and other subsidiaries of AMCE will enter into the Purchase Agreement which provides the terms of the sale of the Initial Properties for aggregate cash consideration of approximately $248.8 million. Pursuant to the Purchase Agreement, the transfer of the Initial Properties is subject to the closing of the Offering as well as the normal and customary conditions to the closing of real estate transactions, including certain consents or waivers of third parties. The Purchase Agreement will contain representations and warranties by AMC concerning the Initial Properties customarily found in agreements of such types.

    OPTION AGREEMENTS. Prior to the closing of the Offering, the Company and subsidiaries of AMCE and the current owner/lessor of certain Properties will enter into the Option Agreements, pursuant to which subsidiaries of AMCE and such owner/lessor will grant the Company exclusive options to acquire any or all of the Option Properties for an aggregate estimated purchase price of $138.5 million. One of the Initial Properties and three of the Option Properties have adjacent land parcels that, if not under contract for sale or sold at the time of the related theatre acquisition, may be purchased by the Company for an aggregate purchase price of $9.6 million.

    AMCE RIGHT TO PURCHASE AGREEMENT. It is anticipated that AMCE or its subsidiaries will acquire or develop additional entertainment or entertainment-related properties in the future. The Company and AMCE will enter into the AMCE Right to Purchase Agreement whereby the Company will have a right of first refusal and first offer to purchase and lease back to AMC any megaplex theatre and related entertainment property acquired or developed and owned (or ground-leased) by AMCE and its subsidiaries, exercisable for a period of five years following the closing of the Offering upon AMCE's intended disposition of such property. The right of first refusal provides that if AMCE or any of its subsidiaries obtains an acceptable third party offer to acquire any interest in a Future AMCE Property, prior to selling any interest in such property, AMCE must first offer to sell the Future AMCE Property to the Company on the same terms and conditions contained in such third party offer. Such right of first refusal must be exercised at least 5 days prior to the date the offer by the potential third-party purchaser expires, but not less than 10 business days after AMCE notifies the Company of the terms of such potential sale. If the Company declines to purchase such Future AMCE Property on such terms and conditions, AMCE will be free to sell such Future AMCE Property for a specified period of time at a price at least equal to the price offered to the Company and on terms and conditions substantially consistent with those offered to the Company. The right of first offer provides that if AMCE or any of its subsidiaries desires to sell any interest in a Future AMCE Property, AMCE must notify the Company and the Company will have the right to make an offer to acquire such property within a specified period of time. If the Company declines to make an offer, AMCE will be free to sell such property for a specified period of time. If the Company makes an offer but AMCE declines to sell such Future AMCE Property to the Company on the terms and conditions contained in such offer, AMCE will be restricted from selling such Future AMCE Property for a specified period of time except upon terms and conditions and at a price more favorable to AMCE than those offered by the Company.

    LEASES. The Company will lease the Initial Properties to AMC pursuant to the Leases guaranteed by AMCE. For a detailed discussion of the terms and conditions of the Leases, see "Leases."

    POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS. After completion of the Formation Transactions, AMCE and its subsidiaries and the Company will have significant contractual and other ongoing relationships, as described above. Such ongoing relationships may present certain conflict situations where the Company and AMCE may have differing interests. See "Risk Factors--Conflicts of Interest." The Company will adopt appropriate policies and procedures to be followed by the Board of Trustees of the Company to attempt to address those conflicts. Whether or not a conflict of interest situation exists will be determined on a case-by-case basis in accordance with the policies and procedures to be developed by the Company's Board of Trustees. The Company's Bylaws provide that any transactions between the Company and any of its trustees or any other entity in which a trustee has a material financial interest is subject to the interested director transaction provision of Maryland law. See "Policies and Objectives with Respect to Certain Activities--Declaration of Trust and Bylaw Provisions."

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

    The following summary of the material terms of the shares of beneficial interest of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Declaration of Trust and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

GENERAL

    The Declaration of Trust provides that the Company may issue up to 50,000,000 Shares and 5,000,000 Preferred Shares. Upon the closing of the Offering, 13,860,100 Shares will be issued and outstanding and no Preferred Shares will be issued and outstanding. As permitted by Maryland law, the Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders of the Company, to amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that the Company has authority to issue. Under Maryland law, a shareholder is not personally liable for the obligations of a real estate investment trust solely as a result of his status as a shareholder. For a description of certain provisions that could have the effect of delaying, deferring or preventing a change in control, see "Risk Factors--Limitations on Size of Holdings of Shares and Change in Control" and "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws."

    The transfer agent and registrar for the Shares is UMB Bank, National Association.

COMMON SHARES

    All Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of beneficial interest and to the provisions of the Declaration of Trust regarding the restriction of the transfer of shares of beneficial interest, holders of Shares are entitled to receive dividends on such shares if, as and when authorized and declared by the Board of Trustees of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

    Subject to the provisions of the Declaration of Trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of such Shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Shares can elect all of the trustees then standing for election and the holders of the remaining Shares will not be able to elect any trustees.

    Holders of Shares have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, Shares will have equal dividend, liquidation and other rights.

    Under Maryland law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's Declaration of Trust. The Declaration of Trust of the Company provides for approval by a majority of all votes entitled to be cast on the matter in such situations. Under Maryland law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or Maryland law without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees. Pursuant to the Company's Declaration of Trust, the dissolution of the Company must be approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

    The Declaration of Trust authorizes the Board of Trustees to reclassify any unissued Shares into other classes or series of classes of beneficial interest and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

PREFERRED SHARES

    The Board is empowered by the Declaration of Trust, without the approval of shareholders, to classify any unissued Preferred Shares and to reclassify any previously classified but unissued Preferred Shares of any series from time to time. Prior to the issuance of any such shares, the Board is required to set, subject to the provisions of the Declaration of Trust regarding the restriction on transfers of shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for such shares. Upon the closing of the Offering, no Preferred Shares will be outstanding and the Company has no present plans to issue any Preferred Shares following the closing of the Offering.

POWER TO ISSUE ADDITIONAL SHARES AND PREFERRED SHARES

    The Company believes that the power of the Board of Trustees to issue additional authorized but unissued Shares or Preferred Shares and to classify or reclassify unissued Shares or Preferred Shares and thereafter to cause the Company to issue such classified or reclassified shares of beneficial interest will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Shares, will be available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Trustees has no intention at the present time of doing so, it could authorize the Company to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Shares or otherwise be in their best interest.

RESTRICTION ON SIZE OF HOLDINGS OF SHARES

    The Company's Declaration of Trust contains certain restrictions on the number of Shares that individual shareholders may own. Generally, for the Company to qualify as a REIT under the Code, not more than 50% in value of the Company's outstanding shares of beneficial interest (after taking into account options to acquire Shares) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and constructive ownership among specified family members) at any time during the last half of a taxable year (other than the Company's first taxable year). The shares of beneficial interest must also be beneficially owned (other than during the Company's first taxable year) by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company intends to qualify as a REIT, its Declaration of Trust contains restrictions on the acquisition of the Company's Shares intended to ensure compliance with these requirements.

    Subject to certain exceptions specified in the Company's Declaration of Trust, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership

Limit") of the number or value of the Company's issued and outstanding shares of beneficial interest. The Board, upon receipt of a ruling from the Internal Revenue Service ("IRS") or an opinion of counsel or other evidence satisfactory to the Board and upon such other conditions as the Board may direct, may also exempt a proposed transferee from the Ownership Limit. Any person who acquires or attempts to acquire shares of beneficial interest in violation of the Ownership Limit, or any person who, as a transferee, acquires shares of beneficial interest in violation of the Ownership Limit, must immediately give written notice, or, in the event of a proposed or attempted transfer, must give written notice to the Company of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares of beneficial interest in excess of the Ownership Limit. The Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT. Any transfer of Shares that would (i) create a direct or indirect ownership of shares of beneficial interest in excess of the Ownership Limit, (ii) result in the shares of beneficial interest being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution) as provided in Section 856(a) of the Code or (iii) result in the Company being "closely held" within the meaning of
Section 856(h) of the Code, shall be null and void ab initio, and the intended transferee will acquire no rights to the shares of beneficial interest. The foregoing restrictions on transferability and ownership will not apply if the Board determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

    Any shares of beneficial interest the purported transfer of which would result in a person owning Shares in excess of the Ownership Limit or cause the Company to become "closely held" under Section 856(h) of the Code that is not otherwise permitted as provided above will constitute excess shares ("Excess Shares"), which will be transferred pursuant to the Company's Declaration of Trust to a party not affiliated with the Company designated by the Company as the trustee of a trust for the exclusive benefit of an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board as the beneficiary or beneficiaries of the trust (the "Charitable Beneficiary"), until such time as the Excess Shares are transferred to a person whose ownership will not violate the restrictions on ownership. While these Excess Shares are held in trust, any distributions on such Excess Shares will be paid to the trust for the benefit of the Charitable Beneficiary and may only be voted by the trustee on behalf of the Charitable Beneficiary. Subject to the Ownership Limit, the Excess Shares shall be transferred by the trustee at the direction of the Company to any person (if the Excess Shares would not be Excess Shares in the hands of such person). The purported transferee of the Shares that are transferred to the Excess Shares trust will thereupon receive the lesser of (i) the price paid by the purported transferee for the Excess Shares (or, if no consideration was paid, fair market value on the day of the event causing the Excess Shares to be held in trust) and (ii) the price received from the sale or other disposition of the Excess Shares held in trust. Any proceeds in excess of the amount payable to the purported transferee will be paid to the Charitable Beneficiary. The Excess Shares trustee will be under no obligation to obtain the highest possible price for the Excess Shares. In addition, such Excess Shares held in trust are subject to purchase by the Company for a 90-day period at a purchase price (which will be payable at the option of the Company at any time up to but not later than five years after the date the Company accepts the offer to purchase the Excess Shares) equal to the lesser of (i) the price paid for the Excess Shares by the purported transferee (or, if no consideration was paid, fair market value at the time of the event causing the shares to be held in trust) and (ii) the fair market value of the Excess Shares on the date the Company elects to purchase. Upon liquidation of the Company, the purported transferee will receive the lesser of (i) the amount of any liquidating distribution or (ii) the price paid by the purported transferee for the Excess Shares or, if the purported transferee did not give value for the Excess Shares, the fair market value of the Excess Shares on the day of the event causing the Excess Shares to be held in trust. Fair market value, for these purposes, means the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which the relevant class of shares may be traded, or if not then traded over or through any exchange or quotation system, then the market price on the relevant date as determined in good faith by the Board.

    From and after the purported transfer to the purported transferee of the Excess Shares, the purported transferee shall cease to be entitled to distributions (other than liquidating distributions), voting rights and other benefits with respect to the Excess Shares except the right to payment on the transfer of the Excess Shares as described above. Any distribution paid to a purported transferee on Excess Shares prior to the discovery by the Company that such Excess Shares have been transferred in violation of the provisions of the Declaration of Trust shall be repaid, upon demand, to the Company, which shall pay any such amounts to the trust for the benefit of the Charitable Beneficiary. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the purported transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares in trust and to hold such Excess Shares on behalf of the Company.

    All certificates representing Shares will bear a legend referring to the restrictions described above.

    All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other lower percentages, as required pursuant to regulations promulgated under the Code) of the number or value of the Company's outstanding shares of beneficial interest, including Shares, must give a written notice containing certain information to the Company by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Shares as the Board deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to determine the Company's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

    These ownership limitations could have the effect of delaying, deferring or preventing a change of control of the Company in which holders of some, or a majority, of the Shares might receive a premium for their Shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

                       PROVISIONS OF MARYLAND LAW AND OF
                 THE COMPANY'S DECLARATION OF TRUST AND BYLAWS

    The following summary of the material provisions of Maryland law and the Company's Declaration of Trust and Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Company's Declaration of Trust and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

CLASSIFICATION AND REMOVAL OF THE TRUSTEES

    The Company's Declaration of Trust provides that the number of trustees may be increased or decreased from time to time by the vote of a majority of the Board but may not be less than three. Pursuant to the Company's Declaration of Trust, the trustees are divided into three classes. One class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1998, another class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1999 and another class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 2000. As the term of each class expires, trustees in that class will be elected for a term of three years and until their successors are duly elected and qualify. The Company believes that classification of the Board will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board. Holders of Shares will have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the Shares will be able to elect all of the successors of the class of trustees whose terms expire at that meeting.

    The classified trustee provision could have the effect of making the removal of incumbent trustees more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board. Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions.

    The Declaration of Trust provides that a trustee may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. This provision, when coupled with the provision in the Bylaws authorizing the Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except upon the existence of cause for removal and a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

    Under the MGCL, as applicable to Maryland real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of the trust (an "Interested Shareholder") or an affiliate of such an Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder.

CONTROL SHARE ACQUISITIONS

    The MGCL, as applicable to Maryland real estate investment trusts, provides that "Control Shares" of a Maryland real estate investment trust acquired in a "Control Share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third,
(ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "Control Share acquisition" means the acquisition of Control Shares, subject to certain exceptions. A person who has made or proposes to make a Control Share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last Control Share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the Control Share acquisition.

    The Control Share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

AMENDMENT TO THE DECLARATION OF TRUST

    The Declaration of Trust, including its provisions on classification of the Board of Trustees and removal of trustees, may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter. Under Maryland law, a real estate investment trust generally cannot amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the real estate investment trust's declaration of trust. The Company's Declaration of Trust provides for approval in such situations by a majority of all of the votes entitled to be cast on the matter. Under Maryland law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Code or Maryland law without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees. In addition, as permitted by Maryland law, the Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders of the Company, to amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that the Company has authority to issue.

DISSOLUTION OF THE COMPANY

    Pursuant to the Company's Declaration of Trust, the dissolution of the Company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF TRUSTEE NOMINATIONS AND NEW BUSINESS

    For nominations or other business to be properly brought before an annual meeting of shareholders by a shareholder, the Company's Bylaws require such shareholder to deliver a notice to the Secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth: (i) as to each person whom the shareholder proposes to nominate for election or reelection as a trustee, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of trustees, pursuant to Regulation 14A of the Exchange Act; (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such shareholder as they appear on the Company's books, and of such beneficial owner and (y) the number of Shares which are owned beneficially and of record by such shareholder and such beneficial owner, if any.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE
  DECLARATION OF TRUST AND BYLAWS

    The business combination provisions and the control share acquisition provisions of the MGCL, the provisions of the Declaration of Trust on classification of the Board of Trustees and removal of trustees and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Shares or otherwise be in their best interest.

MARYLAND ASSET REQUIREMENTS

    To maintain its qualification as a Maryland real estate investment trust, Maryland law requires that the Company hold, either directly or indirectly, at least 75% of the value of its assets in real estate assets, mortgages or mortgage-related securities, government securities, cash and cash equivalent items, including high-grade short-term securities and receivables. Maryland law also prohibits using or applying land for farming, agricultural, horticultural or similar purposes.

                        SHARES AVAILABLE FOR FUTURE SALE

    As of the date of this Prospectus, the Company had 100 Shares issued and outstanding. Upon the closing of the Offering, the Company will have 13,860,100 Shares issued and outstanding and 90,000 Shares reserved pursuant to awards made under the Compensation Programs prior to the consummation of the Offering. The Company has reserved an additional 1,230,000 Shares for future issuance upon exercise of awards granted under the Compensation Programs. See "Management--Compensation Programs." All of the 13,800,000 Shares to be issued or sold by the Company in the Offering, other than Shares purchased by Robert L. Harris, David M. Brain and other affiliates, will be tradeable without restriction under the Securities Act. The Shares currently issued and outstanding or reserved for issuance upon exercise of options will be eligible for sale in the future, subject to the volume resale, manner of sale and notice limitations of Rule 144 under the Securities Act.

    In general, under Rule 144, a person (or persons whose Shares are aggregated in accordance with the Rule) who has beneficially owned his or her Shares for at least one year, including any such persons who may be deemed "affiliates" of the Company (as defined in the Securities Act), would be entitled to sell within any three-month period a number of Shares that does not exceed the greater of 1% of the then outstanding number of Shares or the average weekly trading volume of the Shares during the four calendar weeks preceding each such sale. After Shares are held for two years, a person who is not deemed an "affiliate" of the Company is entitled to sell such Shares under Rule 144 without regard to the volume limitations described above. Sales of Shares by affiliates will continue to be subject to the volume limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, is controlled by, or is under common control with, such issuer.

    No prediction can be made as to the effect, if any, that future sales of Shares or the availability of Shares for future sale will have on the market prices of Shares. Sales of substantial amounts of Shares (including Shares issued upon the exercise of options), or the perception that such sales could occur, could adversely affect the prevailing market price of the Shares.

    For a description of certain restrictions on transfers of Shares by the Company (and certain of its trustees and officers), see "Underwriting."

                        FEDERAL INCOME TAX CONSEQUENCES

    The following summary of the taxation of the Company and the material federal income tax consequences to holders of the Shares is for general information only, and is not tax advice. The tax treatment of a holder of Shares will vary depending upon the holder's particular situation, and this discussion addresses only holders that hold Shares as capital assets and does not purport to deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons that hold Shares that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction) subject to special treatment under the federal income tax laws. This summary is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND SALE OF SHARES, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE IN THEIR PARTICULAR CIRCUMSTANCES AND POTENTIAL CHANGES IN APPLICABLE LAWS.

TAXATION OF THE COMPANY AS A REIT

    GENERAL

    The Company plans to make an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1997. The Company believes that, commencing with such taxable year, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code.

    In the opinion of Sullivan & Cromwell, commencing with its taxable year ending December 31, 1997, the Company will be organized in conformity with, and its proposed method of operation will enable it to meet, the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court. In providing its opinion, Sullivan & Cromwell is relying upon representations received from the Company. The qualification and taxation of the Company as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels, share ownership requirements and the various qualification tests imposed under the Code. Accordingly, while the Company intends to qualify to be treated as a REIT, no assurance can be given that the actual results of the Company's operations for any particular year will satisfy such requirements. Sullivan & Cromwell will not monitor the compliance of the Company with the requirements for REIT qualification on an ongoing basis.

    The sections of the Code applicable to REITs are highly technical and complex. The material aspects thereof are summarized below.

    As a REIT, the Company generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows. First, the Company will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and
(iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the hands of the Company is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by the Company (the "Recognition Period"), then, pursuant to the Treasury regulations that have not yet been issued and to the extent of the excess of the fair market value of the asset as of the date of the Company's acquisition over the Company's adjusted basis in such asset on such date, such gain will be subject to tax at the highest regular corporate rate. The results described above with respect to assets acquired from a C corporation assume that the Company will make an election pursuant to Internal Revenue Service Notice 88-19.

    REQUIREMENTS FOR QUALIFICATION

    The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding shares of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to
(4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

    The Company's Declaration of Trust provides for restrictions regarding the ownership and transfer of the Company's shares of beneficial interest, which restrictions are intended to assist the Company in satisfying the share ownership requirements described in (5) and (6) above. The ownership and transfer restrictions pertaining to the Shares are described under the heading "Description of Shares of Beneficial Interest--Restriction on Size of Holdings of Shares."

    INCOME TESTS. In order to maintain qualification as a REIT, the Company annually must satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property") or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the terms "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in such tenant (a "Related Party Tenant"). The applicable attribution rules, however, are highly complex and difficult to apply, and the Company may inadvertently enter into leases with tenants who, through application of such rules, will constitute Related Party Tenants. In such event, rent paid by the Related Party Tenant will not qualify as "rents from real property," which may jeopardize the Company's status as a REIT. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property". Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, that the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only or are not considered "rendered to the occupant" of the property.

    Pursuant to the Leases, AMC will lease from the Company the land, buildings and improvements comprising the Properties for initial terms ranging from 13 to 15 years. The Leases will be "triple net" leases which will require AMC to pay substantially all expenses associated with the operation of the Properties, such as real estate taxes, insurance, utilities, services, maintenance and other operating expenses and any ground lease payments. During the Fixed Term and the Extended Terms of the Leases, AMC will pay Annual Base Rent which will be payable in monthly installments. Annual Base Rent will be increased each year by the Base Rent Escalation. In addition, AMC will pay Annual Percentage Rent.

    On an ongoing basis, the Company will use its best efforts: (i) not to charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above); (ii) not to rent any property to a Related Party Tenant (taking into account the applicable constructive ownership rules), unless the Company determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize the Company's status as a REIT; (iii) not to derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); and (iv) not to perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue or if the provisions of such services will not jeopardize the Company's status as a REIT. Because the Code provisions applicable to REITs are complex, however, the Company may fail to meet one or more of the foregoing objectives, which failure may jeopardize the Company's status as a REIT. For a discussion of the consequences of any failure be the Company to qualify as a REIT, see "--Failure to Qualify."

    Rents under the Leases (the "Rent") will constitute "rents from real property" only if the Leases are treated as true leases for federal income tax purposes and are not treated as financing arrangements or some other type of arrangement. The determination of whether the Leases are true leases depends on an analysis of all surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties; (ii) the form of the agreement; (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); (iv) the extent to which the property owner retains the risk of loss with respect to the operation of the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property); and (v) the extent to which the property owner retains the burdens and benefits of ownership of the property.

    Investors should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially similar to those contained in the Leases that address whether such leases constitute true leases for federal income tax purposes. If the Leases are recharacterized as financing agreements or other arrangements, rather than true leases, part or all of the payments that the Company receives from AMC may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

    The Leases should be treated as true leases for federal income tax purposes, based, in part, on the following facts: (i) the Company and AMC intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements; (ii) AMC will have the right to exclusive possession and use and quiet enjoyment of the Properties during the term of the Leases; (iii) AMC will bear the cost of, and be responsible for, day-to-day maintenance and repair of the Properties, and will dictate how the Properties are operated, maintained, and improved; (iv) AMC will bear all of the costs and expenses of operating the Properties during the terms of the Leases; (v) AMC will benefit from any savings in the costs of operating the Properties during the terms of the Leases; (vi) AMC will generally indemnify the Company against all liabilities imposed on the Company during the term of the Leases by reason of (a) injury to persons or damage to property occurring at the Properties, or
(b) AMC's use, management, maintenance or repair of the Properties; (vii) AMC is obligated to pay substantial fixed rent for the period of use of the Properties;
(viii) AMC stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Properties; (ix) the useful lives of the Properties are significantly longer than the terms of the Leases; and (x) the Company will receive the benefit of any increase in value, and will bear the risk of any decrease in value, of the Properties during the terms of the Leases.

    For the Rent to constitute "rents from real property," the other requirements enumerated above also must be satisfied. One requirement is that the Rent attributable to personal property leased in connection with the lease of a property must not be greater than 15% of the total Rent received under the Leases. The Rent attributable to the personal property associated with a property is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the property at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the property at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). The Company will not lease any personal property to AMC pursuant to the Leases. The Adjusted Basis Ratio with respect to each Lease is anticipated to be less than 15%. Accordingly, Rent received by the Company should satisfy this requirement.

    A second requirement for qualification of the Rent as "rents from real property" is that the Rent must not be based in whole or in part on the income or profits of any person. The Rent paid by AMC for the Properties will be a fixed amount (as adjusted based in part on the gross revenues of each Property) and will not be based in whole or in part on the net income of any person with respect to the Properties. Thus, the Rent should also satisfy this requirement.

    A third requirement for qualification of the Rent as "rents from real property" is that the Company must not own, directly or constructively, 10% or more of AMC or any other tenant of the Properties. The constructive ownership rules generally provide that if 10% or more in value of the shares of the Company are owned, directly or indirectly, by or for any person, the Company is considered as owning the shares owned, directly or indirectly, by or for such person. The Declaration of Trust provides that no person may own, directly or constructively, more than 9.8% of the Company. See "Description of Shares of Beneficial Interest--Restriction on Size of Holding of Shares." Assuming the Declaration of Trust is complied with, neither AMC nor any other person should ever own, directly or constructively, 10% or more of the Company, and thus the constructive ownership rules should not be triggered.

    A fourth requirement for qualification of the Rent as "rents from real property" is that the Company cannot furnish or render noncustomary services to the tenants of its properties, or manage or operate such properties, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Leases are respected as true leases, the Company should satisfy this requirement with respect to the Rent because it will not be performing for AMC any services other than customary services. As described above, however, if the Leases are recharacterized as service contracts or partnership agreements, the Rent likely would be disqualified as "rents from real property" because the Company would be considered to furnish or render services to the occupants of the properties and to manage or operate the properties other than through an independent contractor from whom the Company derives or receives no income. If the Company provides services to a tenant that are other than those usually or customarily provided in connection with the rental of space for occupancy only, amounts received by the Company for such services will not be treated as "rents from real property" for purposes of the REIT gross income tests but will not cause other amounts received with respect to the property to fail to be treated as "rents from real property" unless the amounts received in respect of such services, together with amounts received for certain management services, exceeds 1% of all amounts received or accrued by the Company during the taxable year with respect to such property. Under the literal wording of Section 856 of the Code, if the 1% threshold is exceeded, then all amounts received or accrued by the Company with respect to the property will not qualify as "rents from real property," even if the impermissible services are provided to some, but not all, of the tenants of the property.

    Based on the foregoing, the Rent should qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. As described above, however, there can be no complete assurance that the Service will not assert successfully a contrary position and, therefore, prevent the Company from qualifying as a REIT.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above under "--General," even if these relief provisions apply, a tax would be imposed with respect to the excess income.

    OTHER ISSUES. Because the majority of the Properties will be acquired from, and all will be leased to AMC, the Service could assert that the Company realized prepaid rental income in the year of purchase to the extent that the value of such Properties exceeds the purchase price paid by the Company for such Properties. In litigated cases involving sale-leasebacks which have considered this issue, courts generally have concluded that buyers have realized prepaid rent where both parties acknowledged that the purported purchase price for the property was substantially less than the fair market value, and the proposed rents were substantially less than the fair market rentals. Because of the lack of clear precedent and the inherently factual nature of the inquiry, no assurances can be given that the Internal Revenue Service could not successfully assert the existence of prepaid rental income in such circumstances. The value of property and the fair market rent for properties involved in sale-leasebacks are inherently factual matters and always subject to challenge. The Company believes that the purchase price paid for the Properties is approximately equal to the fair market value of the Properties.

    Additionally, Section 467 of the Code (concerning leases with increasing rents) may apply to these Leases because they provide for rents that increase from one period to the next. Section 467 provides that in the case of a so-called "disqualified leaseback agreement," rental income must be accrued at a constant rate. If such constant rate accrual is required, the Company would recognize rental income in excess of cash rents and, as a result, may fail to meet the 95% dividend distribution requirement. "Disqualified leaseback agreements" include leaseback transactions where a principal purpose of providing increasing rent under the agreement is the avoidance of federal income tax. The Company and AMC have represented that the principal purpose of rent increases under the Leases is not the avoidance of federal income taxes. Furthermore, under Treasury regulations, tax avoidance is not considered a principal purpose where the lessee is required to pay third party costs, such as insurance, maintenance and taxes, or where rent is adjusted based on reasonable price indices. Accordingly, the Company believes that the Leases will not be subject to rent leveling under Code Section 467. It should be noted, however, that leases involved in sale-leaseback transactions are subject to special scrutiny under this provision of the Code.

    ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) real estate assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of real estate assets held by partnerships in which the Company owns an interest, (ii) for a period of one year from the date of the Company's receipt of proceeds of an offering of its shares of beneficial interest or long-term (at least five years) debt, stock or debt instruments purchased with such proceeds and (iii) stock issued by another
REIT), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities (other than securities issued by another REIT) owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "real estate investment trust taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property minus (B) the sum of certain items of non-cash income. In addition, if the Company disposes of any asset acquired from a C corporation in a carryover basis transaction during its Recognition Period, the Company will be required, pursuant to Treasury regulations which have not yet been promulgated, to distribute at least 95% of the built-in gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year,
(ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to satisfy the annual distribution requirements.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable share dividends.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF HOLDERS OF SHARES

    U.S. SHAREHOLDERS

    As used herein, the term "U.S. Shareholder" means a holder of Shares who (for United States federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

    As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Shareholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to U.S. Shareholders as gain from the sale and exchange of a capital asset held for more than one year (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held his shares. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

    To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in his Shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in his shares taxable as capital gains (provided that the Shares have been held as a capital asset). Dividends authorized by the Company in October, November or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on

December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

    Distributions made by the Company and gain arising from the sale or exchange by a U.S. Shareholder of Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain.

    Upon any sale or other disposition of Shares, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the Shares for tax purposes. Such gain or loss will be capital gain or loss if the Shares have been held by the U.S. Shareholder as a capital asset. Long-term capital gain of an individual U.S. Shareholder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and the maximum rate is reduced to 20% in the case of property held in excess of 18 months. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of shares of the Company that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Shareholder from the Company which were required to be treated as long-term capital gains.

    U.S. Shareholders holding Shares at the close of the Company's taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of the Company's taxable year falls, such amount as the Company may designate in a written notice mailed to its shareholders. The Company may not designate amounts in excess of the Company's undistributed net capital gain for the taxable year. Each U.S. Shareholder required to include such a designated amount in determining such shareholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by the Company in respect of such undistributed net capital gains. U.S. Shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such shareholders. U.S. Shareholders will increase their basis in their Shares by the difference between the amount of such includible gains and the tax deemed paid by the shareholder in respect of such gains.

    BACKUP WITHHOLDING. The Company will report to its U.S. Shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company.

    TAXATION OF TAX-EXEMPT SHAREHOLDERS. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its Shares as "debt financed property" within the meaning of the Code and such Shares are not otherwise used in a trade or business, the dividend income from Shares will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of Shares will not constitute UBTI unless such tax-exempt shareholder has held such Shares as "debt financed property" within the meaning of the Code or has used the Shares in a trade or business.

    For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the Code, respectively, income from an investment in the Company's Shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its Shares. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

    Notwithstanding the foregoing, however, a portion of the dividends paid by a "pension-held REIT" will be treated as UBTI to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the equity interests in the REIT. Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

    A REIT is a "pension-held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself) and (ii) either (A) at least one qualified trust holds more than 25% (by value) of the interests in the REIT or (B) one or more qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as though the REIT were a qualified trust) to
(ii) the total gross income (less direct expenses related thereto) of the REIT. A DE MINIMIS exception applies where this percentage is less than 5% for any year. The Company does not expect to be classified as a "pension-held REIT".

    Tax-exempt entities will be subject to the rules described above, under the heading "--U.S. Shareholders" concerning the inclusion of the Company's designated undistributed net capital gains in the income of its shareholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

    NON-U.S. SHAREHOLDERS

    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements.

    ORDINARY DIVIDENDS. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by the Company of U.S. real property interests (discussed below) and other than distributions designated by the Company as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions to Non-U.S. Shareholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax. However, if income from the investment in the Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to tax at graduated rates in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation). The Company expects to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a Non-U.S. Shareholder, unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or the appropriate withholding agent or (ii) the Non-U.S. Shareholder files an IRS Form 4224 (or a successor form) with the Company or the appropriate withholding agent claiming that the distributions are "effectively connected" income.

    Distributions to a Non-U.S. Shareholder that are designated by the Company at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by the Company of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below.

    RETURN OF CAPITAL. Distributions in excess of current and accumulated earnings and profits of the Company, which are not treated as attributable to the gain from disposition by the Company of a U.S. real property interest, will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its Shares, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

    CAPITAL GAIN DIVIDENDS. For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals). The Company is required by applicable Treasury regulations under FIRPTA to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. However, if the Company designates as a capital gain dividend a distribution made prior to the day the Company actually effects such designation, then (although such distribution may be taxable to a Non-U.S. Shareholder) such distribution is not subject to withholding under FIRPTA; rather, the Company must effect the 35% FIRPTA withholding from distributions made on and after the date of such designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's U.S. tax liability.

    SALES OF SHARES. Gain recognized by a Non-U.S. Shareholder upon a sale or exchange of Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in respect of which at all times during a specified testing period less than 50% in value of the stock is and was held directly or indirectly by foreign persons. It is currently anticipated that the Company will continue to be a "domestically controlled REIT," and, therefore, that the sale of Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Shares is treated as "effectively connected" with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. A similar rule will apply to capital gain dividends not subject to FIRPTA.

    If the Company were not a domestically-controlled REIT, a Non-U.S. Shareholder's sale of Shares would be subject to tax under FIRPTA only if the selling Non-U.S. Shareholder owned more than 5% of the class of Shares sold at any time during a specified period (generally the shorter of the period that the Non-U.S. Shareholder owned the Shares sold or the five-year period ending on the date of disposition). If the gain on the sale of Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such Shares would be required to withhold 10% of the gross purchase price.

    TREATY BENEFITS. Pursuant to Treasury Regulations currently in effect, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate.

    Under the recently issued Treasury Regulations that are proposed to be effective for distributions made after December 31, 1998, however, a Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the recently issued Treasury Regulations, in the case of Shares held by a foreign partnership, (x) the certification requirement would generally be applied to the partners in the partnership and (y) the partnership would be required to provide certain information, including a United States taxpayer identification number. Look-through rules are provided in the case of tiered partnerships. Shareholders that are partnerships or entities that are similarly fiscally transparent for federal income tax purposes, and persons holding Shares through such entities, may be subject to restrictions on their ability to claim benefits under U.S. tax treaties and should consult a tax advisor.

OTHER TAX CONSEQUENCES

    The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders are urged to consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                    GLOSSARY

    Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for purposes of this Prospectus:

    "ADA" means the Americans with Disabilities Act of 1990.

    "AMC" means American Multi-Cinema, Inc., a Missouri corporation and a wholly-owned subsidiary of AMCE and the Company's lessee under the Leases.

    "AMCE" means AMC Entertainment Inc., a Delaware corporation and the guarantor of AMC's obligations under the Leases.

    "AMCE Credit Facility" means AMCE's $425 million credit facility, which was amended and restated as of April 10, 1997.

    "AMCE Right to Purchase Agreement" means the right to purchase agreement between the Company and AMCE and its subsidiaries pursuant to which the Company will have a right of first refusal and first offer to purchase any megaplex theatre and related entertainment property acquired or developed and owned by AMCE or its subsidiaries, exercisable for a period of five years following the closing of the Offering upon AMCE's intended disposition of such property.

    "Annual Base Rent" means an annual base rent payable during the Fixed Term and the Extended Terms.

    "Annual Percentage Rate" means 6%.

    "Annual Percentage Rent" means percentage rent equal to the sum of 6% of Gross Receipts in excess of a baseline amount.

    "Bank Credit Facility" means the Company's proposed $200 million unsecured line of credit.

    "Base Rent Escalation" means, for any year, the increase in Annual Base Rent equal to the annual percentage increase in the CPI, not to exceed 2%, times the base rent applicable to a Property for the preceding year.

    "Board" means the Company's Board of Trustees.

    "Cash Available for Distribution" is net earnings plus depreciation and amortization and minus capital expenditures and principal payments on indebtedness.

    "Charitable Beneficiary" means an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board as the beneficiary or beneficiaries of the Excess Shares trust.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Commission" means the Securities and Exchange Commission.

    "Company" means Entertainment Properties Trust, a Maryland corporation formed in August 1997.

    "Control Share acquisition" means, under Maryland law, the acquisition of Control Shares, subject to certain exceptions.

    "Control Shares" means, under Maryland law, voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third,
(ii) one-third or more but less than a majority, or (iii) a majority of all voting power.

    "CPI" means the Consumer Price Index for all urban consumers, U.S. City Average, published by the United States Department of Labor (base year 1982-84=100), or any successor index thereto.

    "Cross-Default Termination Date" means the earlier to occur of (i) the date AMCE's senior long-term debt obligations are rated, or AMCE's corporate credit rating is, investment grade by either Standard & Poor's Corporation or Moody's Investors Service, Inc., (ii) AMC's rent payments to the Company represent less than 50% of the Company's rental income for any fiscal quarter or (iii) the expiration of the Fixed Term with respect to a Lease.

    "ETRCs" mean entertainment themed retail centers, which are generally large multi-tenant retail developments that incorporate elements such as megaplex theatres, restaurants, book and/or music superstores, interactive entertainment venues and other specialty retail that is oriented to entertainment or leisure-time activities.

    "Event of Default" means an event of default under the Leases.

    "Excess Shares" means Shares that would result in a person owning Shares in excess of the Ownership Limit or cause the Company to become "closely held" under Section 856(h) of the Code, unless acquired in a permitted transfer.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Extended Term" means the four additional five-year terms under the Leases.

    "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980.

    "Fixed Term" means the initial terms ranging from 13 to 15 years under the Leases.

    "Formation Transactions" means the transactions designed to consolidate the ownership interests in the Initial Properties in the Company, to facilitate the Offering and to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997.

    "Funds from Operations" means forecast net earnings plus depreciation.

    "Future AMCE Property" means any megaplex theatre or related entertainment property acquired or developed and owned (or ground-leased) by AMCE or its subsidiaries following the Formation Transactions.

    "Future Property" means any entertainment or entertainment-related property acquired or developed by the Company and operated by AMC following the Formation Transactions.

    "GAAP" means generally accepted accounting principles.

    "Gross Receipts" with respect to a particular Property generally means the receipts from the sale of theatre admission tickets and concessions received by AMC in or from the Property during each lease year, with certain deductions and exceptions.

    "Initial Properties" means the twelve megaplex theatres that the Company will acquire concurrently with or within a short period following the closing of the Offering.

    "Interested Shareholder" means any person who beneficially owns 10% or more of the voting power of a Maryland real estate investment trust's shares or an affiliate of a Maryland real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of the real estate investment trust.

    "IRS" means the Internal Revenue Service.

    "Leases" means the long-term triple net leases pursuant to which AMC will lease the Properties from the Company.

    "megaplex theatres" are theatres having at least 14 screens with predominantly stadium style seating (seating with an elevation between rows to provide unobstructed viewing).

    "MGCL" means the Maryland General Corporate Law, as amended.

    "multiplex theatres" are theatres generally without stadium-style seating and having less than 14 screens.

    "NAREIT" means the National Association of Real Estate Investment Trusts.

    "Notes" means the $200 million aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2009.

    "NYSE" means the New York Stock Exchange, Inc.

    "Offering" means the offering of Shares to the public by the Company pursuant to this Prospectus.

    "Option Agreements" means agreements between the Company and AMC and one of its subsidiaries and the current owner/lessor of certain properties pursuant to which the Company will have exclusive options to acquire any or all of the Option Properties.

    "Option Properties" means megaplex theatres, currently under construction by AMC, that the Company will have the right to acquire and lease to AMC pursuant to the Option Agreements.

    "Ownership Limit" means 9.8% of the number or value of the Company's issued and outstanding shares.

    "Planet Movies" means the joint venture between AMCE and Planet Hollywood International, Inc.

    "Preferred Shares" means preferred shares of beneficial interest, par value $.01 per share, of the Company.

    "Properties" means the Initial Properties and the Option Properties.

    "Purchase Agreement" means an agreement of sale and purchase between the Company and AMC and one of its subsidiaries which provides the terms of the sale of the Initial Properties.

    "Recognition Period" means the 10-year period beginning on the day the Company acquires assets from a C corporation in certain transactions.

    "REIT" means a real estate investment trust as defined under the Code.

    "SDDS-TM-" and "SONY Dynamic Digital Sound-TM-" are trademarks of Sony Incorporated.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Shares" means the common shares of beneficial interest, par value $.01 per share, of the Company.

    "Treasury" means the United States Treasury Department.

    "triple net leases" are generally leases that require the tenant to pay substantially all expenses associated with the operation of the leased property, such as taxes and other governmental charges, insurance, utilities, service, maintenance and any ground lease payments.

    "UBTI" means unrelated business taxable income as defined under the Code.

    "Underwriting Agreement" means the Underwriting Agreement between the Company and the Underwriters.

    "Underwriters" means the Underwriters named in this Prospectus.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                   PAGE
                                                                                                -----------
THE COMPANY
PRO FORMA BALANCE SHEET:
Pro Forma Balance Sheet.......................................................................         F-2
Pro Forma Consolidated Balance Sheet as of September 30, 1997.................................         F-3
Notes to Pro Forma Balance Sheet..............................................................         F-4
FORECAST STATEMENT OF OPERATIONS:
Forecast Statement of Operations..............................................................         F-5
Forecast Statement of Operations for the twelve months ending November 30, 1998...............         F-6
Notes to Forecast Statement of Operations.....................................................         F-7
AUDITED FINANCIAL STATEMENTS:
Report of Independent Auditors................................................................         F-8
Balance Sheet as of August 29, 1997...........................................................         F-9
Notes to Balance Sheet........................................................................        F-10

AMC ENTERTAINMENT INC.
PRO FORMA FINANCIAL STATEMENTS:
Condensed Pro Forma Financial Statements......................................................        F-11
Condensed Pro Forma Consolidated Statement of Operations for the twenty-six weeks ended
  October 2, 1997.............................................................................        F-12
Condensed Pro Forma Consolidated Statement of Operations for the year (53 weeks) ended April
  3, 1997.....................................................................................        F-13
Condensed Pro Forma Consolidated Balance Sheet as of October 2, 1997..........................        F-14
Notes to Condensed Pro Forma Financial Statements.............................................        F-15
UNAUDITED FINANCIAL STATEMENTS:
Consolidated Statements of Operations for the twenty-six weeks ended October 2, 1997 and
  September 26, 1996..........................................................................        F-16
Consolidated Balance Sheets as of October 2, 1997 and April 3, 1997...........................        F-17
Consolidated Statements of Cash Flows for the twenty-six weeks ended October 2, 1997 and
  September 26, 1996..........................................................................        F-18
Notes to Consolidated Financial Statements....................................................        F-19
AUDITED FINANCIAL STATEMENTS:
Report of Independent Accountants.............................................................        F-21
Consolidated Statements of Operations for the year (53 weeks) ended April 3, 1997 and the
  years (52 weeks) ended March 28, 1996 and March 30, 1995....................................        F-23
Consolidated Balance Sheets as of April 3, 1997 and March 28, 1996............................        F-24
Consolidated Statements of Cash Flows for the year (53 weeks) ended April 3, 1997 and the
  years (52 weeks) ended March 28, 1996 and March 30, 1995....................................        F-25
Consolidated Statements of Stockholders' Equity for the year (53 weeks) ended April 3, 1997
  and the years (52 weeks) ended March 28, 1996 and March 30, 1995............................        F-27
Notes to Consolidated Financial Statements....................................................        F-28

                         ENTERTAINMENT PROPERTIES TRUST

                            PRO FORMA BALANCE SHEET

                                  (UNAUDITED)

    The following unaudited Pro Forma Balance Sheet has been prepared giving effect to the Formation Transactions. The Formation Transactions include the transactions designed to consolidate the ownership interests of the Initial Properties in the Company, to facilitate the Offering and to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997. The Pro Forma Balance Sheet assumes that the Formation Transactions occurred on September 30, 1997.

    The unaudited Pro Forma Balance Sheet does not purport to represent the Company's financial position had the Formation Transactions in fact occurred on such date. In addition, the unaudited Pro Forma Balance Sheet is not intended to be indicative of the Company's future financial position.

    The unaudited Pro Forma Balance Sheet should be read in conjunction with the Company's historical financial statements and "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                         ENTERTAINMENT PROPERTIES TRUST

                            PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 1997

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                      PRO FORMA
                                                         ACTUAL(1)   ADJUSTMENTS   PRO FORMA
                                                         ---------   -----------   ---------
                                           ASSETS
Cash...................................................    $  2       $  1,292(2)  $  1,294
Real estate owned, at cost.............................    --          249,856(3)   249,856
Intangible assets, net.................................    --            1,200(4)     1,200
Other long-term assets.................................    --              100(5)       100
                                                         ---------   -----------   ---------
  Total assets.........................................    $  2       $252,448     $252,450
                                                         ---------   -----------   ---------
                                                         ---------   -----------   ---------

                            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities....................................    $--        $ --         $  --
Long-term debt.........................................    --           --            --
Shareholders' equity:
  Common shares, $.01 par value........................    --              139(6)       139
  Share purchase loans.................................    --           (2,400)(7)   (2,400)
  Additional paid-in capital...........................       2        254,709(6)   254,711
                                                         ---------   -----------   ---------
                                                           $  2       $252,448     $252,450
                                                         ---------   -----------   ---------
                                                         ---------   -----------   ---------

                      See Notes to Pro Forma Balance Sheet

                         ENTERTAINMENT PROPERTIES TRUST

                        NOTES TO PRO FORMA BALANCE SHEET

                                  (UNAUDITED)

(1) The amounts presented hereunder were taken from the Company's August 29, 1997 Consolidated Balance Sheet.

(2) Represents the estimated remaining net proceeds of the Offering after the Formation Transactions.

(3) Represents the net book value of the Initial Properties and the one related land parcel as of September 30, 1997. The Initial Properties and the related land parcel are to be purchased from subsidiaries of AMCE. The purchase price for each Initial Property will equal the cost to AMCE of developing and constructing such Property and will not be based on arms' length negotiations. The Company believes that such purchase price equals the estimated fair value of the Initial Properties at the date of the Formation Transactions. It is possible that if the valuations had been determined on an arms' length basis, or had been the subject of independent valuations or appraisals, the sum of the values of the Initial Properties and the related land parcel might have been greater or lower than the sum of the values determined by the management of AMCE and the Company.

(4) Represents capitalized financing fees in connection with the Bank Credit Facility.

(5) Represents furniture, fixtures, and equipment for the Company's office space.

(6) Represents the issuance of 13,800,000 Shares in the Offering at an assumed initial public offering price of $20.00 per share. The estimated costs of the Offering, including the underwriting discount, have been reflected as an offset to additional paid-in capital.

(7) Represents the purchase of 120,000 Shares by certain executive officers of the Company with loans from the Company aggregating $2.4 million pursuant to the Share Purchase Program.

                         ENTERTAINMENT PROPERTIES TRUST
                        FORECAST STATEMENT OF OPERATIONS
                                  (UNAUDITED)

    The following unaudited Forecast Statement of Operations has been prepared giving effect to the Formation Transactions. The Formation Transactions include the transactions designed to consolidate the ownership interests of the Initial Properties in the Company, to facilitate the Offering and to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997. The Forecast Financial Statements for the twelve months ending November 30, 1998 assumes that the Formation Transactions occurred on December 1, 1997.

    The unaudited Forecast Statement of Operations presents, to the best of management's knowledge and belief, the Company's expected results of operations for the forecast period. The forecast reflects management's judgment, as of the date of this forecast, of the expected conditions and its expected course of action based on the rents and certain expenses reflected in the forecast. The assumptions disclosed herein are those that management believes are significant to the forecast but are not an all-inclusive list of those used in the preparation of the prospective information. Management reasonably expects, to the best of its knowledge and belief, that the actual results of operations will approximate those shown; however, there is no assurance that the forecasted results will be achieved. Furthermore, there will usually be differences between forecasted and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material.

    The unaudited Forecast Statement of Operations has been prepared using generally accepted accounting principles that the Company expects to use when preparing its historical financial statements and should be read in conjunction with the Company's Pro Forma Balance Sheet, historical financial statements and "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

    The following Forecast Statement of Operations has been completed on November 17, 1997. The Company does not undertake any obligation to release publicly the results of any future revisions it may make to the Forecast Statement of Operations or to update the Forecast Statement of Operations to reflect events or circumstances after the date hereof. Investors are cautioned against attributing undue certainty to the Company's assessment of future operations.

                         ENTERTAINMENT PROPERTIES TRUST
                        FORECAST STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDING NOVEMBER 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                    FORECAST
                                                                                   -----------
Rental income....................................................................   $  25,382(1)
General and administrative expenses..............................................       2,209(2)
Depreciation.....................................................................       5,239(3)
                                                                                   -----------
  Operating income...............................................................      17,934
Interest expense, net............................................................         829(4)
                                                                                   -----------
Net earnings.....................................................................   $  17,105
                                                                                   -----------
                                                                                   -----------
Net earnings per share...........................................................   $    1.23
                                                                                   -----------
                                                                                   -----------
Weighted average number of shares outstanding....................................      13,860
                                                                                   -----------
                                                                                   -----------

                 See Notes to Forecast Statement of Operations.

                         ENTERTAINMENT PROPERTIES TRUST

                   NOTES TO FORECAST STATEMENT OF OPERATIONS

                                  (UNAUDITED)

    The following notes present a summary of significant assumptions and accounting policies used by the Company in the preparation of the Forecast Statement of Operations.

 (1) Represents rental income from AMC recorded in accordance with the terms of the Leases as if the Initial Properties are leased commencing with the beginning of the period or, if later, the anticipated opening date. The Company will lease the Initial Properties to AMC under operating leases guaranteed by AMCE. The initial annual rent for each Initial Property will be (a) Grand 24--$2.0 million; (b) Mission Valley 20--$1.7 million; (c) Promenade 16--$3.0 million; (d) Ontario Mills 30--$2.7 million; (e) Lennox 24--$1.4 million; (f) West Olive 16--$1.9 million; (g) Studio 30--$2.8 million; (h) Huebner Oaks 24--$1.8 milliion; (i) First Colony 24--$2.0 million; (j) Oak View 24--$1.8 million; (k) Leawood Town Center 20--$1.7 million; and (l) South Barrington 30--$3.6 million. All of the Initial Properties are assumed to be leased during the entire period with the exception of Leawood Town Center 20 and South Barrington 30, which are assumed to be placed in service in January 1998 and February 1998, respectively. The Leases require AMC to pay substantially all expenses associated with the operation of such Initial Properties, such as taxes and other governmental charges, insurance, utilities, service, maintanence and any ground lease payments. No exercise of any option to acquire an Option Property is assumed.

 (2) Represents management's estimates of general and administrative expenses, including compensation expense of $1.3 million, shareholder related expenses of $0.5 million, administrative expenses of $0.3 million and business development expenses of $0.2 million. Compensation expense was determined taking into account the employment agreements and other compensation arrangements entered into connection with the Formation Transactions and assume the hiring of individuals for the position of Treasurer and additional development support staff. Other expenses were determined by evaluating similar expenses for other public companies.

 (3) Represents depreciation of the $212.2 million cost of the Initial Properties (excluding land) using the straight-line method over a 40-year period commencing with the beginning of the period or, if later, the anticipated opening date.

 (4) Represents amortization of estimated $1.2 million in Bank Credit Facility origination fees over the expected initial three year facility commitment, annual Bank Credit Facility fees associated with unused amounts and interest on Share purchase loans at a rate of 6.1% annually.

    The Company plans to make an election to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending December 31, 1997. As a REIT, the Company generally will not be taxed on income it currently distributes to its shareholders so long as it distributes at least 95% of its taxable income currently. REITs are subject to a number of organizational and operational requirements. Even if the Company continues to qualify for taxation as a REIT, the Company may be subject to federal income taxes and to certain state and local taxes on its income and property.

    The Company calculates Cash Available for Distribution as net earnings plus depreciation and amortization. For the period presented, the Company's Cash Available for Distribution is forecast to be $22,949. In addition, the Company forecasts that it will pay distributions of $22,176 during the period presented. Unless circumstances change or acquisition opportunities arise, the Company does not anticipate any other significant cash flows or other significant changes in balance sheet accounts during the period presented.

                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF TRUSTEES
Entertainment Properties Trust

    We have audited the accompanying balance sheet of Entertainment Properties Trust, a Maryland real estate investment trust (the Company) , as of August 29, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all materials respects, the financial position of Entertainment Properties Trust as of August 29, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Kansas City, Missouri
August 29, 1997

                         ENTERTAINMENT PROPERTIES TRUST
                   (A MARYLAND REAL ESTATE INVESTMENT TRUST)
                                 BALANCE SHEET
                                AUGUST 29, 1997

                                            ASSETS
Cash...............................................................................  $   2,000

                                     SHAREHOLDERS' EQUITY
Shareholders' equity:
Common shares, $.01 par value; 1,000 shares authorized; 100 shares issued and
  outstanding......................................................................  $       1
Additional paid-in capital.........................................................      1,999
                                                                                     ---------
                                                                                     $   2,000
                                                                                     ---------
                                                                                     ---------

                          See Notes to Balance Sheet.

                         ENTERTAINMENT PROPERTIES TRUST
                   (A MARYLAND REAL ESTATE INVESTMENT TRUST)
                             NOTES TO BALANCE SHEET
                                AUGUST 29, 1997

1. ORGANIZATION

    Entertainment Properties Trust (the "Company") was formed August 22, 1997 as a Maryland real estate investment trust. The Company has had no operations to date, but has issued 100 Common Shares to founding shareholders.

2. FEDERAL INCOME TAXES

    At the earliest possible date, the Company plans to qualify as a real estate investment trust (REIT) under the Internal Revenue Code and, accordingly, will not be subject to federal income taxes on amounts distributed to shareholders provided that it distributes at least 95% of its real estate investment trust taxable income and meets certain other requirements.

3. INTENTIONS OF THE COMPANY (UNAUDITED)

    The Company has announced its intention to sell 13,800,000 Common Shares in an initial public offering. Immediately after the closing of the Offering, the Company intends to consummate the following transactions with AMC Entertainment Inc. (AMCE): (a) purchase of 12 megaplex theatres and a related land parcel for $249.9 million and enter into triple net leases with a subsidiary of AMCE for original fixed terms of 13 to 15 years with renewal terms for four additional five-year terms at the option of the tenant, (b) execute an option agreement to purchase 5 additional megaplex theatres for an estimated $138.5 million and related land parcels for an aggregate of $9.6 million and (c) execute a right to purchase agreement to purchase additional megaplex theatres or related entertainment properties acquired or developed and owned by AMCE for a period of five years following the close of the offering.

    The Company will be dependent on AMCE for its initial revenues. Also, due to the nature of the business and the contractual relationships with AMCE, including the operating leases, the Company's ability to be successful is dependent on a number of factors, including key personnel, continuing qualification as a REIT and continued availability of financial resources.

    Prior to the Offering, the Company expects to adopt an Annual Incentive Program, a Share Incentive Plan and a Deferred Compensation Plan for Non-Employee Trustees. Up to 1,500,000 Shares are expected to be reserved for issuance pursuant to the Share Incentive Plan. The Company will also, as part of the Formation Transactions, enter into employment agreements with its President and Chief Development Officer and its Chief Financial Officer providing for annual salaries of $225,000 and $175,000, respectively.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                    CONDENSED PRO FORMA FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The following unaudited Condensed Pro Forma Consolidated Statements of Operations and Balance Sheet have been prepared giving effect to the Formation Transactions. The Condensed Pro Forma Consolidated Statements of Operations for the twenty-six weeks ended October 2, 1997 and the year (53 weeks) ended April 3, 1997 assume that the Formation Transactions occurred on March 29, 1996. The Condensed Pro Forma Consolidated Balance Sheet assumes that the Formation Transactions occurred on October 2, 1997.

    The unaudited Condensed Pro Forma Financial Statements do not purport to represent AMCE's financial position or results of operations had the Formation Transactions in fact occurred on such dates. In addition, the unaudited Condensed Pro Forma Financial Statements are not intended to be indicative of AMCE's future financial position or results of operations.

    The unaudited Condensed Pro Forma Financial Statements should be read in conjunction with AMCE's historical financial statements and "AMCE's Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

            CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     TWENTY-SIX WEEKS ENDED OCTOBER 2, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                       PRO FORMA
                                                         ACTUAL(1)    ADJUSTMENTS     PRO FORMA
                                                        -----------  --------------  -----------
Revenues..............................................   $ 414,051    $      --       $ 414,051
Cost of operations....................................     330,139        7,617(2)      337,756
General and administrative............................      26,852           --          26,852
Depreciation and amortization.........................      32,889       (2,185)(3)      30,704
Impairment of long-lived assets.......................      46,998           --          46,998
                                                        -----------     -------      -----------
  Operating loss......................................     (22,827)      (5,432)        (28,259)
Interest expense......................................      17,650       (4,648)(4)      13,002
Other income, net.....................................       3,177           --           3,177
                                                        -----------     -------      -----------
Loss before income taxes..............................     (37,300)        (784)        (38,084)
Income tax provision..................................     (15,100)        (318)(5)     (15,418)
                                                        -----------     -------      -----------
Net loss..............................................   $ (22,200)   $    (466)      $ (22,666)
                                                        -----------     -------      -----------
                                                        -----------     -------      -----------
Preferred dividends...................................       2,651                        2,651
                                                        -----------                  -----------
Net loss for common shares............................   $ (24,851)                   $ (25,317)
                                                        -----------                  -----------
                                                        -----------                  -----------
Loss per share:
  Primary.............................................   $   (1.37)                   $   (1.39)
                                                        -----------                  -----------
                                                        -----------                  -----------
  Fully diluted.......................................   $   (1.37)                   $   (1.39)
                                                        -----------                  -----------
                                                        -----------                  -----------
Weighted average number of shares outstanding:
  Primary.............................................      18,194                       18,194
                                                        -----------                  -----------
                                                        -----------                  -----------
  Fully diluted.......................................      18,194                       18,194
                                                        -----------                  -----------
                                                        -----------                  -----------

             See Notes to Condensed Pro Forma Financial Statements.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES
            CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      YEAR (53 WEEKS) ENDED APRIL 3, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                       PRO FORMA
                                                         ACTUAL(1)    ADJUSTMENTS   PRO FORMA
                                                         ----------   -----------   ---------
Revenues...............................................   $749,597      $    --     $749,597
Cost of operations.....................................    580,002        7,580(2)   587,582
General and administrative.............................     56,647           --       56,647
Depreciation and amortization..........................     59,803       (2,296)(3)   57,507
                                                         ----------   -----------   ---------
  Operating income.....................................     53,145       (5,284)      47,861
Interest expense.......................................     22,022       (4,592)(4)   17,430
Other income, net......................................        772           --          772
                                                         ----------   -----------   ---------
Earnings before income taxes...........................     31,895         (692)      31,203
Income tax provision...................................     12,900         (280)(5)   12,620
                                                         ----------   -----------   ---------
Net earnings...........................................   $ 18,995      $  (412)    $ 18,583
                                                         ----------   -----------   ---------
                                                         ----------   -----------   ---------
Preferred dividends....................................      5,907                     5,907
                                                         ----------                 ---------
Net earnings for common shares.........................   $ 13,088                  $ 12,676
                                                         ----------                 ---------
                                                         ----------                 ---------
Earnings per share:
  Primary..............................................   $   0.74                  $   0.72
                                                         ----------                 ---------
                                                         ----------                 ---------
  Fully diluted........................................   $   0.73                  $   0.71
                                                         ----------                 ---------
                                                         ----------                 ---------
Weighted average number of shares outstanding:
  Primary..............................................     17,726                    17,726
                                                         ----------                 ---------
                                                         ----------                 ---------
  Fully diluted........................................     17,940                    17,940
                                                         ----------                 ---------
                                                         ----------                 ---------

             See Notes to Condensed Pro Forma Financial Statements.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES
                 CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                                OCTOBER 2, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                       PRO FORMA
                                                         ACTUAL(1)    ADJUSTMENTS    PRO FORMA
                                                         ----------   ------------   ---------
                                            ASSETS
Current assets.........................................   $126,873     $      --     $126,873
Property, net..........................................    647,270      (155,833)(6)  491,437
Intangible assets, net.................................     23,761            --       23,761
Other long-term assets.................................     87,144         3,335(8)    90,479
                                                         ----------   ------------   ---------
  Total assets.........................................   $885,048     $(152,498)    $732,550
                                                         ----------   ------------   ---------
                                                         ----------   ------------   ---------
                             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities....................................   $157,684     $   3,335(8)  $161,019
Corporate borrowings...................................    479,464      (160,424)(7)  319,040
Capital lease obligations..............................     52,490            --       52,490
Other long-term liabilities............................     50,987         4,591(8)    55,578
                                                         ----------   ------------   ---------
                                                           740,625      (152,498)     588,127
Stockholders' equity...................................    144,423            --      144,423
                                                         ----------   ------------   ---------
                                                          $885,048     $(152,498)    $732,550
                                                         ----------   ------------   ---------
                                                         ----------   ------------   ---------

             See Notes to Condensed Pro Forma Financial Statements.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES
               NOTES TO CONDENSED PRO FORMA FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) The amounts presented hereunder were taken from AMCE's October 2, 1997 and April 3, 1997 Consolidated Financial Statements.

(2) Represents rent expense of $7,787,000 and $7,838,000 for the twenty-six weeks ended October 2, 1997 and the year (53 weeks) ended April 3, 1997, respectively, for the periods the completed Initial Properties were in operation, net of amortized gain of $170,000 and $258,000 for the twenty-six weeks ended October 2, 1997 and the year (53 weeks) ended April 3, 1997, respectively, from the sale of the completed Initial Properties. The deferral of the gain on the sale of the completed Initial Properties is being amortized to rent expense over the lease term of the related Property.

(3) Represents the elimination of historical depreciation on the completed Initial Properties.

(4) Represents the reduction of interest expense associated with the reduction of outstanding indebtedness under the AMCE Credit Facility (at an average interest rate of approximately 6.2%) with the net proceeds from the sale of the completed Initial Properties to the Company in the Formation Transactions.

(5) Represents the adjustment to income taxes to the expected effective tax rate of 40.5% and 40.4% for the twenty-six weeks ended October 2, 1997 and the year (53 weeks) ended April 3, 1997, respectively.

(6) Represents the net book value of the completed Initial Properties as of October 2, 1997.

(7) Represents the paydown of the AMCE Credit Facility with the net proceeds from the sale of the completed Initial Properties to the Company in the Formation Transactions.

(8) Represents the deferral of the gain of $5,091,000 on sale of the completed Initial Properties (Grand 24, Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 and Huebner Oaks 24), which equals the accumulated depreciation on such properties, net of expenses of $500,000, and the related current and deferred income tax effect of $3,335,000.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         TWENTY-SIX
                                                                         WEEKS ENDED
                                                                 ---------------------------
                                                                 OCTOBER 2,   SEPTEMBER 26,
                                                                    1997           1996
                                                                 -----------  --------------
                                                                         (UNAUDITED)
Revenues
  Admissions...................................................   $ 270,717     $  240,111
  Concessions..................................................     125,427        111,771
  Other........................................................      17,907         12,481
                                                                 -----------  --------------
    Total revenues.............................................     414,051        364,363
Expenses
  Film exhibition costs........................................     151,980        130,269
  Concession costs.............................................      19,907         18,080
  Other........................................................     158,252        140,065
                                                                 -----------  --------------
    Total cost of operations...................................     330,139        288,414
  General and administrative...................................      26,852         24,672
  Depreciation and amortization................................      32,889         24,414
  Impairment of long-lived assets..............................      46,998             --
                                                                 -----------  --------------
    Total expenses.............................................     436,878        337,500
                                                                 -----------  --------------
    Operating income...........................................     (22,827)        26,863
Other expense (income)
  Interest expense
    Corporate borrowings.......................................      12,961          4,613
    Capital lease obligations..................................       4,689          5,148
  Investment income............................................        (681)          (321)
  Loss (gain) on disposition of assets.........................      (2,496)            31
                                                                 -----------  --------------
Earnings (loss) before income taxes............................     (37,300)        17,392
Income tax provision...........................................     (15,100)         7,000
                                                                 -----------  --------------
Net earnings (loss)............................................   $ (22,200)    $   10,392
                                                                 -----------  --------------
                                                                 -----------  --------------
Preferred dividends............................................       2,651          3,000
                                                                 -----------  --------------
Net earnings (loss) for common shares..........................   $ (24,851)    $    7,392
                                                                 -----------  --------------
                                                                 -----------  --------------
Earnings (loss) per share:
  Primary......................................................   $   (1.37)    $      .42
                                                                 -----------  --------------
                                                                 -----------  --------------
  Fully diluted................................................   $   (1.37)    $      .42
                                                                 -----------  --------------
                                                                 -----------  --------------

                See Notes to Consolidated Financial Statements.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                   APRIL 3,
                                                                                     1997
                                                                      OCTOBER 2,   ---------
                                                                         1997
                                                                     ------------
                                                                     (UNAUDITED)
                                           ASSETS
Current assets:
  Cash and equivalents.............................................   $   25,563   $  24,715
  Receivables, net of allowance for doubtful accounts of $777 as of
    October 2, 1997 and $704 as of April 3, 1997...................       83,416      42,188
  Other current assets.............................................       17,894      16,769
                                                                     ------------  ---------
    Total current assets...........................................      126,873      83,672
                                                                     ------------  ---------
Property, net......................................................      647,270     543,058
Intangible assets, net.............................................       23,761      28,679
Other long-term assets.............................................       87,144      62,804
                                                                     ------------  ---------
  Total assets.....................................................   $  885,048   $ 718,213
                                                                     ------------  ---------
                                                                     ------------  ---------

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................................   $  105,113   $  88,367
  Accrued expenses and other liabilities...........................       48,793      42,459
  Current maturities of corporate borrowings and capital lease
    obligations....................................................        3,778       3,441
                                                                     ------------  ---------
    Total current liabilities......................................      157,684     134,267
Corporate borrowings...............................................      479,464     315,046
Capital lease obligations..........................................       52,490      55,237
Other long-term liabilities........................................       50,987      43,651
                                                                     ------------  ---------
  Total liabilities................................................      740,625     548,201
Stockholders' equity:
$1.75 Cumulative Convertible Preferred Stock, 66 2/3 CENTS par
  value; 2,919,100 shares issued and outstanding as of October 2,
  1997 and 3,303,600 shares issued and outstanding as of April 3,
  1997 (aggregate liquidation preference of $72,977 as of October
  2, 1997 and $82,590 as of April 3, 1997).........................        1,946       2,202
Common Stock, 66 2/3 CENTS par value; 13,408,684 shares issued as of October 2, 1997 and 6,604,469 shares issued as of April 3,
  1997                                                                     8,939       4,403
Convertible Class B Stock, 66 2/3 CENTS par value; 5,015,657 shares issued and outstanding as of October 2, 1997 and 11,157,000
  shares issued and outstanding as of April 3, 1997................        3,344       7,438
Additional paid-in capital.........................................      107,595     107,781
Foreign currency translation adjustment............................       (2,764)     (2,048)
Retained earnings..................................................       25,732      50,605
                                                                     ------------  ---------
                                                                         144,792     170,381
Less--Common Stock in treasury, at cost, 20,500 shares as of
  October 2, 1997 and April 3, 1997................................          369         369
                                                                     ------------  ---------
  Total stockholders' equity.......................................      144,423     170,012
                                                                     ------------  ---------
Total liabilities and stockholders' equity.........................   $  885,048   $ 718,213
                                                                     ------------  ---------
                                                                     ------------  ---------

                See Notes to Consolidated Financial Statements.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    TWENTY-SIX WEEKS ENDED
                                                                 ----------------------------
                                                                 OCTOBER 2,    SEPTEMBER 26,
                                                                    1997           1996
                                                                 -----------  ---------------
                                                                         (UNAUDITED)
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss)..........................................   $ (22,200)     $  10,392
  Adjustments to reconcile net earnings (loss) to net cash
    provided by operating activities:
  Impairment of long-lived assets..............................      46,998         --
  Depreciation and amortization................................      32,889         24,414
  Deferred income taxes........................................     (19,270)        --
  Loss (gain) on sale of long-term assets......................      (2,496)            31
  Change in assets and liabilities:
    Receivables................................................      (1,964)           374
    Other current assets.......................................      (1,125)           581
    Accounts payable...........................................       8,700         (7,269)
    Accrued expenses and other liabilities.....................      10,991         (3,965)
  Other, net...................................................        (352)           527
                                                                 -----------  ---------------
  Total adjustments............................................      74,371         22,623
                                                                 -----------  ---------------
  Net cash provided by operating activities....................      52,171         33,015
                                                                 -----------  ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.........................................    (173,811)       (92,082)
  Net change in refundable construction advances...............     (39,162)        (2,966)
  Proceeds from disposition of long-term assets................       3,446            180
  Other, net...................................................      (9,634)        (6,546)
                                                                 -----------  ---------------
  Net cash used in investing activities........................    (219,161)      (101,414)
                                                                 -----------  ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under revolving credit facility...............     165,000         67,000
  Principal payments under capital lease obligations and
    other......................................................      (1,741)        (1,208)
  Cash overdrafts..............................................       8,046          3,602
  Proceeds from exercise of stock options......................      --                141
  Dividends paid on preferred stock............................      (2,673)        (3,085)
  Deferred financing costs and other...........................        (682)        --
                                                                 -----------  ---------------
  Net cash provided by financing activities....................     167,950         66,450
                                                                 -----------  ---------------
  Effect of exchange rate changes on cash and equivalents......        (112)           291
                                                                 -----------  ---------------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS................         848         (1,658)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD....................      24,715         10,795
                                                                 -----------  ---------------
CASH AND EQUIVALENTS AT END OF PERIOD..........................   $  25,563      $   9,137
                                                                 -----------  ---------------
                                                                 -----------  ---------------
Cash paid during the period for:
  Interest (net of amounts capitalized of $3,572 and $999).....   $  20,226      $  10,620
  Income taxes paid (refunded).................................       6,384         (1,617)

                See Notes to Consolidated Financial Statements.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 2, 1997

                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

    AMC Entertainment Inc. ("AMCE") is a holding company which, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC") and its subsidiaries (collectively with AMCE, unless the context otherwise requires, the "Company"), is principally involved in the operation of motion picture theatres throughout the United States and in Japan and Portugal. The Company is also involved in the business of providing on-screen advertising and other services to AMC and other theatre circuits through a wholly-owned subsidiary, National Cinema Network, Inc. ("NCN").

    Prior to fiscal 1998, NCN was consolidated with the Company as of a fiscal period end that was one month earlier than the Company' fiscal period end. Beginning in fiscal year 1998, this one-month reporting lag was eliminated and NCN year to date results include activity for seven months.

    The accompanying unaudited consolidated financial statements have been prepared in response to the requirements of Form 10-Q and should be read in conjunction with the Company's annual report on Form 10-K for the year (53 weeks) ended April 3, 1997. In the opinion of management, these interim financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the Company's financial position and results of operations. Due to the seasonal nature of the Company's business, results for the thirteen and twenty-six weeks ended October 2, 1997 are not necessarily indicative of the results to be expected for the fiscal year (52 weeks) ending April 2, 1998.

    The year-end consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

    Certain amounts have been reclassified from prior period consolidated financial statements to conform with the current year presentation.

NOTE 2--EARNINGS PER SHARE

    Primary earnings per share is computed by dividing net earnings less preferred dividends by the sum of the weighted average number of common shares outstanding and outstanding stock options, when their effect is dilutive. The average shares used in the computations were 18,382,000 and 18,194,000 for the thirteen and twenty-six weeks ended October 2, 1997, respectively, and 17,943,000 and 17,534,000 for the thirteen and twenty-six weeks ended September 26, 1996, respectively. On a fully diluted basis, net earnings and shares outstanding are adjusted to assume conversion of the $1.75 Cumulative Convertible Preferred Stock, if dilutive. The average shares used in the computations were 18,382,000 and 18,194,000 for the thirteen and twenty-six weeks ended October 2, 1997, respectively, and 23,866,000 and 17,726,000 for the thirteen and twenty-six weeks ended September 26, 1996, respectively.

NOTE 3--MERGER WITH PARENT

    Effective August 15, 1997, the Company completed a merger with its majority stockholder, Durwood, Inc. ("DI"), with the Company remaining as the surviving entity (the "Merger"). In connection with the Merger, 2,641,951 shares of the Company's Common Stock and 11,157,000 shares of the Company's Class B Stock owned by DI were canceled and the Company issued 8,783,289 shares of its Common Stock and 5,015,657 shares of its Class B Stock to the DI stockholders. The Merger was

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                                OCTOBER 2, 1997

                                  (UNAUDITED)

NOTE 3--MERGER WITH PARENT (CONTINUED)
accounted for as a corporate reorganization and the recorded balances for consolidated assets, liabilities, total stockholders' equity and results of operations were not affected.

    In connection with the Merger, the DI stockholders granted a proxy to the Company to vote their shares of the Company's Common Stock for each candidate for the Company's Board of Directors in the same proportion as the aggregate votes cast in such elections by all other holders of the Company's Common Stock not affiliated with the Company, its directors and officers. The proxy will remain in effect for a period of three years commencing on the date of the Merger.

NOTE 4--IMPAIRMENT OF LONG-LIVED ASSETS

    The summer of 1997 was the first summer film season, generally the highest grossing period for the film industry, that a significant number of megaplexes of the Company and its competitors were operating (the first megaplex, Grand 24, was opened by the Company in May 1995). During this period, the financial results of certain multiplexes of the Company were significantly less than anticipated at the beginning of fiscal 1998 due primarily to competition from the newer megaplex theatres. As a result, the Company initiated a review of its portfolio of theatres to identify those theatres which are not expected to provide an adequate financial return in the future. The Company anticipates that many of its multiplexes may be disposed of in the intermediate term but continues to evaluate its future plans for such theatres.

    As a result of this review, the Company evaluated its theatre assets and related intangibles for impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. The expected future cash flows of certain theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets. As a result, the Company recognized a non-cash impairment loss of $46,998,000 ($27,728,000 after tax, or $1.51 per share) on 59 multiplex theatres with 412 screens in 14 states (primarily California, Texas, Missouri, Arizona and Florida) including a loss of $523,000 associated with 10 theatres that were included in impairment losses recognized in previous periods. The impairment loss represents the amount by which the carrying value of the multiplex assets, including intangibles, exceeded the estimated fair value of those assets. The estimated fair value of assets was determined as either the expected selling price less selling costs or the present value of estimated expected future cash flows.

    The reduced carrying amount of the impaired assets will result in reduced depreciation and amortization in future periods. For fiscal 1998, such charge is expected to be reduced by approximately $10,500,000 which includes a $3,500,000 reduction in depreciation and amortization for the thirteen weeks ended October 2, 1997.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                     AND REPORT OF INDEPENDENT ACCOUNTANTS
                             YEAR (53 WEEKS) ENDED
   APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996 AND MARCH 30, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of AMC Entertainment Inc. Kansas City, Missouri

    We have audited the accompanying consolidated balance sheets of AMC Entertainment Inc. and subsidiaries as of April 3, 1997 and March 28, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year (53 weeks) ended April 3, 1997 and the years (52 weeks) ended March 28, 1996 and March 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMC Entertainment Inc. and subsidiaries as of April 3, 1997 and March 28, 1996, and the consolidated results of their operations and their cash flows for the year (53 weeks) ended April 3, 1997 and the years (52 weeks) ended March 28, 1996 and March 30, 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Kansas City, Missouri

May 16, 1997

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND
            YEARS (52 WEEKS) ENDED MARCH 28, 1996 AND MARCH 30, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                1997         1996         1995
                                                                             -----------  -----------  -----------
Revenues
  Admissions...............................................................  $   492,951  $   431,361  $   371,145
  Concessions..............................................................      225,167      196,645      169,120
  Other....................................................................       31,479       27,966       23,079
                                                                             -----------  -----------  -----------
      Total revenues.......................................................      749,597      655,972      563,344

Expenses
  Film rentals.............................................................      247,199      215,099      182,669
  Concession costs.........................................................       36,748       30,417       24,383
  Other....................................................................      296,055      245,842      225,711
                                                                             -----------  -----------  -----------
      Total cost of operations.............................................      580,002      491,358      432,763
  General and administrative...............................................       56,647       52,059       41,639
  Depreciation and amortization............................................       59,803       43,886       37,913
                                                                             -----------  -----------  -----------
      Total expenses.......................................................      696,452      587,303      512,315
                                                                             -----------  -----------  -----------
      Operating income.....................................................       53,145       68,669       51,029

Other expense (income)
  Interest expense
    Cororate borrowings....................................................       12,016       18,099       24,502
    Capital lease obligations..............................................       10,006       10,729       11,406
  Investment income........................................................         (856)      (7,052)     (10,013)
  Loss on disposition of assets............................................           84          222          156
                                                                             -----------  -----------  -----------
Earnings before income taxes and extraordinary item........................       31,895       46,671       24,978
Income tax provision.......................................................       12,900       19,300       (9,000)
                                                                             -----------  -----------  -----------
Earnings before extraordinary item.........................................       18,995       27,371       33,978
Extraordinary item -- Loss on extinguishment of debt (net of income tax
  benefit of $13,400)......................................................      --           (19,350)     --
                                                                             -----------  -----------  -----------
Net earnings...............................................................  $    18,995  $     8,021  $    33,978
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Preferred dividends........................................................        5,907        7,000        7,000
                                                                             -----------  -----------  -----------
Net earnings for common shares.............................................  $    13,088  $     1,021  $    26,978
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Earnings per share before extraordinary item:
  Primary..................................................................  $       .74  $      1.21  $      1.63
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
  Fully diluted............................................................  $       .73  $      1.20  $      1.45
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Earnings per share:
  Primary..................................................................  $       .74  $       .06  $      1.63
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
  Fully diluted............................................................  $       .73  $       .06  $      1.45
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                See Notes to Consolidated Financial Statements.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        APRIL 3, 1997 AND MARCH 28, 1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                             1997         1996
                                                                                          -----------  -----------
                                                      ASSETS
Current assets:
  Cash and equivalents..................................................................  $    24,715  $    10,795
  Receivables, net of allowance for doubtful accounts of $704 as of April 3, 1997 and
    $801 as of March 28, 1996...........................................................       42,188       20,503
  Other current assets..................................................................       16,769       15,179
                                                                                          -----------  -----------
    Total current assets................................................................       83,672       46,477
Property, net...........................................................................      543,058      355,485
Intangible assets, net..................................................................       28,679       36,483
Other long-term assets..................................................................       62,804       45,013
                                                                                          -----------  -----------
    Total assets........................................................................  $   718,213  $   483,458
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable......................................................................  $    88,367  $    59,353
  Accrued expenses and other liabilities................................................       42,459       43,319
  Current maturities of corporate borrowings and capital lease obligations..............        3,441        2,904
                                                                                          -----------  -----------
    Total current liabilities...........................................................      134,267      105,576
Corporate borrowings....................................................................      315,046      126,127
Capital lease obligations...............................................................       55,237       59,141
Other long-term liabilities.............................................................       43,651       33,696
                                                                                          -----------  -----------
    Total liabilities...................................................................      548,201      324,540
Commitments and contingencies
Stockholders' equity:
  $1.75 Cumulative Convertible Preferred Stock, 66 2/3 CENTS par value; 3,303,600 and
    4,000,000 shares issued and outstanding as of April 3, 1997, and March 28, 1996, respectively (aggregate liquidation preference of $82,590 and $100,000 as of April
    3, 1997 and March 28, 1996, respectively)...........................................        2,202        2,667
  Common Stock, 66 2/3 CENTS par value; 6,604,469 and 5,388,880 shares issued as of
    April 3, 1997, and March 28, 1996, respectively.....................................        4,403        3,593
  Convertible Class B Stock, 66 2/3 CENTS par value; 11,157,000 shares issued and
    outstanding.........................................................................        7,438        7,438
  Additional paid-in capital............................................................      107,781      107,986
  Foreign currency translation adjustment...............................................       (2,048)     --
  Retained earnings.....................................................................       50,605       37,603
                                                                                          -----------  -----------
                                                                                              170,381      159,287
  Less--Common Stock in treasury, at cost, 20,500 shares as of April 3, 1997 and March
    28, 1996............................................................................          369          369
                                                                                          -----------  -----------
    Total stockholders' equity..........................................................      170,012      158,918
                                                                                          -----------  -----------
    Total liabilities and stockholders' equity..........................................  $   718,213  $   483,458
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                See Notes to Consolidated Financial Statements.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

            YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS)
                    ENDED MARCH 28, 1996 AND MARCH 30, 1995
                                 (IN THOUSANDS)

                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
Cash flows from operating activities:
  Net earnings..........................................................  $     18,995  $      8,021  $     33,978
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization.......................................        59,803        43,886        37,913
    Deferred income taxes...............................................        (2,476)       (1,328)      (21,285)
    Gain on sale of available for sale investments......................       --            --             (1,407)
    Extraordinary item..................................................       --             19,350       --
    Loss on sale of long-term assets....................................            84           222           156
    Change in assets and liabilities:
      Receivables.......................................................          (609)       (1,537)          807
      Other current assets..............................................         1,578        10,167          (578)
      Accounts payable..................................................        41,486         7,458           341
      Accrued expenses and other liabilities............................        12,441         7,640        (5,763)
  Other, net............................................................         2,772         2,968           204
                                                                          ------------  ------------  ------------
        Total adjustments...............................................       115,079        88,826        10,388
                                                                          ------------  ------------  ------------
  Net cash provided by operating activities.............................       134,074        96,847        44,366
                                                                          ------------  ------------  ------------
Cash flows from investing activities:
  Capital expenditures..................................................      (253,380)     (120,796)      (56,403)
  Purchase of real estate investment....................................        (7,692)      --            --
  Acquisition of minority interest......................................        (7,400)      --            --
  Purchases of available for sale investments...........................       --           (424,134)     (314,368)
  Proceeds from maturities of available for sale investments............       --            493,278       364,374
  Proceeds from sales of available for sale investments.................       --            --             11,689
  Proceeds from disposition of long-term assets.........................        15,054         2,243            70
  Net change in refundable construction advances........................       (21,076)      (10,394)         (182)
  Other, net............................................................        (9,423)       (7,045)       (1,516)
                                                                          ------------  ------------  ------------
  Net cash provided by (used in) investing activities...................      (283,917)      (66,848)        3,664
                                                                          ------------  ------------  ------------
Cash flows from financing activities:
  Net borrowings (repayments) under revolving credit facility...........       (10,000)      120,000       --
  Proceeds from issuance of 9 1/2% Senior Subordinated Notes............       198,938       --            --
  Principal payments under capital lease obligations....................        (2,835)       (2,455)       (2,088)
  Repurchase of 11 7/8% Senior and 12 5/8% Senior Subordinated Notes....       --           (220,734)      --
  Cash overdrafts.......................................................       (11,673)       22,848       --
  Other repayments......................................................       --               (404)          (34)
  Proceeds from exercise of stock options...............................           140           878           239
  Dividends paid on preferred stock.....................................        (5,993)       (7,000)       (7,233)
  Deferred financing costs and other....................................        (4,595)       (3,570)      --
                                                                          ------------  ------------  ------------
  Net cash provided by (used in) financing activities...................       163,982       (90,437)       (9,116)
                                                                          ------------  ------------  ------------
  Effect of exchange rate changes on cash and equivalents...............          (219)      --            --
                                                                          ------------  ------------  ------------
Net increase (decrease) in cash and equivalents.........................        13,920       (60,438)       38,914
Cash and equivalents at beginning of year...............................        10,795        71,233        32,319
                                                                          ------------  ------------  ------------
Cash and equivalents at end of year.....................................  $     24,715  $     10,795  $     71,233
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

                                 (IN THOUSANDS)

Supplemental Schedule of Noncash Investing and Financing Activities:

    During 1995, capital lease obligations of $1,363 were incurred in connection with property acquired.

Supplemental Disclosures of Cash Flow Information:

                                                                                   1997       1996       1995
                                                                                 ---------  ---------  ---------
Cash paid during the period for:
  Interest (net of amounts capitalized of $3,344, $3,003 and $870).............  $  24,188  $  34,775  $  35,878
  Income taxes, net............................................................      6,285      9,787     14,822

                See Notes to Consolidated Financial Statements.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                                   FOREIGN
                             PREFERRED STOCK           COMMON STOCK            CLASS B STOCK        ADDITIONAL    CURRENCY
                          ----------------------  ----------------------  ------------------------    PAID-IN    TRANSLATION
                            SHARES      AMOUNT      SHARES      AMOUNT       SHARES       AMOUNT      CAPITAL    ADJUSTMENT
                          -----------  ---------  -----------  ---------  -------------  ---------  -----------  -----------
Balance, April 1,
  1994..................    4,000,000  $   2,667    5,266,830  $   3,511     11,157,000  $   7,438  $   106,951   $  --
  Net earnings..........      --          --          --          --           --           --          --           --
  Exercise of options on
    Common Stock........      --          --           39,550         27       --           --              212      --
  Dividends declared:
    $1.75 Preferred
      Stock.............      --          --          --          --           --           --          --           --
                          -----------  ---------  -----------  ---------  -------------  ---------  -----------  -----------
Balance, March 30,
  1995..................    4,000,000      2,667    5,306,380      3,538     11,157,000      7,438      107,163      --
  Net earnings..........      --          --          --          --           --           --          --           --
  Exercise of options on
    Common Stock........      --          --           82,500         55       --           --              823      --
  Dividends declared:
    $1.75 Preferred
      Stock.............      --          --          --          --           --           --          --           --
  Acquisition of Common
    Stock in Treasury...      --          --          --          --           --           --          --           --
                          -----------  ---------  -----------  ---------  -------------  ---------  -----------  -----------
Balance, March 28,
  1996..................    4,000,000      2,667    5,388,880      3,593     11,157,000      7,438      107,986      --
  Net earnings..........      --          --          --          --           --           --          --           --
  Exercise of options on
    Common Stock........      --          --           15,000         10       --           --              130      --
  Preferred Stock
    conversions.........     (696,400)      (465)   1,200,589        800       --           --             (335)     --
  Dividends declared:
    $1.75 Preferred
      Stock.............      --          --          --          --           --           --          --           --
  Foreign currency
    translation
    adjustment..........      --          --          --          --           --           --          --           (2,048)
                          -----------  ---------  -----------  ---------  -------------  ---------  -----------  -----------
Balance, April 3,
  1997..................    3,303,600  $   2,202    6,604,469  $   4,403     11,157,000  $   7,438  $   107,781   $  (2,048)
                          -----------  ---------  -----------  ---------  -------------  ---------  -----------  -----------
                          -----------  ---------  -----------  ---------  -------------  ---------  -----------  -----------


                                        COMMON STOCK IN
                                            TREASURY             TOTAL
                          RETAINED   ----------------------  STOCKHOLDERS'
                          EARNINGS    SHARES      AMOUNT         EQUITY
                          ---------  ---------  -----------  --------------
Balance, April 1,
  1994..................  $   9,837     --       $  --        $    130,404
  Net earnings..........     33,978     --          --              33,978
  Exercise of options on
    Common Stock........     --         --          --                 239
  Dividends declared:
    $1.75 Preferred
      Stock.............     (7,233)    --          --              (7,233)
                          ---------  ---------  -----------  --------------
Balance, March 30,
  1995..................     36,582     --          --             157,388
  Net earnings..........      8,021     --          --               8,021
  Exercise of options on
    Common Stock........     --         --          --                 878
  Dividends declared:
    $1.75 Preferred
      Stock.............     (7,000)    --          --              (7,000)
  Acquisition of Common
    Stock in Treasury...     --         20,500        (369)           (369)
                          ---------  ---------  -----------  --------------
Balance, March 28,
  1996..................     37,603     20,500        (369)        158,918
  Net earnings..........     18,995     --          --              18,995
  Exercise of options on
    Common Stock........     --         --          --                 140
  Preferred Stock
    conversions.........     --         --          --             --
  Dividends declared:
    $1.75 Preferred
      Stock.............     (5,993)    --          --              (5,993)
  Foreign currency
    translation
    adjustment..........     --         --          --              (2,048)
                          ---------  ---------  -----------  --------------
Balance, April 3,
  1997..................  $  50,605     20,500   $    (369)   $    170,012
                          ---------  ---------  -----------  --------------
                          ---------  ---------  -----------  --------------

                See Notes to Consolidated Financial Statements.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 1--THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

    AMC Entertainment Inc. ("AMCE") is a holding company which, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC") and its subsidiaries (collectively with AMCE, unless the context otherwise requires, the "Company"), is principally involved in the operation of motion picture theatres throughout the United States and in Japan and Portugal. The Company is also involved in the business of providing on-screen advertising and other services to AMC and other theatre circuits through a wholly-owned subsidiary, National Cinema Network, Inc.

    Approximately 78% of AMCE's outstanding voting securities are owned by Durwood, Inc. ("DI"). See Note 12 for further description of AMCE's transactions with DI.

    USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of AMCE and all subsidiaries. All significant intercompany balances and transactions have been eliminated.

    FISCAL YEAR: The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. The 1997 fiscal year reflects a 53 week period, fiscal years 1996 and 1995 each reflect a 52 week period. Fiscal year 1998 will reflect a 52 week period.

    REVENUES AND FILM RENTAL COSTS: Revenues are recognized when admissions and concessions sales are received at the theatres. Film rental costs are recognized based on the applicable box office receipts and the terms of the film licenses.

    CASH AND EQUIVALENTS: Cash and equivalents consists of cash on hand and temporary cash investments with original maturities of less than thirty days. The Company invests excess cash in deposits with major banks and in temporary cash investments. Such investments are made only in instruments issued or enhanced by high quality financial institutions (investment grade or better). Amounts invested in a single institution are limited to minimize risk. Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes and are classified within accounts payable in the balance sheet. The amount of these checks included in accounts payable as of April 3, 1997 and March 28, 1996 was $11,175,000 and $22,848,000, respectively.

    INVESTMENTS: For purposes of determining gross realized gains and losses, the cost of investment securities sold is determined upon specific identification. Proceeds and gross realized gains from the sales in 1995 of equity securities classified as other long-term assets as of March 31, 1994 were $11,689,000 and $1,407,000, respectively.

    REFUNDABLE CONSTRUCTION ADVANCES: Included in receivables as of April 3, 1997 and March 28, 1996 is $33,193,000 and $12,117,000, respectively, due from developers to fund a portion of the

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 1--THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) construction costs of new theatres that are to be operated by the Company pursuant to lease agreements. These amounts are repaid by the developers either during construction or shortly after completion.

    PROPERTY: Property is recorded at cost. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes and accelerated methods, with respect to certain assets, for income tax purposes. The estimated useful lives are generally as follows:

Buildings and improvements..................................  20 to 40 years
Leasehold improvements......................................  5 to 25 years
Furniture, fixtures and equipment...........................  3 to 10 years

    Expenditures for additions (including interest during construction), major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are credited or charged to operations currently.

    INTANGIBLE ASSETS: Intangible assets are recorded at cost and are comprised of lease rights, which are amounts assigned to theatre leases assumed under favorable terms, and location premiums on acquired theatres which are being amortized on a straight-line basis over the estimated remaining useful life of the theatre. Accumulated amortization on intangible assets was approximately $41,690,000 and $36,035,000 as of April 3, 1997 and March 28, 1996,
respectively.

    Effective December 30, 1994, the Company reduced the estimated lives of lease rights and location premiums on certain smaller theatres to correspond to the base terms of the theatre leases. This change in accounting estimate was made to better match the estimated life of the intangible assets with the life of the theatre due to the Company's strategic plans to primarily own and operate larger theatres. The effect of this change in estimate was to increase amortization expense in 1995 by $1,542,000 and decrease net earnings by $876,000, or $.05 per share.

    OTHER LONG-TERM ASSETS: Other long-term assets are comprised principally of costs incurred in connection with the issuance of debt securities which are being amortized over the respective life of the issue; investments in real estate; investments in partnerships and corporate joint ventures accounted for under the equity method; preopening costs relating to new theatres which are being amortized over two years; and long-term deferred income taxes.

    FOREIGN CURRENCY TRANSLATION: The financial statements of subsidiaries outside the United States are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average rates of exchange. The resultant translation adjustments are included in foreign currency translation adjustment, a separate component of stockholders' equity. Gains and losses from foreign currency transactions of these subsidiaries are included in net earnings and have not been material.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 1--THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES: Income taxes are calculated in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), ACCOUNTING FOR INCOME TAXES. The statement requires that deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

    EARNINGS PER SHARE: Primary earnings per share is computed by dividing net earnings for common shares by the sum of the weighted average number of common shares outstanding and outstanding stock options, when their effect is dilutive. The average shares used in the computations were 17,726,000 in 1997, 16,795,000 in 1996 and 16,593,000 in 1995. On a fully diluted basis, both net earnings and shares outstanding are adjusted to assume the conversion of $1.75 Cumulative Convertible Preferred Stock, if dilutive. The average shares used in the computations were 17,940,000 in 1997, 17,031,000 in 1996 and 23,509,000 in 1995.

    CHANGES IN ACCOUNTING PRINCIPLES: During fiscal 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. The Statement allows companies to measure compensation cost in connection with employee stock compensation plans using a fair value based method or to continue to use an intrinsic value based method to account for stock options and awards. The Company has chosen to continue using the intrinsic value based method while adopting the disclosure-only provisions of the pronouncement.

    During the fourth quarter of fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121"). This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used. In connection with the adoption of this Statement, the Company reviewed the assets and related intangibles of its motion picture theatres for impairment on a disaggregated basis. The expected future cash flows of certain theatres, undiscounted and without interest charges, were less than the carrying value of the assets. As a result, the Company recognized an impairment loss of $1,799,000. The impairment loss represents the amount by which the carrying value of the theatre assets, including intangibles, exceeded the estimated fair value of those assets. The estimated fair value of assets was determined as the present value of estimated expected future cash flows. The loss is included in depreciation and amortization in the Consolidated Statements of Operations.

    During fiscal 1997, the Company continued to review the assets and related intangibles of its motion picture theatres for impairment in accordance with the provisions of SFAS 121. As a result of expected declines in future cash flows of certain theatres the Company recognized an impairment loss of $7,231,000 which is included in depreciation and amortization in the Consolidated Statements of Operations.

    During fiscal 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), EARNINGS PER SHARE. SFAS 128 eliminates the presentation of primary and fully diluted earnings per share ("EPS") and requires presentation of basic and diluted EPS. The principal difference between primary and basic EPS is that common stock equivalents are not included with the weighted average number of shares outstanding used in the computation of basic

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 1--THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
EPS. Diluted EPS is computed similarly to fully diluted EPS. SFAS 128 is effective for periods ending after December 15, 1997, including interim periods, and requires restatement of all prior-period EPS data. Early adoption is not permitted. Management has not yet determined the impact that this statement will have on the Company.

    PRESENTATION: Certain amounts have been reclassified from prior period consolidated financial statements to conform with the current year presentation.

NOTE 2--ACQUISITION

    On January 10, 1997, the Company purchased the 20% minority interest in the common stock of AMC Philadelphia, Inc., an 80% owned subsidiary, for $7,400,000 in cash. The acquisition has been accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired is being amortized on a straight-line basis over the estimated useful life of the assets acquired.

NOTE 3--PROPERTY

    A summary of property is as follows (in thousands):

                                                         1997       1996
                                                       ---------  ---------
Property owned:
  Land...............................................  $  60,090  $  35,610
  Buildings and improvements.........................    221,396    146,061
  Furniture, fixtures and equipment..................    264,619    205,761
  Leasehold improvements.............................    211,720    146,152
                                                       ---------  ---------
                                                         757,825    533,584

  Less--accumulated depreciation and amortization....    246,476    213,654
                                                       ---------  ---------
                                                         511,349    319,930

Property leased under capital leases:
  Buildings..........................................     66,074     67,274
  Less--accumulated amortization.....................     34,365     31,719
                                                       ---------  ---------
                                                          31,709     35,555
                                                       ---------  ---------
                                                       $ 543,058  $ 355,485
                                                       ---------  ---------
                                                       ---------  ---------

    Included in property is $83,558,000 and $35,289,000 of construction in progress as of April 3, 1997 and March 28, 1996, respectively.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 4--OTHER ASSETS AND LIABILITIES

    Other assets and liabilities consist of the following (in thousands):

                                                           1997       1996
                                                         ---------  ---------
Other current assets:
  Prepaid rent.........................................  $   7,366  $   6,412
  Prepaid income taxes.................................     --          3,074
  Deferred income taxes................................      6,376      3,207
  Other................................................      3,027      2,486
                                                         ---------  ---------
                                                         $  16,769  $  15,179
                                                         ---------  ---------
                                                         ---------  ---------
Other long-term assets:
  Investments in real estate...........................  $  15,329  $   6,922
  Investments in partnerships and corporate joint
    ventures...........................................        733      1,121
  Deferred charges, net................................     12,147      6,203
  Deferred income taxes................................     23,813     24,506
  Preopening costs.....................................      6,519      2,636
  Other................................................      4,263      3,625
                                                         ---------  ---------
                                                         $  62,804  $  45,013
                                                         ---------  ---------
                                                         ---------  ---------
Accrued expenses and other liabilities:
  Taxes other than income..............................  $  10,030  $   7,110
  Income taxes.........................................      6,017     --
  Interest.............................................      1,512        841
  Payroll and vacation.................................      4,982      6,149
  Casualty claims and premiums.........................      4,655      2,034
  Deferred income......................................      8,911     11,634
  Accrued bonus........................................      3,974      7,634
  Other................................................      2,378      7,917
                                                         ---------  ---------
                                                         $  42,459  $  43,319
                                                         ---------  ---------
                                                         ---------  ---------

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 5--CORPORATE BORROWINGS AND CAPITAL LEASE OBLIGATIONS

    A summary of corporate borrowings and capital lease obligations is as follows (in thousands):

                                                          1997       1996
                                                        ---------  ---------
$425 million revolving Credit Facility due 2004.......  $ 110,000  $ 120,000
11 7/8% Senior Notes due 2000.........................        615        614
9 1/2% Senior Subordinated Notes due 2009.............    198,940     --
12 5/8% Senior Subordinated Notes due 2002............      4,882      4,878
Capital lease obligations, interest ranging from
  7 1/4% to 20%.......................................     58,652     62,022
Other indebtedness....................................        635        658
                                                        ---------  ---------
Total.................................................    373,724    188,172
Less-current maturities...............................      3,441      2,904
                                                        ---------  ---------
                                                        $ 370,283  $ 185,268
                                                        ---------  ---------
                                                        ---------  ---------

    On December 28, 1995, the Company completed the redemption of $99,383,000 of its outstanding 11 7/8% Senior Notes due 2000 at a price of $1,117.90 per $1,000 principal amount and $95,096,000 of its outstanding 12 5/8% Senior Subordinated Notes due 2002 at a price of $1,144.95 per $1,000 principal amount. In addition, the terms of the Indentures governing the remaining Senior and Senior Subordinated Notes were amended to eliminate certain restrictive covenants. Sources of funds for the redemption were cash and investments on hand and borrowings on a credit facility. Premiums paid to redeem the Senior and Senior Subordinated Notes, together with the write-off of unamortized debt issue costs and other costs directly related to the debt redemptions, resulted in an extraordinary loss of $19,350,000, net of income tax benefit of $13,400,000. The extraordinary loss reduced earnings per share by $1.15 for the year (52 weeks) ended March 28, 1996.

    As a part of the refinancing plan, the Company entered into a $425 million credit facility (the "Credit Facility"), which was amended and restated as of April 10, 1997. The Credit Facility permits borrowings at interest rates based on either the bank's base rate or LIBOR and requires an annual commitment fee based on margin ratios that could result in a rate of .1875% to .375% on the unused portion of the commitment. The Credit Facility matures in 2004. The commitment thereunder will reduce by $25 million on each of December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 and by $50 million on December 31, 2003. As of April 3, 1997, the Company had outstanding borrowings of $110,000,000 under the Credit Facility at an average interest rate of 6.4% per annum.

    Covenants of the Credit Facility impose limitations on the incurrence of additional indebtedness, creation of liens, change of control, transactions with affiliates, mergers, investments, guaranties, asset sales, business activities and pledges. The Company is also required to maintain certain financial covenants, as defined in the Credit Facility. As of April 3, 1997, the Company was in compliance with all financial covenants relating to the Credit Facility.

    Prior to its April 10, 1997 amendment and restatement, the Credit Facility contained a covenant that generally limited the Company's capital expenditures. This covenant has been eliminated.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 5--CORPORATE BORROWINGS AND CAPITAL LEASE OBLIGATIONS (CONTINUED)
    Costs related to the establishment of the Credit Facility were capitalized and are charged to interest expense over the life of the Credit Facility. Unamortized issuance costs of $2,821,000 as of April 3, 1997 are included in other long-term assets.

    On March 19, 1997, the Company sold $200 million of Senior Subordinated Notes due 2009 (the "Notes"). The Notes bear interest at the rate of 9 1/2% per annum, payable in March and September. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2002 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 15, 2006, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the Note Indenture), each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Notes are subordinated to all existing and future senior indebtedness (as defined in the Note Indenture) of the Company.

    The Note Indenture contains certain covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock. If the Notes attain "investment grade status" (as defined in the Note Indenture), the covenants in the Note Indenture limiting the Company's ability to incur additional indebtedness and pay dividends will cease to apply. As of April 3, 1997, the Company was in compliance with all financial covenants relating to the Note Indenture.

    The Note Indenture also requires the Company to use its best efforts to consummate a registered offer to exchange the Notes (the "Exchange Offer") for notes of AMCE with terms identical in all material respects to the Notes or cause a shelf registration statement with respect to the Notes to become effective. In the event that certain filing deadlines as specified in the Note Indenture are not met, the interest rate borne by the Notes could increase as much as 1.0% per annum. The Company anticipates meeting its filing deadlines.

    The discount on the Notes is being amortized to interest expense following the interest method of amortization. Costs related to the issuance of the Notes were capitalized and are charged to interest expense, following the interest method, over the life of the securities. Unamortized issuance costs of $4,572,000 as of April 3, 1997 are included in other long-term assets.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 5--CORPORATE BORROWINGS AND CAPITAL LEASE OBLIGATIONS (CONTINUED)
    Minimum annual payments required under existing capital lease obligations (net present value thereof) and maturities of corporate borrowings as of April 3, 1997, are as follows (in thousands):

                                CAPITAL LEASE OBLIGATIONS
                          -------------------------------------
                            MINIMUM                     NET
                             LEASE        LESS        PRESENT     CORPORATE
                           PAYMENTS     INTEREST       VALUE     BORROWINGS     TOTAL
                          -----------  -----------  -----------  -----------  ---------
1998....................   $  12,795    $   9,380    $   3,415    $      26   $   3,441
1999....................      12,800        8,715        4,085           30       4,115
2000....................      12,211        8,026        4,185           34       4,219
2001....................      11,939        7,294        4,645          653       5,298
2002....................      11,110        6,529        4,581           43       4,624
Thereafter..............      70,161       32,420       37,741      314,286     352,027
                          -----------  -----------  -----------  -----------  ---------
  Total.................   $ 131,016    $  72,364    $  58,652    $ 315,072   $ 373,724
                          -----------  -----------  -----------  -----------  ---------
                          -----------  -----------  -----------  -----------  ---------

    The Company maintains a letter of credit in the normal course of its business. The unused portion of the letter of credit was $2,378,000 as of April 3, 1997.

NOTE 6--STOCKHOLDERS' EQUITY

    The authorized Common Stock of AMCE consists of two classes of stock. Except for the election of directors, each holder of Common Stock (66 2/3 CENTS par value; 45,000,000 shares authorized) is entitled to one vote per share, and each holder of Class B Stock (66 2/3 CENTS par value; 30,000,000 shares authorized) is entitled to 10 votes per share. Common stockholders voting as a class are presently entitled to elect two of the seven members of AMCE's Board of Directors with Class B stockholders electing the remainder.

    Holders of the Company's stock have no pre-emptive or subscription rights and there are no restrictions with respect to transferability. Holders of the Common Stock have no conversion rights, but holders of Class B Stock may elect to convert at any time on a share-for-share basis into Common Stock.

    The Company has authorized 10,000,000 shares of Preferred Stock
(66 2/3 CENTS par value), of which 3,303,600 shares of $1.75 Cumulative Convertible Preferred Stock (66 2/3 CENTS par value) (the "Convertible Preferred Stock") are issued and outstanding. Dividends are payable quarterly at an annual rate of $1.75 per share. The Convertible Preferred Stock has preference in liquidation in the amount of $25 per share plus accrued and unpaid dividends. The Convertible Preferred Stock is convertible at the option of the holder into shares of Common Stock at a conversion price of $14.50 per share of Common Stock, subject to change in certain events. In lieu of conversion the Company may, at its option, pay to the holder cash equal to the then market value of the Common Stock. The Company may redeem in whole or in part the Convertible Preferred Stock at a redemption price beginning at $26.00 per share, declining ratably to $25.00 per share after March 15, 2001.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 6--STOCKHOLDERS' EQUITY (CONTINUED)
    During 1997, various holders of the Company's Convertible Preferred Stock converted 696,400 shares into 1,200,589 shares of Common Stock at a conversion rate of 1.724 shares of Common Stock for each share of Convertible Preferred Stock.

STOCK-BASED COMPENSATION PLANS

    In June 1983, AMCE adopted a stock option plan (the "1983 Plan") for selected employees. This plan provided for the grant of rights to purchase shares of Common Stock under both incentive and non-incentive stock option agreements. The number of shares which could be sold under the plan could not exceed 750,000 shares. The 1983 Plan provided that the exercise price could not be less than the fair market value of the stock at the date of grant and unexercised options expired no later than ten years after date of grant. Pursuant to the terms of the 1983 Plan, no further options may be granted under this plan.

    In September 1984, AMCE adopted a non-qualified stock option plan (the "1984 Plan"). This plan provided for the grant of rights to purchase shares of Common Stock under non-qualified stock option agreements. The number of shares which could be sold under the plan could not exceed 750,000 shares. The 1984 Plan provided that the exercise price would be determined by the Company's Stock Option Committee and that the options expired no later than ten years after date of grant. Pursuant to the terms of the 1984 Plan, no further options may be granted under this plan.

    In November 1994, AMCE adopted a stock option and incentive plan (the "1994 Plan"). This plan provides for three basic types of awards: (i) grants of stock options which are either incentive or non-qualified stock options, (ii) grants of stock awards, which may be either performance or restricted stock awards, and
(iii) performance unit awards. The number of shares of Common Stock which may be sold or granted under the plan may not exceed 1,000,000 shares. The 1994 Plan provides that the exercise price for stock options may not be less than the fair market value of the stock at the date of grant and unexercised options expire no later than ten years after date of grant. Options issued under the 1994 Plan vest over two years from the date of issuance.

    The Company has adopted the disclosure-only provisions of SFAS 123. As permitted by SFAS 123, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation expense has been recognized for the Company's stock-based compensation plans other than for performance-based stock awards. In 1997 and 1996, the Company granted to certain individuals stock awards which are issuable at the end of a performance period ending April 2, 1998 based on certain performance criteria. The number of shares which may be issued at the end of the performance period ranges from zero to 216,000. The Company recognized compensation expense for performance stock awards of $586,000 and $772,000 in 1997 and 1996, respectively. Had compensation expense for the Company's plans been determined based on the fair value at the grant dates for stock options and awards granted in 1997 and 1996, the Company's net earnings and net earnings for common shares would have been different.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 6--STOCKHOLDERS' EQUITY (CONTINUED)
    The pro forma amounts under SFAS 123 are indicated below (in thousands except per share amounts):

                                                             1997       1996
                                                           ---------  ---------
Net earnings
  As reported............................................  $  18,995  $   8,021
  Pro forma..............................................  $  18,664  $   8,210
Net earnings per common share
  As reported............................................  $     .74  $     .06
  Pro forma..............................................  $     .72  $     .07

    The following table reflects the weighted average fair value per option granted during the year, as well as the significant weighted average assumptions used in determining fair value using the Black-Scholes option-pricing model:

                                                              1997       1996
                                                            ---------  ---------
Fair value on grant date..................................  $   11.63  $    6.96
Risk-free interest rate...................................       6.24%      5.64%
Expected life (years).....................................          5          5
Expected volatility.......................................       42.9%      46.0%
Expected dividend yield...................................     --         --

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 6--STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of stock option activity under all plans is as follows:

                              1997                          1996                          1995
                  ----------------------------  ----------------------------  ----------------------------
                                  WEIGHTED                      WEIGHTED                      WEIGHTED
                                   AVERAGE                       AVERAGE                       AVERAGE
                    NUMBER     EXERCISE PRICE     NUMBER     EXERCISE PRICE     NUMBER     EXERCISE PRICE
                   OF SHARES      PER SHARE      OF SHARES      PER SHARE      OF SHARES      PER SHARE
                  -----------  ---------------  -----------  ---------------  -----------  ---------------
Outstanding at
  beginning of
  year..........     487,500      $    9.67        776,500      $    9.57        813,300      $    9.29
Granted.........     103,250      $   24.80         23,250      $   14.50         36,500      $   11.75
Canceled........     (17,250)     $   10.04       (229,750)     $    9.46        (33,750)     $    9.38
Exercised.......     (15,000)     $   9.375        (82,500)     $   10.65        (39,550)     $    6.01
                  -----------       -------     -----------       -------     -----------       -------
Outstanding at
  end of year...     558,500      $   12.47        487,500      $    9.67        776,500      $    9.57
                  -----------       -------     -----------       -------     -----------       -------
                  -----------       -------     -----------       -------     -----------       -------
Exercisable at
  end of year...     365,875      $   10.51        233,250      $    9.45        230,000      $    9.79
                  -----------       -------     -----------       -------     -----------       -------
                  -----------       -------     -----------       -------     -----------       -------
Available for
  grant at end
  of year.......     630,500                       746,500                       817,500
                  -----------                   -----------                   -----------
                  -----------                   -----------                   -----------

    The following table summarizes information about stock options as of April 3, 1997:

                                OUTSTANDING STOCK OPTIONS
                   ----------------------------------------------------     EXERCISABLE STOCK OPTIONS
                                 WEIGHTED-AVERAGE                        --------------------------------
    RANGE OF         NUMBER         REMAINING        WEIGHTED-AVERAGE      NUMBER      WEIGHTED-AVERAGE
 EXERCISE PRICES    OF SHARES    CONTRACTUAL LIFE     EXERCISE PRICE      OF SHARES     EXERCISE PRICE
-----------------  -----------  ------------------  -------------------  -----------  -------------------
 $9.25 to $11.75      436,500        6.3 years           $    9.46          335,250        $    9.51
$14.50 to $18.50       29,250        8.7 years           $   15.94            9,375        $   14.50
$24.50 to $26.375      92,750        9.1 years           $   25.52           21,250        $   24.50
                   -----------      ----------             -------       -----------         -------
$9.25 to $26.375      558,500        6.9 years           $   12.47          365,875        $   10.51
                   -----------      ----------             -------       -----------         -------
                   -----------      ----------             -------       -----------         -------

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 7--INCOME TAXES

    Income taxes reflected in the Consolidated Statements of Operations for the three years ended April 3, 1997 are as follows (in thousands):

                                                    1997       1996       1995
                                                  ---------  ---------  ---------
Current:
  Federal.......................................  $  11,418  $   5,134  $   7,738
  State.........................................      3,958      2,094      4,547
                                                  ---------  ---------  ---------
    Total current...............................     15,376      7,228     12,285
Deferred:
  Federal.......................................     (2,114)    (1,121)    (1,238)
  State.........................................       (362)      (207)      (255)
  Change in valuation allowance.................     --         --        (19,792)
                                                  ---------  ---------  ---------
    Total deferred..............................     (2,476)    (1,328)   (21,285)
                                                  ---------  ---------  ---------
Total provision.................................     12,900      5,900     (9,000)
Tax benefit of extraordinary
  item--extinguishment of debt..................     --         13,400     --
                                                  ---------  ---------  ---------
Total provision before extraordinary item.......  $  12,900  $  19,300  $  (9,000)
                                                  ---------  ---------  ---------
                                                  ---------  ---------  ---------

    The effective tax rate on income before extraordinary items was 40.4%, 41.4%, and (36.0%) in 1997, 1996 and 1995, respectively. The difference between the effective rate and the U.S. federal income tax statutory rate of 35% is accounted for as follows (in thousands):

                                                                    1997       1996       1995
                                                                  ---------  ---------  ---------
Tax on earnings before provision for income tax and
  extraordinary item at statutory rates.........................  $  11,163  $  16,335  $   8,742
Add (subtract) tax effect of:
  State income taxes, net of federal tax benefit................      2,258      3,163      2,973
  Change in valuation allowance.................................     --         --        (19,792)
  Other, net....................................................       (521)      (198)      (923)
                                                                  ---------  ---------  ---------
Income tax provision............................................  $  12,900  $  19,300  $  (9,000)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 7--INCOME TAXES (CONTINUED)
    The significant components of deferred income tax assets and liabilities as of April 3, 1997 and March 28, 1996 are as follows (in thousands):

                                                             1997                    1996
                                                    ----------------------  ----------------------
                                                     DEFERRED INCOME TAX     DEFERRED INCOME TAX
                                                    ----------------------  ----------------------
                                                     ASSETS    LIABILITIES   ASSETS    LIABILITIES
                                                    ---------  -----------  ---------  -----------
Accrued reserves and liabilities..................  $   9,189   $     179   $   5,323   $     343
Investments in partnerships.......................     --             495      --             419
Capital lease obligations.........................     11,464      --          10,852      --
Depreciation......................................      5,587      --           7,842      --
Deferred rents....................................      6,254      --           5,266      --
Other.............................................        550       2,181         683       1,491
                                                    ---------  -----------  ---------  -----------
Total.............................................     33,044       2,855      29,966       2,253
Less: Current deferred income taxes...............      6,586         210       3,702         495
                                                    ---------  -----------  ---------  -----------
Total noncurrent deferred income taxes............  $  26,458   $   2,645   $  26,264   $   1,758
                                                    ---------  -----------  ---------  -----------
                                                    ---------  -----------  ---------  -----------
Net noncurrent deferred income taxes..............  $  23,813               $  24,506
                                                    ---------               ---------
                                                    ---------               ---------

    SFAS 109 requires that a valuation allowance be provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Based upon positive earnings in recent years and the expectation that taxable income will continue for the foreseeable future, management believes it is more likely than not that the Company will realize its deferred tax assets and, accordingly, no valuation allowance has been provided as of April 3, 1997 and March 28, 1996.

NOTE 8--LEASES

    The majority of the Company's operations are conducted in premises occupied under lease agreements with base terms ranging generally from 15 to 25 years, with certain leases containing options to extend the leases for up to an additional 20 years. The leases provide for fixed rentals and/or rentals based on revenues with a guaranteed minimum. The Company also leases certain equipment under leases expiring at various dates. The majority of the leases provide that the Company will pay all, or substantially all, taxes, maintenance, insurance and certain other operating expenses. Assets held under capital lease obligations are included in property. Performance under some leases has been guaranteed by DI.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 8--LEASES (CONTINUED)
    Following is a schedule, by year, of future minimum rental payments required under existing operating leases that have initial or remaining non-cancellable terms in excess of one year as of April 3, 1997 (in thousands):

1998...........................................................  $   68,551
1999...........................................................      69,070
2000...........................................................      68,406
2001...........................................................      66,388
2002...........................................................      63,748
Thereafter.....................................................     722,341
                                                                 ----------
  Total minimum payments required..............................  $1,058,504
                                                                 ----------
                                                                 ----------

    The Company has entered into agreements to lease space for the operation of theatres not yet fully constructed. The scheduled completion of construction and theatre openings are at various dates during fiscal 1998. The future minimum rental payments required under the terms of these leases total approximately $429 million.

    In addition, the Company entered into a master lease agreement during fiscal 1997 for three theatres with an expected cost of approximately $81 million. Rental amounts will be based on the final construction costs of the theatres and the lessor's cost of funds and will be finalized as the theatres open. The initial lease term under the agreement will be three years. The master lease agreement provides for a substantial residual value guarantee by the Company and includes purchase and renewal options. The Company expects these leases to be classified as operating leases.

    The Company records rent expense on a straight-line basis over the term of the lease. Included in long-term liabilities as of April 3, 1997 and March 28, 1996 is $16,278,000 and $12,858,000, respectively, of deferred rent representing pro rata future minimum rental payments for leases with scheduled rent increases.

    Rent expense is summarized as follows (in thousands):

                                                   1997       1996       1995
                                                 ---------  ---------  ---------
Minimum rentals................................  $  80,670  $  64,657  $  59,790
Percentage rentals based on revenues...........      2,008      2,354      1,970
                                                 ---------  ---------  ---------
                                                 $  82,678  $  67,011  $  61,760
                                                 ---------  ---------  ---------
                                                 ---------  ---------  ---------

NOTE 9--EMPLOYEE BENEFIT PLANS

    The Company sponsors a non-contributory defined benefit pension plan covering, after a minimum of one year of employment, all employees age 21 or older, who have completed 1,000 hours of service in their first twelve months of employment or in a calendar year and who are not covered by a collective bargaining agreement.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 9--EMPLOYEE BENEFIT PLANS (CONTINUED)
    The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of credited service with the Company (not exceeding thirty-five) and the employee's highest five year average compensation. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Plan assets are invested in a group annuity contract with an insurance company pursuant to which the plan's benefits are paid to retired and terminated employees and the beneficiaries of deceased employees.

    The following table sets forth the plan's funded status as of December 31, 1996 and 1995 (plan valuation dates) and the amounts included in the Consolidated Balance Sheets as of April 3, 1997 and March 28, 1996 (in thousands):

                                                                             1997       1996
                                                                           ---------  ---------
Actuarial present value of accumulated benefit obligation, including vested benefits of $11,139 and $10,041.................................  $  11,309  $  10,205
                                                                           ---------  ---------
                                                                           ---------  ---------
Projected benefit obligation for service rendered to date................  $  18,489  $  17,051
Plan assets at fair value................................................    (10,857)    (9,580)
                                                                           ---------  ---------
Projected benefit obligation in excess of plan assets....................      7,632      7,471
Unrecognized net loss from past experience different from that assumed
  and effects of changes in assumptions..................................       (686)    (1,509)
Unrecognized net obligation upon adoption being recognized over 15
  years..................................................................     (1,411)    (1,588)
                                                                           ---------  ---------
Pension liability........................................................  $   5,535  $   4,374
                                                                           ---------  ---------
                                                                           ---------  ---------

    Net pension expense includes the following components (in thousands):

                                                       1997       1996       1995
                                                     ---------  ---------  ---------
Service cost.......................................  $   1,191  $     855  $   1,261
Interest cost......................................      1,188        966        971
Actual return on plan assets.......................     (1,218)    (1,630)        55
Net amortization and deferral......................        563      1,096       (190)
                                                     ---------  ---------  ---------
Net pension expense................................  $   1,724  $   1,287  $   2,097
                                                     ---------  ---------  ---------
                                                     ---------  ---------  ---------

    The Company also sponsors a non-contributory Supplemental Executive Retirement Plan (the "SERP") which provides certain employees additional pension benefits. The actuarial present value of accumulated plan benefits related to the SERP was $569,000 and $379,000 as of April 3, 1997 and March 28, 1996, respectively, which is reflected in the Consolidated Balance Sheets.

    The weighted average discount rate used to measure the plans' projected benefit obligations was 7.0% for 1997 and 1996 and 7.75% in 1995. The rate of increase in future compensation levels was 6.0% for 1997, 1996 and 1995 and the expected long-term rate of return on assets was 8.5% for 1997, 1996 and 1995. A limited number of employees are covered by collective bargaining agreements under which payments are made to a union-administered fund.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 9--EMPLOYEE BENEFIT PLANS (CONTINUED)
    The Company sponsors a voluntary thrift savings plan covering the same employees eligible for the pension plan. Since inception of the savings plan, the Company has matched 50% of each eligible employee's elective contributions, limited to 3% of the employee's salary.

    The Company's expense under the thrift savings plan was $1,270,000, $1,032,000 and $1,015,000 for 1997, 1996 and 1995, respectively.

    The Company currently offers eligible retirees the opportunity to participate in a health plan (medical and dental) and a life insurance plan. Substantially all employees may become eligible for these benefits provided that the employee must be at least 55 years of age and have 15 years of credited service at retirement. The health plan is contributory, with retiree contributions adjusted annually; the life insurance plan is noncontributory. The accounting for the health plan anticipates future modifications to the cost-sharing provisions to provide for retiree premium contributions of approximately 20% of total premiums, increases in deductibles and co-insurance at the medical inflation rate and coordination with Medicare. Retiree health and life insurance plans are not funded. The Company is amortizing the transition obligation on the straight-line method over a period of 20 years.

    The following table sets forth the plans' accumulated postretirement benefit obligation reconciled with the amounts included in the Consolidated Balance Sheets as of April 3, 1997 and March 28, 1996 (in thousands):

                                                                               1997       1996
                                                                             ---------  ---------
Accumulated postretirement benefit obligation:
  Retirees.................................................................  $     618  $     557
  Fully eligible active plan participants..................................        513        438
  Other active plan participants...........................................      1,777      1,292
                                                                             ---------  ---------
Accumulated postretirement benefit obligation..............................      2,908      2,287
Unrecognized net obligation upon adoption being recognized over 20 years...       (697)      (747)
Unrecognized gain (loss)...................................................       (190)       105
                                                                             ---------  ---------
Postretirement benefit liability...........................................  $   2,021  $   1,645
                                                                             ---------  ---------
                                                                             ---------  ---------

    Postretirement expense includes the following components (in thousands):

                                                            1997         1996         1995
                                                         -----------  -----------  -----------
Service cost...........................................   $     199    $     192    $     188
Interest cost..........................................         172          208          202
Net amortization and deferral..........................          50           66           66
                                                              -----        -----        -----
Postretirement expense.................................   $     421    $     466    $     456
                                                              -----        -----        -----
                                                              -----        -----        -----

    For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 1997 was 7.5% for medical and 4.75% for dental. The rates were assumed to decrease gradually to 5.0% for medical and 3.0% for dental at 2020 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 9--EMPLOYEE BENEFIT PLANS (CONTINUED) the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of April 3, 1997 by $862,000 and the aggregate of the service and interest cost components of postretirement expense for 1997 by $164,000. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% for 1997 and 1996 and 7.75% for 1995.

NOTE 10--CONTINGENCIES

    The Company, in the normal course of business, is party to various legal actions. Management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

NOTE 11--FUTURE DISPOSITION OF ASSETS

    The Company has provided reserves for estimated losses from discontinuing the operation of fast food restaurants, for theatres which have been or are expected to be closed and for other future dispositions of assets.

    In conjunction with the opening of certain new theatres in fiscal 1986 through 1988, the Company expanded its food services by leasing additional space adjacent to those theatres to operate specialty fast food restaurants. The Company discontinued operating the restaurants due to unprofitability. The Company continues to sub-lease or to convert to other uses the space leased for these restaurants. The Company is obligated under long-term lease commitments with remaining terms of up to eleven years. As of April 3, 1997, the base rents aggregate approximately $779,000 annually, and $7,150,000 over the remaining term of the leases. As of April 3, 1997, the Company has subleased approximately 55% of the space with remaining terms ranging from 2 months to 68 months. Non-cancellable subleases currently aggregate approximately $496,000 annually, and $4,216,000 over the remaining term of the subleases.

NOTE 12--TRANSACTIONS WITH DURWOOD, INC.

    The Company and DI maintain intercompany accounts. Charges to the intercompany accounts include the allocation of AMC general and administrative expense of $116,000 in 1996 and 1995 and payments made by AMC on behalf of DI. There were no general and administrative allocations in 1997. DI and non-AMCE subsidiaries owed the Company $181,000 and $795,000 as of April 3, 1997 and March 28, 1996, respectively.

    The Board of Directors has approved an agreement (the "Merger Agreement") providing for the Merger of the Company and DI, with the Company remaining as the surviving entity. The Merger has been sought by members of the Durwood family so that they may hold their interests in the Company directly instead of indirectly through DI and a related entity. In the Merger, stockholders of DI would exchange their shares of DI stock for shares of the Company's stock. Although the outstanding shares of the Company's Common Stock will increase and the outstanding shares of its Class B Stock will decrease if the Merger is effected, no aggregate increase in total outstanding shares will occur because the shares of the Company owned by DI will be canceled and the shares of the Company held by other stockholders would not be exchanged in the Merger. A condition to the Merger is that the Merger

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

 YEAR (53 WEEKS) ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995

NOTE 12--TRANSACTIONS WITH DURWOOD, INC. (CONTINUED)
Agreement receive approval of the holders of a majority of the shares of Common Stock other than DI, the Durwood family, their spouses and children and officers and directors of the Company.

    DI is primarily a holding company with no significant operations or assets other than its equity interest in the Company. Management expects that the Merger will be accounted for as a corporate reorganization and that, accordingly, the recorded balances for consolidated assets, liabilities, total stockholders' equity and results of operations of the Company would not be affected. If the Merger occurs, the Company will be responsible for paying 50% of its costs in connection with the Merger; the aggregate merger costs for both the Company and DI are estimated to be approximately $2 million. Management does not believe that the transaction will have a significant effect on the Company's financial condition, liquidity or capital resources.

NOTE 13--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate that value.

    The carrying value of cash and equivalents and investments in debt securities approximates fair value because of the short duration of those instruments. The fair value of publicly held corporate borrowings was based upon quoted market prices. For other corporate borrowings, the fair value was based upon rates available to the Company from bank loan agreements or rates based upon the estimated premium over U.S. treasury notes with similar average maturities.

    The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                           1997                  1996
                                   --------------------  --------------------
                                   CARRYING     FAIR     CARRYING     FAIR
                                    AMOUNT      VALUE     AMOUNT      VALUE
                                   ---------  ---------  ---------  ---------
Financial assets:
  Cash and equivalents...........  $  24,715  $  24,715  $  10,795  $  10,795
Financial liabilities:
  Cash overdrafts................  $  11,175  $  11,175  $  22,848  $  22,848
  Corporate borrowings...........    315,072    315,804    126,150    126,992

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                      STATEMENTS OF OPERATIONS BY QUARTER

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                               JUNE 27,   JUNE 29,    SEPT. 26,    SEPT. 28,   DEC. 26,   DEC. 28,   APRIL 3,    MARCH 28,
                                 1996       1995        1996         1995        1996       1995      1997(3)      1996
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Total revenues...............  $ 161,927  $ 153,409   $ 202,436    $ 184,482   $ 163,192  $ 154,970  $ 222,042   $ 163,111
Total cost of operations.....    132,821    118,738     155,593      135,497     130,464    118,252    161,124     118,871
General and administrative...     13,025     11,085      11,647       14,497      13,910     11,437     18,065      15,040
Depreciation and
  amortization...............     11,674      9,972      12,740       10,471      13,129     10,399     22,260(2)     13,044(1)
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Operating income.............      4,407     13,614      22,456       24,017       5,689     14,882     20,593      16,156
Interest expense.............      4,909      8,309       4,852        8,318       5,275      7,883      6,986       4,318
Investment income............        182      2,226         139        2,440         343      1,958        192         428
Gain (loss) on disposition of
  assets.....................         18        (15)        (49)        (123)        (53)       159     --            (243)
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Earnings (loss) before income
  taxes and extraordinary
  item.......................       (302)     7,516      17,694       18,016         704      9,116     13,799      12,023
Income tax provision.........       (125)     3,100       7,125        7,400         285      3,800      5,615       5,000
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Earnings (loss) before
  extraordinary item.........       (177)     4,416      10,569       10,616         419      5,316      8,184       7,023
Extraordinary item--Loss on
  extinguishment of debt (net
  of income tax benefit of
  $13,400)...................     --         --          --           --          --        (19,350)    --          --
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Net earnings (loss)..........  $    (177) $   4,416   $  10,569    $  10,616   $     419  $ (14,034) $   8,184   $   7,023
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Preferred dividends..........      1,546      1,750       1,454        1,750       1,454      1,750      1,453       1,750
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Net earnings (loss) for
  common shares..............  $  (1,723) $   2,666   $   9,115    $   8,866   $  (1,035) $ (15,784) $   6,731   $   5,273
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Earnings (loss) per share
  before extraordinary item:
  Primary....................  $    (.10) $     .16   $     .51    $     .53   $    (.06) $     .21  $     .38   $     .31
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
  Fully diluted..............  $    (.10) $     .16   $     .44    $     .45   $    (.06) $     .21  $     .34   $     .29
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
Earnings (loss) per share:
  Primary....................  $    (.10) $     .16   $     .51    $     .53   $    (.06) $    (.93) $     .38   $     .31
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
  Fully diluted..............  $    (.10) $     .16   $     .44    $     .45   $    (.06) $    (.93) $     .34   $     .29
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------
                               ---------  ---------  -----------  -----------  ---------  ---------  ---------  -----------

                                   FISCAL YEAR
                               --------------------
                                1997(3)     1996
                               ---------  ---------
Total revenues...............  $ 749,597  $ 655,972
Total cost of operations.....    580,002    491,358
General and administrative...     56,647     52,059
Depreciation and
  amortization...............     59,803     43,886
                               ---------  ---------
Operating income.............     53,145     68,669
Interest expense.............     22,022     28,828
Investment income............        856      7,052
Gain (loss) on disposition of
  assets.....................        (84)      (222)
                               ---------  ---------
Earnings (loss) before income
  taxes and extraordinary
  item.......................     31,895     46,671
Income tax provision.........     12,900     19,300
                               ---------  ---------
Earnings (loss) before
  extraordinary item.........     18,995     27,371
Extraordinary item--Loss on
  extinguishment of debt (net
  of income tax benefit of
  $13,400)...................     --        (19,350)
                               ---------  ---------
Net earnings (loss)..........  $  18,995  $   8,021
                               ---------  ---------
                               ---------  ---------
Preferred dividends..........      5,907      7,000
                               ---------  ---------
Net earnings (loss) for
  common shares..............  $  13,088  $   1,021
                               ---------  ---------
                               ---------  ---------
Earnings (loss) per share
  before extraordinary item:
  Primary....................  $     .74  $    1.21
                               ---------  ---------
                               ---------  ---------
  Fully diluted..............  $     .73  $    1.20
                               ---------  ---------
                               ---------  ---------
Earnings (loss) per share:
  Primary....................  $     .74  $     .06
                               ---------  ---------
                               ---------  ---------
  Fully diluted..............  $     .73  $     .06
                               ---------  ---------
                               ---------  ---------

--------------

(1) During the fourth quarter of 1996, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. As a result, the Company recognized an impairment loss under SFAS 121 of $1,799.

(2) During the fourth quarter of 1997, the Company recognized an impairment loss under SFAS 121 of $7,231.

(3) Fiscal year 1997 consists of 53 weeks and the fiscal quarter ended April 3, 1997 consists of 14 weeks.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                                        PAGE
                                                        -----
Available Information..............................           1
Prospectus Summary.................................           2
Risk Factors.......................................          15
The Company........................................          25
Use of Proceeds....................................          28
Capitalization.....................................          29
Forecasted Distributions...........................          30
Dilution...........................................          32
The Company's Selected Financial Information.......          33
The Company's Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations.......................................          35
Business of the Company and its Properties.........          38
Leases.............................................          54
Management.........................................          59
AMC Entertainment Inc..............................          67
Certain Relationships and Transactions.............          81
Policies and Objectives with Respect to Certain
  Activities.......................................          82
Conflicts of Interest..............................          84
The Formation Transactions.........................          86
Principal Shareholders of the Company..............          88
Relationship Between AMCE and the Company after the
  Formation Transactions...........................          88
Description of Shares of Beneficial Interest.......          90
Provisions of Maryland Law and of the Company's
  Declaration of Trust and Bylaws..................          93
Shares Available for Future Sale...................          96
Federal Income Tax Consequences....................          97
Underwriting.......................................         108
Experts............................................         110
Validity of Shares.................................         110
Incorporation by Reference.........................         111
Glossary...........................................         112
Index to Financial Statements......................         F-1

                               ------------------

    THROUGH AND INCLUDING, DECEMBER 13, 1997 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               13,800,000 SHARES

                         ENTERTAINMENT PROPERTIES TRUST

                                COMMON SHARES OF
                              BENEFICIAL INTEREST
                           (PAR VALUE $.01 PER SHARE)

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                              GOLDMAN, SACHS & CO.

                           MORGAN STANLEY DEAN WITTER

                                  FURMAN SELZ

                       PRUDENTIAL SECURITIES INCORPORATED

                              SALOMON BROTHERS INC

                      REPRESENTATIVES OF THE UNDERWRITERS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------